   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1998
                                                 REGISTRATION NO. 333-63603


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 2
                                TO THE FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ONEIDA FINANCIAL CORP.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                                  6712                      (TO BE APPLIED FOR)
(State or Other Jurisdiction of                (Primary Standard                  (I.R.S. Employer
 Incorporation or Organization)    Industrial Classification Code Number)     Identification Number)

                                182 MAIN STREET
                          ONEIDA, NEW YORK 13421-1676
                                (315) 363-2000
         (Address, including Zip Code, and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)

                               MICHAEL R. KALLET
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            ONEIDA FINANCIAL CORP.
                                182 MAIN STREET
                          ONEIDA, NEW YORK 13421-1676
                                (315) 363-2000
           (Name, Address, including Zip Code, and Telephone Number,
                  including Area Code, of Agent for Service)

                                  Copies to:
                                ERIC LUSE, ESQ.
                               ALAN SCHICK, ESQ.
                     LUSE LEHMAN GORMAN POMERENK & SCHICK
                          5335 WISCONSIN AVENUE, N.W.
                                   SUITE 400
                            WASHINGTON, D.C. 20015

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                   CALCULATION OF REGISTRATION FEE
======================================================================================================
   TITLE OF EACH CLASS OF          AMOUNT TO     PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
 SECURITIES TO BE REGISTERED     BE REGISTERED    OFFERING  PRICE   AGGREGATE OFFERING    REGISTRATION
                                                      PER UNIT           PRICE (1)             FEE
------------------------------------------------------------------------------------------------------
      Common Stock
     $.10 par Value           2,307,117 shares       $10.00          $23,071,170              (2)
------------------------------------------------------------------------------------------------------
     Participation
       Interests                     (3)             ______             _______               (4)
======================================================================================================

___________________________
(1)  Estimated solely for the purpose of calculating the registration fee.
(2) A Registration fee of $6,806 was previously paid with the Form S-1 on September 17, 1998.
(3) Includes an indeterminate number of interests to purchase the Common Stock pursuant to the Oneida Savings Bank 401(K) Savings Plan in RSI Retirement Trust.
(4) The securities of Oneida Financial Corp. to be purchased by the Oneida Savings Bank 401(k) Savings Plan in RSI Retirement Trust as adopted by The Oneida Savings Bank are included in the amount shown for Common Stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
UP TO 1,970,663 SHARES OF COMMON STOCK

                                                          ONEIDA FINANCIAL CORP.
                                                                 182 MAIN STREET
                                                    ONEIDA, NEW YORK  13421-1676
                                                                  (315) 363-2000


================================================================================

     The Oneida Savings Bank, a New York-chartered savings bank (the "Bank"), is reorganizing from the mutual form of organization into a two-tier mutual holding company structure (the "Reorganization"). As part of the Reorganization, the Bank will convert to stock form and will become a wholly-owned subsidiary of Oneida Financial Corp., a Delaware corporation (the "Company"). The Company will become the majority owned subsidiary of Oneida Financial, MHC, a New York-chartered mutual holding company (the "Mutual Holding Company"). Concurrent with the Reorganization, the Company is offering for sale shares of its common stock, par value $.10 per share (the "Common Stock"), to depositors (pursuant to subscription rights), the Bank's tax-qualified employee benefit plans including its employee stock ownership plan, and to employees, officers and trustees of the Bank. Any unsubscribed shares of Common Stock may be offered for sale to the public in a community offering or syndicated community offering (the subscription and community offerings are referred to collectively as the "Offering"). The Reorganization and Offering are being made pursuant to the terms of a plan of reorganization which must be approved by the depositors of the Bank and by federal and state banking regulators. The Reorganization will not go forward if the Bank does not receive these approvals, or if the Company does not sell at least a minimum number of the shares of Common Stock offered.

================================================================================

                               TERMS OF OFFERING

     An independent appraiser has estimated that the pro forma market value of the Company is between $28.4 million and $38.5 million. Based on this estimate, the Company will issue between 2,843,760 and 3,847,440 shares of Common Stock. The Company is selling between 1,266,588 and 1,713,620 shares to depositors and the public, and is issuing between 1,521,442 and 2,058,421 shares to the Mutual Holding Company. The Company may increase the shares it issues in the Reorganization to up to 4,424,556 shares and increase the shares sold in the Offering to up to 1,970,663 shares, subject to receipt of regulatory approvals. As part of the Reorganization, 2.0% of the shares issued in the Reorganization, or 65,565 shares at the midpoint of the estimated valuation range, are being issued to The Oneida Savings Bank Charitable Foundation (the "Charitable Foundation"). Consequently, following completion of the Reorganization and Offering, the Mutual Holding Company will own 53.5% of the outstanding Common Stock, stockholders who purchase Common Stock in the Offering will own 44.5% of the outstanding Common Stock, and the Charitable Foundation will own 2.0% of the outstanding Common Stock. Based on these estimates, the Company is making the following offering of shares of Common Stock.

                                                                                        Adjusted
                                         Minimum       Midpoint         Maximum         Maximum
                                       -----------    -----------     -----------     -----------

 .  Price per share..................  $     10.00    $     10.00     $     10.00     $     10.00
 .  Number of shares offered.........    1,266,588      1,490,104       1,713,620       1,970,663
 .  Reorganization expenses..........  $   695,000    $   695,000     $   695,000     $   695,000
 .  Net Proceeds.....................  $11,970,880    $14,206,040     $16,441,200     $19,011,630
 .  Net Proceeds per share sold......  $      9.45    $      9.53     $      9.59     $      9.64

     PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE __ OF THIS PROSPECTUS.

     THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN COMMON STOCK IS SUBJECT TO MARKET RISK, INCLUDING A RISK OF LOSS OF PRINCIPAL INVESTED.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE NEW YORK STATE BANKING DEPARTMENT (THE "DEPARTMENT"), THE FDIC, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Trident Securities, Inc. will use its best efforts to assist the Company in selling at least the minimum number of shares but does not guarantee that this number will be sold. All funds received from subscribers will be held in an interest-bearing savings account at The Oneida Savings Bank until the completion or termination of the Reorganization. The Company has received conditional approval to list the Common Stock on the Small Cap Market of the Nasdaq Stock Market under the symbol "ONFC." Prior to the Offering, a public market for the Common Stock did not exist. There can be no assurance that an active and liquid trading market for the Common Stock will develop or be maintained, or that resales of the Common Stock will be made at or above the purchase price following completion of the Reorganization and Offering.

     For information on how to subscribe, call the Stock Information Center at
(315) 363-5088.

                           TRIDENT SECURITIES, INC.
                       PROSPECTUS DATED ___________, 1998

                                      MAP
                               OF NEW YORK STATE
                            HIGHLIGHTING MADISON AND
                                ONEIDA COUNTIES.

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING..............................................   1
SUMMARY AND OVERVIEW........................................................................   4
RISK FACTORS................................................................................   9
SELECTED FINANCIAL INFORMATION..............................................................  15
RECENT FINANCIAL DATA.......................................................................  17
ONEIDA FINANCIAL CORP.......................................................................  21
THE ONEIDA SAVINGS BANK.....................................................................  22
MARKET AREA.................................................................................  22
REGULATORY CAPITAL COMPLIANCE...............................................................  22
USE OF PROCEEDS.............................................................................  23
DIVIDEND POLICY.............................................................................  25
MARKET FOR COMMON STOCK.....................................................................  25
CAPITALIZATION..............................................................................  26
PRO FORMA DATA..............................................................................  27
COMPARISON OF VALUATION AND PRO FORMA
     INFORMATION WITH AND WITHOUT FOUNDATION................................................  32
PARTICIPATION BY MANAGEMENT.................................................................  33
THE REORGANIZATION AND OFFERING.............................................................  34
THE ONEIDA SAVINGS BANKSTATEMENTS OF INCOME.................................................  51
MANAGEMENT'S DISCUSSION  AND ANALYSISOF FINANCIAL CONDITION AND RESULTS  OF OPERATIONS......  52
BUSINESS OF ONEIDA FINANCIAL CORP...........................................................  69
BUSINESS OF THE BANK........................................................................  69
FEDERAL AND STATE TAXATION..................................................................  90
REGULATION91
MANAGEMENT OF ONEIDA FINANCIAL CORP......................................................... 100
MANAGEMENT OF THE BANK...................................................................... 102
RESTRICTIONS ON ACQUISITION OF THE COMPANY.................................................. 110
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY................................................. 111
TRANSFER AGENT AND REGISTRAR................................................................ 112
LEGAL AND TAX MATTERS....................................................................... 112
EXPERTS..................................................................................... 112
ADDITIONAL INFORMATION...................................................................... 112
GLOSSARY.................................................................................... G-1

     This document contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 16 of this Prospectus.

Please see the Glossary beginning on page G-l for the definitions of capitalized terms that are used in this Prospectus.

                                      (i)

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:   WHAT IS THE MUTUAL HOLDING COMPANY?

A: Oneida Financial, MHC (the "Mutual Holding Company") is a New York-chartered mutual corporation that is being established in connection with the mutual holding company reorganization (the "Reorganization") of The Oneida Savings Bank (the "Bank"). The Mutual Holding Company will be chartered under the laws of the State of New York and will be regulated by the New York Banking Department (the "Department") and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Mutual Holding Company will own 53.5% of the outstanding Common Stock of Oneida Financial Corp. (the "Company"), or 1,490,104 shares at the midpoint of the valuation range established by the independent appraisal. The remaining 46.5% of the Common Stock of the Company will be owned by persons who purchase Common Stock in the Offering and The Oneida Savings Bank Charitable Foundation (the "Charitable Foundation").

Q:   WHO WILL BE THE MINORITY STOCKHOLDERS OF THE COMPANY?

A: All persons who purchase Common Stock in the Offering, including the employee stock ownership plan ("ESOP") of the Bank as well as the Charitable Foundation will be the minority stockholders (the "Minority Stockholders") of the Bank, and will own 46.5% of its Common Stock upon completion of the Offering. The Mutual Holding Company will own 53.5% of the Common Stock of the Company, and will remain its majority stockholder as long as the Mutual Holding Company remains in existence.

Q:   WHAT IS THE PURPOSE OF THE REORGANIZATION AND OFFERING?

A: The primary purpose of the Reorganization and Offering is to raise additional equity capital to support the growth and expansion of the Bank. The increased capital also will be used to expand the Bank's lending and investment activities. The Reorganization will create a holding company and a stock savings bank, which is the corporate form used by all commercial banks and an increasing number of savings institutions. The holding company structure will expand the investment and operating authority currently available to the Bank. The Offering also will provide depositors with the opportunity to become stockholders of the Company. The Bank will also establish the Charitable Foundation that will be dedicated exclusively to supporting charitable causes and community development activities in the Bank's market area.

Q: WHY IS THE BANK FORMING A TWO-TIER MUTUAL HOLDING COMPANY AND CONDUCTING A MINORITY STOCK OFFERING INSTEAD OF UNDERGOING A FULL CONVERSION TO STOCK FORM?

A: At the present time, the Bank does not need all of the capital that would be raised in a full stock conversion. A savings institution that converts to stock form using the mutual holding company structure sells only a minority of its shares to the public. By doing so, the converting institution raises less than half the capital that would be raised in a full conversion. However, with the mutual holding company structure the Bank will have the flexibility to raise additional capital in the future. Moreover, the Bank's Board of Trustees intends to maintain the independence and community control of the Bank. Because the Mutual Holding Company will control a majority of the Company's Common Stock, the Reorganization will permit the Bank to achieve the benefits of being a stock company without the loss of control by the Bank's Board of Directors. The mid-tier mutual holding company structure will permit the Bank to achieve the benefits of being a stock company, such as additional flexibility to diversify its business activities through existing or newly-formed subsidiaries, or through acquisitions of, or mergers with, other financial institutions and financial services related to companies. The Bank may acquire or merge with other financial institutions directly and diversify without utilizing its bank holding company parent. The Bank currently has no specific plans, arrangements or understandings regarding any such expansions or acquisitions, nor has management established criteria to identify potential candidates for acquisition.

Q:   HOW DO I ORDER THE COMMON STOCK?

A: You must complete and return the Stock Order Form to the Bank, together with your payment, on or before December 21, 1998. Please review the Stock Order Form carefully before sending us any payment.

Q:   HOW MUCH STOCK MAY I ORDER?

A: The minimum order is 25 shares (or $250). The maximum order for any individual person or persons ordering through a single account is 15,000 shares (or $150,000). In certain instances, your order may be grouped together with orders by other persons who are associated with you (such as your spouse, child or relatives living in your home or corporations, partnership and trusts of which you are an officer, director or trustee), or with whom you are acting in concert, and, in that event, the aggregate order may not exceed 25,000 shares (or $250,000). The maximum purchase limitation may be decreased or increased without notifying you. However, if the maximum purchase limitation is increased, and you previously subscribed for the maximum number of shares, you will be notified of the increase and given the opportunity to subscribe for additional shares.

Q:   WHO HAS SUBSCRIPTION RIGHTS AND WHAT ARE THE SUBSCRIPTION PRIORITIES?

A: Subscription rights to purchase Common Stock will be offered on a priority basis to the following classes of persons:

     . First, to persons who had one or more deposit accounts with the Bank totaling at least $100 on December 31, 1996 ("Eligible Account Holders").

     . Second, up to 10% of the shares sold in the Offering, may be purchased by the Bank's tax-qualified employee benefit plans, including the Bank's ESOP, which intends to purchase shares equal to 8% of the Minority Ownership Interest. In addition, participants in the Bank's 401(k) Plan will be given the opportunity to subscribe for shares of Common Stock through their 401(k) Plan.

     . Third, to persons who had one or more deposit accounts with the Bank totaling at least $100 on September 30, 1998 ("Supplemental Eligible Account Holders").

     . Fourth, to employees, officers and trustees of the Bank, who do not qualify in any of the above categories.

     Subscription rights are not transferable. Selling or transferring subscription rights is illegal.

Q:   WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES TO FILL ALL ORDERS?

A: If the Offering is oversubscribed, shares will be allocated based upon a deposit formula set forth in the Plan of Reorganization and described in "The Reorganization and Offering - Purchase Priorities and Method of Offering Shares." In recent periods a number of stock offerings by financial institutions have been oversubscribed. There can be no assurance that a subscriber in the Offering will have his or her subscription filled. If insufficient shares of Common Stock are available in the first category, the Bank will allocate shares in such a manner that will allow Eligible Account Holders to purchase at least 100 shares. Likewise, if insufficient shares of Common Stock are available in the third category, the Company will allocate shares in such a manner that will allow Supplemental Eligible Account Holders to purchase at least 100 shares.

Q:   WILL SHARES BE OFFERED TO ANYONE OTHER THAN PERSONS WITH SUBSCRIPTION
     RIGHTS?

A: If persons with subscription rights do not subscribe for all of the shares offered, any remaining shares will be offered to certain members of the general public in a community offering, with a preference for natural persons residing in the Bank's community consisting of Madison county, New York, the cities and towns of Annsville, Camden, Florence, Sherrill, Vernon, Verona and Vienna in Oneida county, New York and the towns of Fabius, Manlius and Pompey in Onondaga county, New York.

Q: WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER OR NOT TO BUY COMMON STOCK?

A: Before you decide to purchase Common Stock, you should read the entire Prospectus, including the "Risk Factors" section beginning on page _____ of the Prospectus.

Q:   WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE OFFERING?

A: In order to make an informed investment decision, you should read this entire Prospectus. This question and answer section highlights selected information and may not contain all of the information that is important to you. If you have any additional questions about the Offering, you may contact:

                           STOCK INFORMATION CENTER
                            THE ONEIDA SAVINGS BANK
                               126 LENOX AVENUE
                          ONEIDA, NEW YORK 13421-1676
                                (315) 363 -5088

     SELLING OR ASSIGNING YOUR SUBSCRIPTION RIGHTS IS ILLEGAL. ALL PERSONS EXERCISING THEIR SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT THEY ARE PURCHASING SHARES SOLELY FOR THEIR OWN ACCOUNT AND THAT THEY HAVE NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE BANK INTENDS TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT IT BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS. ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS WILL NOT BE HONORED. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES.

                              SUMMARY AND OVERVIEW

     This summary highlights selected information in this Prospectus and does not contain all the information that you need to know before making an informed investment decision. To understand the Offering fully, you should read the entire Prospectus carefully, including the financial statements and the notes to the financial statements of The Oneida Savings Bank. Certain financial information contained in the Prospectus has been derived from the audited financial statements of The Oneida Savings Bank.

     You should note as you read this Prospectus that at times capitalized terms are used. These capitalized terms are generally defined in the glossary that is at the end of this Prospectus. Defined terms are used to help you differentiate between the various components of the transaction, to simplify the discussion and to avoid unnecessary repetition by not having to define or describe a term each time it is used. For example, to avoid confusion, all of the steps that are part of the transactions described in this Prospectus are referred to as the "Reorganization," and the offer and sale of 44.5% of the Company's Common Stock is referred to as the "Offering". References to the "Bank" refer to The Oneida Savings Bank. References to "Company" refer to Oneida Financial Corp., and references to the "Mutual Holding Company" refer to Oneida Financial, MHC. To further assist you in reading this Prospectus, in addition to including a glossary at the end of this Prospectus, each term is also defined the first time that it is used.

THE REORGANIZATION

     The Reorganization involves a number of steps, including the following:

     . The Bank will establish the Company and the Mutual Holding Company, neither of which will have any assets prior to the completion of the Reorganization.

     . The Bank will convert from the mutual form of organization to the capital stock form of organization and issue 100% of its capital stock to the Company.

     . The Company will issue between 2,843,760 shares and 3,847,440 shares of Common Stock in the Reorganization: 53.5% of these shares (or between 1,521,442 shares and 2,058,421 shares) will be issued to the Mutual Holding Company, 44.5% of these shares (or between 1,266,588 shares and 1,713,620 shares) will be sold to depositors and the public, and 2.0% of these shares (or between 55,730 shares and 75,399 shares) will be issued to the Charitable Foundation.

     . Interests that depositors had in the Bank will become interests in the Mutual Holding Company, which will own 53.5% of the shares of Common Stock of the Company and indirectly of the Bank.

THE MUTUAL HOLDING COMPANY STRUCTURE

     The mutual holding company structure differs in significant respects from the bank holding company structure that is used in a standard mutual to stock conversion. A savings bank that converts to the stock form using the mutual holding company structure sells only a minority of its shares and raises less proceeds than would be raised in a standard mutual to stock conversion in which 100% of the shares are sold to depositors and the public. If additional capital is needed in the future, the shares that are issued to the Mutual Holding Company may be subsequently sold to depositors. See "Regulation--Holding Company Regulation--Mutual Holding Company Regulation." In addition, because the Mutual Holding Company controls a majority of the Company's Common Stock, the structure will permit the Bank to achieve the benefits of a stock company without a loss of control that often follows a complete conversion from mutual to stock form.

     In making business decisions, the Mutual Holding Company's Board of Trustees will consider a variety of constituencies, including the depositors and employees of the Bank, and the communities in which the Bank operates. As the majority stockholder of the Company, the Mutual Holding Company is also interested in the continued success and profitability of the Bank and the Company. Consequently, the Mutual Holding Company will act in a manner which furthers the general interest of all of its constituencies, including, but not limited to, the interest of the stockholders of the Company. The Mutual Holding Company believes that the interests of the stockholders of the Company, and those of the Mutual Holding Company's other constituencies, are in many circumstances the same, such as the increased profitability of the Company and the Bank and continued service to the communities in which the Bank operates.

THE COMPANY

     The Company is a Delaware corporation that was formed recently to become the holding company of the Bank. Accordingly, the Company has no results of operations. After the Reorganization, the Company will own all of the Bank's common stock. Purchasers in the Offering will own 44.5% of the Company's issued and outstanding Common Stock, the Charitable Foundation will own 2.0% of the shares of the issued and outstanding Common Stock, and the Mutual Holding Company will own 53.5% of the shares of the issued and outstanding Common Stock. Although these percentages may change in the future, the Mutual Holding Company must always own a majority of the Company's Common Stock.

                            Oneida Financial Corp.
                                182 Main Street
                          Oneida, New York 13421-1676
                                (315) 363-2000

THE BANK

     The Bank was organized in 1866 as a New York-chartered mutual savings bank. At June 30, 1998, the Bank had total assets of $217.6 million, total deposits of $189.2 million, and retained earnings of $28.0 million. The Bank is a community-oriented savings bank that operates from its main office and four branch locations in Camden, Cazenovia, Hamilton and Oneida, New York. Historically, the Bank has emphasized the origination of loans secured by residential real estate. In recent years, the Bank also has increased its consumer, commercial real estate and commercial business lending. At June 30, 1998, $88.0 million, or 62.0%, of the Bank's loan portfolio consisted of loans secured by one-to-four family real estate, $16.8 million, or 11.9%, consisted of consumer loans, $14.5 million, or 10.2%, consisted of loans secured by commercial real estate, and $11.6 million, or 8.1%, consisted of commercial business loans. The Bank also invests in investment securities and mortgage-backed securities. At June 30, 1998, investment securities totaled $39.6 million and mortgage-backed securities totaled $16.6 million. In 1984, the Bank began offering trust and estate administration services, as well as custody and investment management services. At June 30, 1998, the Bank's trust department had $5.5 million of assets under management.

                            The Oneida Savings Bank
                                182 Main Street
                          Oneida, New York 13421-1676
                                (315) 363-2000

THE STOCK OFFERING

     The Company is offering for sale between 1,266,588 shares and 1,713,620 shares of its Common Stock, for a price of $10.00 per share. The Offering may be increased to up to 1,970,663 shares without further notice to subscribers, if the FDIC does not object.

STOCK PURCHASE PRIORITIES

     The Common Stock is being offered for sale in the following order of priority in a Subscription Offering:

     (i) the Bank's Eligible Account Holders (holders of deposit accounts totaling at least $100 as of December 31, 1996);

     (ii) up to 10% of the shares sold in the Offering, may be purchased by the Bank's tax-qualified employee benefit plans, including the Bank's ESOP, which intends to purchase shares equal to 8% of the Minority Ownership Interest. In addition, participants in the Bank's 401(k) Plan will be given the opportunity to subscribe for shares of Common Stock through their 401(k) Plan.

     (iii) the Bank's Supplemental Eligible Account Holders (holders of deposit accounts totaling at least $100 as of September 30, 1998); and

     (iv) employees, officers and trustees of the Bank, who do not qualify in any of the above categories.

     Any shares not subscribed for will be offered to certain members of the general public in a community offering, with preference given first to natural persons residing in Madison county, New York, the cities and towns of Annsville, Camden, Florence, Sherrill, Vernon, Verona and Vienna in Oneida county, New York and the towns of Fabius, Manlius and Pompey in Onondaga county, New York. The Company has engaged Trident Securities, Inc. to assist it on a best efforts basis in selling the Common Stock in the Offering. See pages __ to __.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     The Company's Board of Directors has set the purchase price of Common Stock at $10.00 per share, the price most commonly used in stock offerings involving mutual to stock conversions of mutual savings institutions. The number of shares of Common Stock issued in the Offering is based on the independent valuation prepared by FinPro, Inc. ("FinPro"), an appraisal firm experienced in appraisals of savings institutions. FinPro will receive a fee of $25,000 for its services. Recent market volatility, as well as a weakening in the market for financial institution securities generally, resulted in FinPro updating its original appraisal, dated September 9, 1998, to decrease the pro forma market value of the Company by 15%. Consequently, the number of shares of Common Stock being offered to the public has been decreased by 15%. The independent valuation states that as of October 7, 1998 the estimated pro forma market value of the Company ranged from a minimum of $28,437,600 to a maximum of $38,474,400, with a midpoint of $33,456,000. Based on this valuation and the $10.00 per share price, the number of shares of Common Stock that the Company will issue will range from between 2,843,760 shares to 3,847,440 shares. The Company and the Bank have decided to offer between 1,266,588 shares and 1,713,620 shares of Common Stock to depositors and the public. In addition, the Company will issue between 55,730 shares and 75,399 shares to the Charitable Foundation. The shares of the Common Stock that are not sold in the Offering or issued to the Charitable Foundation will be issued to the Mutual Holding Company. The establishment of the Charitable Foundation had the effect of reducing the valuation of the Company. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation."

     FinPro will update its appraisal of the pro forma market value of the Company at the completion of the Offering. Based upon this update which will consider changes in market and financial conditions and demand for the Common Stock, the estimated valuation range may increase by up to 15%, or $44,245,560. If this occurs, the maximum number of shares that can be sold to depositors and the public can increase to up to 1,970,663 shares, and the number of shares to be issued to the Charitable Foundation can increase to 86,709 shares. The Company will not notify subscribers if the maximum number of shares to be sold increases by 15% or less. The Company will, however, notify subscribers if the estimated valuation range and the maximum number of shares to be sold is increased by more than 15% or if the minimum of the estimated valuation range is decreased. THE INDEPENDENT VALUATION IS NOT A RECOMMENDATION AS TO THE ADVISABILITY OF PURCHASING SHARES, AND YOU SHOULD NOT BUY COMMON STOCK BASED ON THE INDEPENDENT VALUATION.

TERMINATION OF THE OFFERING

     The Offering to depositors will terminate at __:___ New York time, on December 15, 1998. The Community Offering may terminate on or after December 15, 1998, but in any event, no later than January 29, 1999, without regulatory approvals. If the Reorganization and Offering are not completed by __________, 1999, all subscribers will be notified and will be given the opportunity to cancel or modify their order.

BENEFITS TO MANAGEMENT FROM THE OFFERING

     The Company intends to implement for the benefit of the employees, directors and officers of the Company and the Bank, the ESOP, a stock option plan ("Stock Option Plan") and a stock award plan ("Stock Award Plan"). These benefit plans would result in employees, officers and directors being eligible to receive in the aggregate 326,709 shares of Common Stock (at the midpoint of the Offering Range). Assuming that the Stock Option Plan and Stock Award Plan were funded from shares purchased in the open market, employees, directors/trustees and officers would own (at the midpoint) 38.13% of the outstanding shares of Common Stock owned by persons other than the Mutual Holding Company (the "Minority Ownership Interest").

     ESOP. Full-time employees of the Bank will participate in an ESOP, which is a form of retirement plan, that will purchase up to 8% of the Common Stock owned by persons other than the Mutual Holding Company (the "Minority Ownership Interest"). The estimated cost to fund the ESOP is $1.1 million at the minimum of the Offering Range and $1.4 million at the maximum of the Offering Range assuming a price of $10.00 per share. A portion of the net proceeds of the Offering will be used to fund the purchase of shares for the ESOP. For further information, see "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan and Trust."

     STOCK OPTION PLAN. The Stock Option Plan will provide for the grant of options to purchase Common Stock equal to 10% of the Minority Ownership Interest. The exercise price of each option will be equal to the closing price of the Common Stock on the date the option is granted. No options will be granted until after stockholders approve the Stock Option Plan. For further information, see "Management of the Bank--Benefit Plans--Stock Option Plan." The Board of Directors has not yet determined how many options each individual officer, director or employee will receive.

     STOCK AWARD PLAN. The Stock Award Plan expects to provide for the award of shares of Common Stock equal to 3% of the Minority Ownership Interest to officers, employees and directors of the Bank, if the Stock Award Plan is implemented within one year after the completion of the Offering. If the Stock Award Plan is implemented later than one year after the completion of the Offering, up to 5% of the Minority Ownership Interest may be granted, subject to stockholder approval. Shares of Common Stock awarded under the Stock Award Plan will be at no cost to the recipient, and in the aggregate will have a value of $396,695 at the minimum of the Offering and $536,706 at the maximum of the Offering, assuming a value of $10.00 per share. For further information, see "Management of the Bank--Benefit Plans--Stock Award Plan." The Board of Directors has not yet determined how many shares of Common Stock will be awarded to officers, directors or employees of the Bank.

     The Stock Award Plan and Stock Option Plan will not be adopted until at least six months after the completion of the Reorganization, and are subject to stockholder approval. See pages ___ to ___.

     The following table presents the dollar value of the shares to be granted pursuant to the proposed stock benefit plans and the percentage of the Company's outstanding Common Stock which will be represented by these shares.


                                                          PERCENTAGE OF
                                  VALUE OF                 OUTSTANDING
                             SHARES GRANTED/(1)/           COMMON STOCK
                             -------------------           -------------

 BENEFIT PLAN:
 ESOP.......................          $1,244,608               3.69%
 Stock Award Plan...........             466,728               1.40
 Stock Option Plan..........                  -- /(2)/         4.61
                                      ----------               ----
                                      $1,711,336               9.70%
                                      ==========               ====

---------------------
/(1)/ Assumes shares are granted at $10.00 per share and that shares are sold in the Offering at the midpoint of the Offering Range.
/(2)/ Recipients of stock options realize value only in the event of an increase in the price of the Common Stock of the Company following the date of grant of the stock options. Options to purchase 155,557 shares (at the midpoint of the Offering) may be granted if the Stock Option Plan is approved by stockholders.

THE CHARITABLE FOUNDATION

     To further our commitment to our local community, the Bank intends to establish the Charitable Foundation as part of the Reorganization. The Company will contribute to the Charitable Foundation 2.0% of the shares of Common Stock issued in the Reorganization and $100,000 in cash. The Charitable Foundation is being funded with shares of Common Stock because of management's belief that over time the value of the shares of Common Stock will provide a greater endowment to the local community than would a cash contribution. Funding the Charitable Foundation with Common Stock also may be a means of enabling the communities served by the Bank to share in the growth and success of the Company. The Charitable Foundation will benefit the Company and the Bank by allowing them to develop a unified charitable donation strategy and by centralizing the responsibility for administration and allocation of corporate charitable funds. The Charitable Foundation will be dedicated exclusively to supporting charitable causes and community development activities in the Bank's market area. Due to the issuance of additional shares of Common Stock to the Charitable Foundation, the ownership and voting interests of all stockholders of the Company will be diluted by approximately 2.0%. Shares of Common Stock held by the Charitable Foundation will be voted in the same ratio as shares voted by minority stockholders. The Company will incur an expense equal to the full amount of the contribution to the Charitable Foundation, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made. Such expense will reduce the Company's earnings. See "Risk Factors--The Expense and Dilutive Effect of the Contribution of Shares and Cash to the Charitable Foundation," "Pro Forma Data," and "The Reorganization and Offering-- Establishment of the Charitable Foundation."

USE OF THE PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

     The Company estimates that the net proceeds from the Offering will be used as follows:

     .    50% will be used to buy all the capital stock of the Bank.
     . 8% will be loaned to the ESOP to fund its purchase of Common Stock (assuming a purchase price of $10.00 per share).
     . 42% will be retained as a possible source of funds for the payment of dividends to stockholders, the repurchase of Common Stock, and for other general corporate purposes.

     The proceeds to be received by the Bank will be available for general corporate purposes, the opening of new branch offices, renovation of existing offices, branch or whole bank acquisitions, new loan originations and the purchase of investment and mortgage-backed securities. See pages ___ to ___.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING COMMON STOCK

     To ensure proper identification of stock purchase priorities, Eligible Account Holders and Supplemental Eligible Account Holders must list all deposit accounts on their stock order forms, giving all names on each deposit account and the account numbers at the applicable date. THE FAILURE TO PROVIDE ACCURATE AND COMPLETE ACCOUNT INFORMATION ON THE STOCK ORDER FORM MAY RESULT IN A REDUCTION OR ELIMINATION OF YOUR ORDER.

     Full payment by check, cash (except by mail), money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original stock order form. THE COMPANY IS NOT OBLIGATED TO ACCEPT AN ORDER SUBMITTED ON PHOTOCOPIED OR TELECOPIED STOCK ORDER FORMS. THE COMPANY WILL NOT ACCEPT STOCK ORDER FORMS IF THE CERTIFICATION APPEARING ON THE REVERSE SIDE OF THE STOCK ORDER FORM IS NOT EXECUTED. THE COMPANY IS NOT REQUIRED TO DELIVER A PROSPECTUS AND A STOCK ORDER FORM BY ANY MEANS OTHER THAN THE UNITED STATES POSTAL SERVICE.

DIVIDENDS

     The Company intends to pay an annual cash dividend of $.30 per share, payable semi-annually. The payment of dividends is expected to begin following the second full quarter after completion of the Reorganization and Offering. See pages ____ and ______.

MARKET FOR THE COMMON STOCK

     The Company has never issued stock, and consequently, there is no existing market for the Common Stock. The Company has received conditional approval to have the Common Stock quoted on the Nasdaq Small Cap Market under the symbol "ONFC." Trident Securities, Inc. intends to make a market in the Common Stock. Based upon Trident's prior experience in identifying additional market makers, the Company expects that additional market makers will be identified. There can be no assurance that an active or liquid trading market will develop, or that if a market develops, it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Company or any market maker. There can be no assurance that purchasers will be able to sell their shares of Common Stock at or above the price they pay for such shares. See "Risk Factors
- Recent Market Volatility," "--Absence of Market for Common Stock" and "Market For Common Stock."

IMPORTANT RISKS IN PURCHASING AND OWNING THE COMPANY'S COMMON STOCK

     Before deciding to purchase Common Stock in the Offering, carefully read the "Risk Factors" section on pages __ to __ of this Prospectus, in addition to the other sections of this Prospectus.

     The shares of Common Stock offered hereby:

     . Are not deposit accounts;

     . Are not insured or guaranteed by the FDIC, or any other government agency; and

     . Are not guaranteed by the Company, the Mutual Holding Company or the Bank.

     The Common Stock is subject to investment risk, including the possible loss of principal invested.

                                 RISK FACTORS

     In addition to the other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment in the Common Stock.

RECENT MARKET VOLATILITY--IMPACT ON COMMON STOCK PRICE

     In recent months, stock markets in the United States and worldwide have been extremely volatile. The securities of individual companies have, in many instances, experienced significant fluctuations in price for reasons unrelated to the specific company's financial condition, results of operations or business prospects. In particular, the value of all financial institution securities has been adversely affected by weakening economies worldwide, even though local community-based financial institutions may not have any credit exposure outside the United States. Recent market volatility, as well as a weakening in the market for financial institution securities generally, resulted in FinPro updating its appraisal to decrease the pro forma market value of the Company by 15%. During the period commencing June 30, 1998, and ending September 30, 1998, the Dow Jones Industrial Average decreased by 12.4% and the S&P 500 Index decreased by 10.3%, while the index of all publicly traded savings institutions decreased by 21.9%. Consequently, an investor should understand that, in the short-term, the value of an investment in the Common Stock is subject to fluctuation, including loss, due to volatility in stock markets generally.

REDUCED RETURN ON AVERAGE EQUITY AFTER THE REORGANIZATION - IMPACT ON COMMON STOCK PRICE

     Return on average equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Bank's equity as a percentage of assets will significantly increase as a result of the net proceeds received in the Offering. The Bank anticipates that it will take time to prudently reinvest the capital raised in the Offering. The Company and the Bank do not have any immediate, specific plans for the investment of net proceeds received in the Offering, although ultimately, such proceeds are expected to be invested in loans and investment securities and may also be utilized to help the Bank take advantage of expansion opportunities that may arise. The Company and the Bank will have, subject to applicable law and regulations, total discretion over the investment of the net proceeds of the Offering. Consequently, the Company's post-Reorganization return on equity is expected to be less than the average return on equity for publicly traded savings institutions and their holding companies. A return on average equity which is below that of other financial institutions may adversely affect the Company's Common Stock price. For the six months ended June 30, 1998 and the year ended December 31, 1997, the Bank's return on average equity was 5.80% and 4.83%, respectively. If the Reorganization and Offering had been completed as of June 30, 1998 and December 31, 1997, the Company's return on average equity would have been 4.58% and 3.89%, respectively. Based on information provided by FinPro for both June 30, 1998 and December 31, 1997, the return on average equity for all publicly traded savings banks as of October 23, 1998 was 8.23%. See "Selected Financial Information" for numerical information regarding the Bank's historical return on equity and "Capitalization" for a discussion of the Company's estimated pro forma consolidated capitalization as a result of the Reorganization and Offering. In addition, the expenses associated with the ESOP and the Stock Award Plan (see "Pro Forma Data"), along with other ongoing post-Reorganization expenses, are expected to contribute initially to reduced earnings. In the short term, the Bank will have difficulty in improving its interest rate spread and thus the return on equity to stockholders. Consequently, management of the Bank is unable to predict when the Company's return on equity will normalize and for the foreseeable future, investors should not expect a return on equity that will meet or exceed the return on equity for publicly-traded thrift institutions, and no assurances can be given that this goal can be attained.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT ON EARNINGS

     The Bank's financial condition and results of operations are significantly affected by changes in interest rates. The Bank's results of operations depend substantially on its net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense paid on interest-bearing liabilities. Since the Bank's interest-bearing liabilities generally reprice or mature more quickly than its interest-earning assets, an increase in interest rates would result in a decrease in the Bank's average interest rate spread and net interest income. Historically, the Bank has sought to make its interest-earning assets more interest rate sensitive by emphasizing the origination of adjustable rate mortgage ("ARM") loans and adjustable rate commercial business loans. At June 30, 1998, $108.7 million, or 76.5% of the Bank's loan portfolio consisted of loans with adjustable interest rates. In a period of rising interest rates, the risk that borrowers may default on adjustable rate loans increases. The Bank has also sought to reduce the exposure of its net interest income to increases in market interest rates by investing in readily marketable, liquid U.S. government and agency securities with terms of five to seven years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Market Risk--Management of Interest Rate Risk."

     Changes in interest rates also affect the value of the Bank's interest-earning assets, in particular, the Bank's investment securities portfolio. Generally, the value of investment and mortgage-backed securities portfolios fluctuates inversely with changes in interest rates. At June 30, 1998, the Bank's investment and mortgage-backed securities portfolios totaled $39.6 million and $16.6 million, respectively, all of which were classified as available for sale. Unrealized gains and losses on securities available for sale are reported as a separate component of equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse affect on stockholders' equity. See "Business of the Bank--Securities Investment Activities."

     The Bank is also subject to reinvestment risk relating to changes in interest rates which can affect the average life of loans and mortgage-backed securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-backed securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, the Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates that are comparable to the rates on the maturing loans or securities.

LENDING RISKS ASSOCIATED WITH CONSUMER, COMMERCIAL BUSINESS AND COMMERCIAL REAL ESTATE LENDING

     At June 30, 1998, the Bank's consumer loans totaled $16.8 million, or 11.9% of total loans, commercial real estate loans totaled $14.5 million, or 10.2% of total loans, and commercial business loans totaled $11.6 million, or 8.1% of
total loans.   Since 1996, the Bank has actively sought to increase the level of its consumer, commercial business and commercial business lending. The Bank intends to continue the origination of consumer, commercial real estate and commercial business loans. Consumer, commercial real estate and commercial business loans generally expose a lender to greater credit risk than loans secured by one-to-four family real estate. This is so because in the case of:
(i) consumer loans, such loans are collateralized with assets that may not provide an adequate source of payment of the loan due to depreciation, damage or loss; (ii) commercial real estate loans, repayment of the loan is dependent on income being generated in amounts sufficient to cover operating expenses and debt service; and (iii) commercial business loans, repayment is generally
dependent on the successful operation of the borrower's business.   See
"Management's Discussion and Analysis of Financial Condition and Results of Operations--Operating Strategy--Complementing the Bank's Traditional Lending by Growing its Portfolio of Higher Yielding Consumer, Commercial Business Loans and Commercial Real Estate Loans."

MINORITY PUBLIC OWNERSHIP AND CERTAIN ANTI-TAKEOVER PROVISIONS--CONTROL BY THE MUTUAL HOLDING COMPANY

     VOTING CONTROL OF THE MUTUAL HOLDING COMPANY. Under New York law, the Bank's Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan of Reorganization"), and the Company's governing corporate instruments, at least 51% of the Company's voting shares must be owned by the Mutual Holding Company. The Mutual Holding Company will be controlled by its board of trustees, who will consist of persons who are members of the board of directors of the Company and the Bank. The Mutual Holding Company will elect all members of the board of directors of the Company and, as a general matter, will control the outcome of all matters presented to the stockholders of the Company for resolution by vote, except for matters that require a vote greater than a majority. The Mutual Holding Company, acting through its board of trustees, will be able to control the business and operations of the Company and the Bank and will be able to prevent any challenge to the ownership or control of the Company by stockholders other than the Mutual Holding Company ("Minority Stockholders"). Accordingly, a change in control of the Company and the Bank cannot occur unless the Mutual Holding Company first converts to the stock form of organization. Although New York law, applicable regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, it is not anticipated that a conversion of the Mutual Holding Company will occur in the foreseeable future, and there can be no assurance when, if ever, such a conversion would occur.

     PROVISIONS IN THE COMPANY'S AND THE BANK'S GOVERNING INSTRUMENTS. In addition, certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, as well as certain federal and state regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings of stockholders, and limits on the ability of Minority Stockholders to vote Common Stock in excess of 5% of the issued and outstanding shares (inclusive of shares issued to the Mutual Holding Company). The regulations of the Department prohibit, except with the prior approval of the Superintendent of Banks of the State of New York (the "Superintendent"), for a period of one year following the date of the Reorganization, offers to acquire or the acquisition of beneficial ownership of more than 5% of the equity securities of the Bank or the Company. The Bank's Restated Organization Certificate also prohibits, for three years, the acquisition, directly or indirectly, of the beneficial ownership of more than 10% of the Bank's or Company's equity securities.

DIVIDEND WAIVERS BY THE MUTUAL HOLDING COMPANY--IMPACT ON MINORITY STOCKHOLDERS IN THE EVENT OF A MUTUAL HOLDING COMPANY CONVERSION

     It has been the policy of many mutual holding companies to waive the receipt of dividends declared by their subsidiaries. In connection with its approval of the Reorganization, however, the Federal Reserve Board is expected to impose certain conditions on the waiver by the Mutual Holding Company of dividends paid on the Common Stock. In particular, it is expected that the Mutual Holding Company will be required to obtain prior Federal Reserve Board approval before it may waive any dividends. As of the date hereof, management does not believe that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested its approval. The cumulative amount of waived dividends, if any, must be maintained in a restricted capital account which would be added to any liquidation account of the Bank, and would not be available for distribution to Minority Stockholders. The Plan of Reorganization also provides that if the Mutual Holding Company converts to stock form in the future, any waived dividends would reduce the percentage of the converted company's shares of Common Stock issued to Minority Stockholders in connection with any such transaction. See "Regulation--Holding Company Regulation--Mutual Holding Company Regulation." It is not currently intended that the Mutual Holding Company will waive dividends declared by the Company.

THE EXPENSE AND DILUTIVE EFFECT OF THE CONTRIBUTION OF SHARES AND CASH TO THE CHARITABLE FOUNDATION--DILUTION TO PUBLIC STOCKHOLDERS

     The Bank intends to establish the Charitable Foundation in connection with the Reorganization. The Company will make a contribution to the Charitable Foundation in the form of shares of Common Stock equal to 2.0% of the shares outstanding after the completion of the Offering, or 65,565 shares at the midpoint of the Offering, and a $100,000 cash contribution. Due to the issuance of additional shares of Common Stock to the Charitable Foundation, persons purchasing shares in the Offering will have their ownership and voting interests in the Company diluted by 2.0%. The contribution of Common Stock to the Charitable Foundation will be dilutive to the interests of stockholders and the aggregate contribution will have an adverse impact on the reported earnings of the Company in the fiscal year in which the Charitable Foundation is established and the contribution is made. If the Charitable Foundation had been established and the contribution made at June 30, 1998, and assuming the sale of the Common Stock at the midpoint of the estimated valuation range, the Bank would have reported net income of $333,000 rather than reporting net income of $802,000 for the six months ended June 30, 1998. See "The Reorganization and Offering-- Establishment of the Charitable Foundation."

STRONG COMPETITION WITHIN THE BANK'S MARKET AREA

     Competition in the banking and financial services industry is intense. The Bank competes with commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services that the Bank does not or cannot provide. Moreover, credit unions, which offer substantially the same services as the Bank, are not subject to federal or state income taxation. Trends toward the consolidation of the financial services industry, and the removal of restrictions on interstate branching and banking powers may make it more difficult for smaller institutions such as the Bank to compete effectively with large national and regional banking institutions. The Bank's profitability depends upon its continued ability to successfully compete in its market area.


INTENT TO REMAIN INDEPENDENT--INABILITY TO OBTAIN A TAKEOVER PREMIUM FOR COMMON STOCK

     The Bank operates as an independent community bank, and intends to continue to do so following the Reorganization. The Bank and the Company will be controlled by the Mutual Holding Company, and control of the Mutual Holding Company may not be sold to a third party. Accordingly, persons should not subscribe for shares of Common Stock with an expectation that a sale of control of the Bank or the Company is imminent. See "Business of the Bank."

REGULATORY OVERSIGHT AND LEGISLATION

     The Bank is subject to extensive regulation, supervision and examination by the Department and by the FDIC. The Bank is also a member of the Federal Home Loan Bank System and is subject to certain limited regulations promulgated by the Federal Home Loan Bank. As bank holding companies, the Company and the Mutual Holding Company also will be subject to regulation and oversight by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, which are intended to strengthen the financial condition of the banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets, and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight whether in the form of regulatory policy, regulations, or legislation, could have a material impact on the Bank, the Company and the Mutual Holding Company. See "Regulation."

UNCERTAINTY AS TO FUTURE GROWTH OPPORTUNITIES

     In an effort to fully deploy the capital raised in the Offering and to increase loan and deposit growth, the Bank may seek to further expand its banking franchise by acquiring other financial institutions, or additional branches in central New York. The Bank's ability to grow through selective acquisitions of other financial institutions or branches of financial institutions will depend on successfully identifying, acquiring and integrating such institutions or branches. The Company and the Bank cannot assure prospective purchasers of Common Stock that they will be able to generate internal growth or identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches into the Bank. The Bank currently has no specific plans, arrangements or understandings regarding any such expansions or acquisitions, nor has management established criteria to identify potential candidates for acquisition.

GEOGRAPHIC CONCENTRATION OF LOANS--LACK OF GEOGRAPHIC DIVERSIFICATION

     The Bank's lending activities are primarily conducted in Madison County, New York and the surrounding counties. If the local economy, national economy or real estate market weakens, the financial condition and results of operations of the Bank could be adversely affected. A weakening in the local real estate market or a decline in the local economy could increase the number of delinquent or nonperforming loans and reduce the value of the collateral securing such loans, which would reduce the Bank's net income.

ABSENCE OF MARKET FOR COMMON STOCK

     The Company, as a newly organized company, has never issued capital stock and, consequently, there is no established market for the Common Stock at this time. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq Small Cap Market under the symbol "ONFC." Trident Securities, Inc. intends to make a market in the Common Stock. Based upon Trident Securities, Inc.'s prior experience in identifying additional market makers, the Company expects that additional market makers will be identified. There can be no assurance that market makers will be obtained, that an active and liquid market for the Common Stock will develop or be maintained, or that resales of the Common Stock can be made at or above the price that is paid for such shares.

IRREVOCABILITY OF ORDERS; POTENTIAL DELAY IN COMPLETION OF OFFERINGS

     Orders submitted in the Offering are irrevocable. Funds submitted in connection with any purchase of Common Stock in the Offering will be held by the Company until the completion or termination of the Reorganization, including any extension of the expiration date. Because completion of the Reorganization will be subject to an update of the independent appraisal prepared by FinPro, among other factors, there may be one or more delays in the completion of the Reorganization. Subscribers will have no access to subscription funds and/or shares of Common Stock until the Reorganization is completed or terminated.

EXPENSES ASSOCIATED WITH THE ESOP AND STOCK AWARD PLAN

     The Bank will recognize material employee compensation and benefit expenses assuming the ESOP and the Stock Award Plan are implemented. The actual aggregate amount of these new expenses cannot be predicted at the present time because applicable accounting practices require that such expenses be measured based on the fair market value of the shares of Common Stock. In the case of the ESOP, fair market value would be measured when shares are committed to be released for allocation to the ESOP participants; in the case of the Stock Award Plan, fair market value would be measured at the grant date and amortized over the award's vesting period. These expenses have been reflected in the pro forma financial information under "Pro Forma Data" assuming the Purchase Price of $10.00 per share represents the fair market value for accounting purposes. Actual expenses, however, will be based on the fair market value of the Common Stock at future dates, which may be higher or lower than the Purchase Price.
See "Management of The Bank--Benefits--Employee Stock Ownership Plan and Trust" and "--Stock Award Plan."

DILUTIVE EFFECT OF STOCK AWARD PLAN, STOCK OPTION PLAN AND ESOP

     If the Reorganization and Offering are completed and stockholders approve the Stock Award Plan and Stock Option Plan, the Company intends to issue shares of Common Stock to officers and directors of the Bank through these plans. If the shares for these plans are issued from the Company's authorized but unissued Common Stock, the book value and earnings per share of Minority Stockholders would be diluted, and the trading price of the Company's Common Stock may be reduced. It is expected that earnings per share would be reduced by approximately $.02 and stockholders' equity per share would be reduced by approximately $.19 as a result of the implementation of the Stock Award Plan.
In addition, it is expected that earnings per share would be reduced by approximately $.02 and stockholders' equity per share would be reduced by approximately $.37 as a result of establishing the ESOP and funding it with shares equal to 8% of the Minority Ownership Interest. See "Pro Forma Data" and "Executive Compensation."

RISKS ASSOCIATED WITH THE YEAR 2000 ISSUE

     Like many financial institutions, the Bank relies upon computers for the daily conduct of its business and for data processing. There is concern that on January 1, 2000 computers will be unable to "read" the new year and as a consequence, there may be widespread computer malfunctions. Since the Bank's business relies on the ability of computers to track and credit deposits and loan repayments, the failure of the Bank's computer systems would materially and adversely affect the Bank's ability to conduct its business. The Bank's loan portfolio primarily consists of loans secured by residential real estate. Consequently, the Bank does not believe that its residential real estate lending operations are dependent on borrowers' compliance with the year 2000 issue. With respect to outstanding loans made to commercial borrowers, the Bank's loan officers have asked their commercial borrowers to advise the Bank of the exposure of the borrower's business to the year 2000 issue and how the borrower is addressing the year 2000 issue. In this regard, the Bank has sent its commercial loan customers a letter asking them if they are aware of the year 2000 issue, and of the potential exposure of the customer's business to the year 2000 issue and asking the customer to advise the Bank of the steps that have been taken to remediate any problems the customer's business might have in becoming year 2000 compliant. Bank personnel follow-up the letter by making a telephone call to its customers to discuss each customer's exposure to the year 2000 and the customer's contingency plans to become year 2000 compliant. With respect to new commercial loans, all borrowers must describe how dependent their business is on computer technology, the actions taken by the borrower to ensure that their business or property will not be adversely affected by the year 2000 issue and to describe the contingency planning the borrower is undertaking to make sure their business is year 2000 compliant. As part of the loan underwriting process, commercial borrowers must indicate in writing, to the Bank, that they are aware of the year 2000 issue and are either year 2000 compliant, or are taking steps to become year 2000 compliant. As a result of its actions, the Bank believes that its commercial borrowers are aware of the year 2000 issue and are taking actions to become year 2000 compliant. The Bank does not rely on independent third parties to provide data processing services associated with its deposit and loan activities. In 1998, the Bank completed installation of its internal deposit and loan data processing system.
Management believes, based upon the advanced technology of the computer hardware installed in 1998, as well as the documented testing of the software used by the Bank performed by the seller of the software, and the FDIC's recent examination of the software for compatibility of the software, that the internal deposit and loan data processing system is year 2000 compliant. The Bank is in the process of updating the software for its check processing and check clearing systems, and expects this to be completed by December 1998. Upon completion of this upgrade, the Bank's check processing and check clearing systems will be year 2000 compliant. The Bank is in the process of testing its other computer applications and hardware to ensure that they will be able to read the year 2000, and intends to complete testing by December 1998. Through June 30, 1998, the costs incurred to address the year 2000 issue and otherwise upgrade the Bank's computer capabilities have been approximately $200,000. Management does not expect that the additional costs to be incurred in connection with the year 2000 issue will have a material impact on the Bank's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capability of the Bank's Data Processing to Accommodate the Year 2000."

ROLE OF THE FINANCIAL ADVISOR/BEST EFFORTS OFFERING

     The Bank and the Company have engaged Trident Securities, Inc. as their financial and marketing advisor, and Trident has agreed to use its best efforts to solicit subscriptions and purchase orders for Common Stock in the Offering. Trident Securities, Inc. has not prepared any report or opinion constituting a recommendation or advice to the Bank or the Company, nor has it prepared an opinion as to the fairness of the purchase price or the terms of the Offering. Trident Securities, Inc. has not verified the accuracy or completeness of the information contained in this Prospectus. See "The Reorganization and Offering- -Plan of Distribution and Selling Commissions."

                         SELECTED FINANCIAL INFORMATION

     The selected data presented below under the captions "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the audited financial statements of the Bank. The financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 are included elsewhere in this Prospectus. The selected data presented below as of and for the six-month periods ended June 30, 1998 and 1997 are derived from the unaudited financial statements of the Bank included elsewhere in this Prospectus.

                                                                                                    At December 31,
                                                          At June 30, --------------------------------------------------------------
                                                             1998         1997        1996         1995         1994         1993
                                                           --------     ---------    ---------   ---------     --------     --------
                                                                                            (In thousands)
Selected Financial Condition Data:
  Total assets......................................     $  217,642   $   210,637  $   211,095  $  205,531   $  201,120   $  206,685
  Loans receivable, net.............................        140,043       142,368      135,872     140,677      141,290      139,431
  Mortgage-backed securities available for sale.....         16,615        11,780        4,725         280          410          550
  Investment securities available for sale..........         39,570        43,525       52,926      47,758       47,381       50,759
  Deposits..........................................        189,218       183,138      185,508     181,385      179,725      185,643
  Retained earnings.................................         28,031        27,120       25,538      23,951       21,249       20,761
                                                 Six Months
                                               Ended June 30,                           Year Ended December 31,
                                           -----------------------  --------------------------------------------------------------
                                              1998         1997         1997        1996         1995         1994           1993
                                           ----------    ---------    --------    --------     ---------   ----------   ----------
                                                                                    (In thousands)
Selected Operating Data:
  Interest income........................  $    8,011   $    7,861  $   15,863   $  15,154    $   14,584   $   13,844   $   14,855
  Interest expense.......................       3,922        3,926       7,897       7,895         7,628        6,777        7,287
                                           ----------    ---------    --------    --------     ---------   ----------   ----------
  Net interest income....................       4,089        3,935       7,966       7,259         6,956        7,067        7,568
  Provision for loan losses..............          --          (23)        477        (103)           80          412          672
                                           ----------    ---------    --------    --------     ---------   ----------   ----------
  Net interest income after
     provision for loan losses...........       4,089        3,958       7,489       7,362         6,876        6,655        6,896
                                           ----------    ---------    --------    --------     ---------   ----------   ----------
  Total operating and other income.......         388          368         822         801           910          727        1,097
                                           ----------    ---------    --------    --------     ---------   ----------   ----------
  Total operating and other expense......       3,123        2,571       6,145       5,390         5,270        5,479        5,689
                                           ----------    ---------    --------    --------     ---------   ----------   ----------
  Income tax provision...................         552          659         881       1,025           898          667          734
  Cumulative effect of change in
    accounting principle.................          --           --          --          --            --           --          435
                                           ----------    ---------    --------    --------     ---------   ----------   ----------
  Net income.............................  $      802   $    1,096  $    1,285   $   1,748    $    1,618   $    1,236   $    2,005
                                           ==========    =========    ========    ========     =========   ==========   ==========

                                                At or for the Six Months
                                                     Ended June 30,               At or for the Year Ended December 31,
                                                -----------------------   ---------------------------------------------------------
                                                  1998(1)      1997(1)       1997        1996          1995       1994        1993
                                                ---------    ---------    --------     --------      --------   --------    -------
Selected Financial Ratios and Other Data: (2)
--------------------------------------------

Performance Ratios:
Return on assets (ratio of net
   income to average total assets)..........       0.76%        1.05%        0.61%        0.84%        0.80%       0.60%     0.97%
Return on equity (ratio of net
   income to average equity)................       5.80%        8.44%        4.83%        7.10%        7.13%       5.85%    10.15%
Interest rate spread information:
   Average during period....................       3.39%        3.23%        3.27%        3.01%        3.03%       3.16%     3.48%
Net interest margin (3).....................       4.08%        3.91%        3.97%        3.66%        3.62%       3.57%     3.83%
Ratio of operating expense to
   average total assets.....................       2.94%        2.46%        2.93%        2.60%        2.61%       2.66%     2.75%
Efficiency ratio(4).........................      69.75%       59.76%       69.93%       66.87%       67.00%      70.29%    62.52%
Ratio of average interest earning assets
   to average interest-bearing liabilities..     117.58%      117.68%      117.89%      116.27%      114.83%     113.26%   110.95%

Asset Quality Ratios:
Nonperforming loans to total assets.........       0.32%        0.47%        0.42%        0.52%        0.67%       1.09%     1.14%
Nonperforming assets to total assets........       0.46%        0.81%        0.57%        0.92%        1.14%       1.40%     1.62%
Allowance for loan losses to
   nonperforming loans......................     243.42%      148.37%      200.75%      141.80%      130.02%      96.23%    86.82%
Allowance for loan losses to
   loans receivable, net....................       1.23%        1.05%        1.26%        1.14%        1.27%       1.50%     1.47%

Capital Ratios:
Retained earnings to total assets...........      12.88%       12.67%       12.88%       12.10%       11.65%      10.57%    10.04%
Average equity to average assets............      13.03%       12.41%       12.69%       11.88%       11.21%      10.26%     9.54%

Other Data:
Number of full-service offices..............          5             4            5            4            4           4         4
___________________________

 (1)  Ratios for the six month periods have been annualized.
 (2)  Averages presented are monthly averages.
 (3)  Net interest income divided by average interest-earning assets.
 (4) Noninterest expense to net interest and dividend income and noninterest income excluding gains on real estate operations.

                             RECENT FINANCIAL DATA

   Set forth below are selected financial and other data of the Bank at and for the periods ended September 30, 1998 and 1997, June 30, 1998 and December 31, 1997. Information at September 30, 1998 and June 30, 1998 and for the three and nine months ended September 30, 1998 and 1997 is unaudited. In the opinion of management of the Bank, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of results for and as of the periods indicated, have been included. The results of operations and other data for the three and nine months ended September 30, 1998 are not necessarily indicative of the results of operations to be expected for the entire year or any other period. The selected financial and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and financial statements and notes included elsewhere in this Prospectus.


                                                                    At             At             At
                                                               September 30,     June 30,     December 31,
                                                                   1998           1998           1997
                                                                ----------     ------------   -----------
                                                                              (In thousands)
Selected Financial Condition Data:
----------------------------------
Total assets............................................       $   219,469     $  217,642     $   210,637
Loans receivable, net...................................           137,495        140,043         142,368
Mortgage-backed securities available for sale...........            18,736         16,615          11,780
Investment securities available for sale................            44,636         39,570          43,525
Deposits................................................           190,854        189,218         183,138
Retained earnings.......................................            28,677         28,031          27,120
                                                                     Three Months                   Nine Months
                                                                  Ended September 30,            Ended September 30,
                                                             ----------------------------   ---------------------------
                                                                 1998            1997           1998            1997
                                                             -----------     -----------    -----------     -----------
                                                                                    (In thousands)
Selected Operating Data:
Interest income..................................            $    4,096     $     4,018     $   12,107     $    11,879
Interest expense.................................                 2,005           1,992          5,927           5,917
                                                             ----------      ----------     ----------      ----------
Net interest income                                               2,091           2,026          6,180           5,962
Provision for loan losses........................                    --              25             --               2
                                                             ----------      ----------     ----------      ----------
Net interest income after
  Provision for loan losses......................                 2,091           2,001          6,180           5,960
                                                             ----------      ----------     ----------      ----------
  Total operating and other income...............                   149             170            537             538
                                                             ----------      ----------     ----------      ----------
Total operating and other expense                                 1,524           1,262          4,647           3,834
                                                             ----------      ----------     ----------      ----------
Income tax provision                                                217             344            769           1,003
                                                             ----------      ----------     ----------      ----------
Net income                                                    $     499       $     565        $ 1,301         $ 1,661
                                                             ==========      ==========     ==========      ==========

                                                                              At and for the                    At and for the
                                                                               Three Months                      Nine Months
                                                                            Ended September 30,               Ended September 30,
                                                                         ---------------------------       -----------------------
                                                                             1998(1)         1997(1)        1998(1)        1997(1)
                                                                         ------------      ---------       ----------     --------
Selected Financial Ratios:
-------------------------
Performance Ratios(2):
----------------------
Return on assets (ratio of net income to average total assets)........         0.91%          1.07%           0.92%          1.19%
Return on equity (ratio of net income to average equity)..............         7.13%          8.37%           7.05%          9.59%
Interest rate spread information:
  Average during period...............................................         3.44%          3.34%           3.41%          3.29%
Net interest margin...................................................         4.07%          4.04%           4.06%          3.98%
Ratio of operating expense to average total assets....................         2.79%          2.40%           3.43%          2.87%
Efficiency ratio......................................................        68.04%         58.13%          70.12%         60.06%
Ratio of average interest earning assets
  to average interest-bearing liabilities.............................       117.04%        118.87%         116.54%        117.10%

Asset Quality Ratios:
---------------------
Nonperforming loans to total assets...................................         0.34%          0.39%           0.34%          0.39%
Nonperforming assets to total assets..................................         0.52%          0.68%           0.52%          0.68%
Allowance for loan losses to nonperforming loans......................       198.93%        183.68%         198.93%        183.68%
Allowance for loan losses to loans receivable, net....................         1.23%          1.05%           1.23%          1.05%

Capital Ratios:
---------------
Retained earnings to total assets.....................................        13.07%         13.15%          13.07%         13.15%
Average equity to average assets......................................        12.82%         12.83%          13.03%         12.64%

------------------

(1) Annualized where appropriate.
(2) Averages presented are monthly averages.

                                                                At
                                                        September 30, 1998
                                                  ------------------------------
                                                     Amount    Percent of Assets
                                                  ----------   -----------------
                                                     ( Dollars in thousands)
Regulatory and Risk-based Capital:
---------------------------------
Leverage capital:............................
-----------------
  Capital level..............................     $   27,979        12.73%
  Requirement................................          6,584         3.00%
                                                  ----------     ---------
      Excess.................................     $   21,365         9.73%
                                                  ==========     =========

Risk-based Capital:
-------------------
  Tier 1capital level........................     $   27,949        22.71%
  Requirement................................          4,924         4.00%
                                                  ----------     ---------
      Excess.................................       $ 23,025        18.71%
                                                  ==========     =========

Total Capital:
--------------
  Total capital level........................     $   28,677        23.30%
  Requirement................................          9,847         8.00%
                                                  ----------     ---------
      Excess.................................     $   18,830        15.30%
                                                  ==========     =========

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND JUNE 30, 1998

     Total assets increased by $1.9 million, or 0.9%, to $219.5 million at September 30, 1998 from $217.6 million at June 30, 1998. The increase in total assets was primarily attributable to increases in investment securities and mortgage-backed securities, partially offset by decreases in deposits at other financial institutions, federal funds and loans receivable, net. Investment securities and mortgage-backed securities increased $5.1 million, or 12.8%, to $44.6 million at September 30 1998, from $39.5 million at June 30, 1998. The increases in investment securities and mortgage-backed securities were primarily due to the redeployment of deposits held at other financial institutions, the proceeds from loan sales during the period and the reduction of federal fund balances in order to obtain the better rates of return offered by investment securities and mortgage-backed securities. The level of loans receivable, net decreased $2.5 million, or 1.8%, to $137.5 million at September 30, 1998 from $140.0 million at June 30, 1998. The decrease in loans receivable, net was due to the sale of $1.7 million in student loans and $2.4 million of fixed-rated residential real estate loans during the period. Federal funds decreased by $1.8 million, or 20.7%, to $6.9 million at September 30, 1998 from $8.7 million at June 30, 1998.

     Deposits increased by $1.7 million, or 0.9%, from $189.2 million to $190.9 million.

     Net worth increased 2.5% to $28.7 million at September 30, 1998 from $28.0 million at June 30, 1998. The increase in net worth was attributable to net income of $499,000 and $147,000 in net unrealized gain on the Bank's investment and mortgage-backed securities portfolios.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

     GENERAL. Net income decreased 11.7% to $499,000 for the three months ended September 30, 1998 from $565,000 for the three months ended September 30, 1997 primarily as a result of an increase in operating and other expenses and a decrease in operating income. These were partially offset by a $65,000 increase in net interest income, a $127,000 decrease in income tax provisions and a $25,000 decrease in the provision for loan losses.

     NET INTEREST INCOME. Net interest income increased to $2.1 million for the three months ended September 30, 1998, compared to $2.0 million for the comparable 1997 quarter.

     Interest income increased $78,000, or 1.9%, to $4.1 million for the three months ended September 30, 1998 from $4.0 million for the three months ended September 30, 1997. The increase in interest income was primarily a result of an increase in the average yield earned on interest-earning assets of 4 basis points. The average yield earned on loans increased to 8.77% for the three months ended September 30, 1998 from 8.64% for the three months ended September 30, 1997, reflecting management's strategy of emphasizing the origination and retention of consumer and business loans while continuing to originate fixed-rate one-to-four family real estate loans for sale in the secondary market. The average yield on investment securities and mortgage-backed securities decreased to 6.30% for the three months ended September 30, 1998 from 6.51% for the three months ended September 30, 1997 primarily due to a decrease in market interest rates during the 1998 period.

     Total interest expense increased $13,000 or 0.7%, to $2.0 million for the three months ended September 30, 1998 primarily as a result of an increase in the average balance of interest-bearing liabilities to $173.5 million at September 30, 1998 from $170.0 million at September 30, 1997. This increase was partially offset by a decrease in the average cost of interest-bearing liabilities to 4.58% from 4.64%.

     The Bank's interest rate spread for the three month period ended September 30, 1998 increased 10 basis points to 3.44% compared with 3.34% for the three months ended September 30, 1997.

     PROVISION FOR LOAN LOSSES. The Bank did not make a provision for loan losses during the three months ended September 30, 1998. For the three months ended September 30, 1997, the provision for loan losses was $25,000. The Bank instituted a more conservative method to analyze the adequacy of the allowance for loan losses at year-end 1997.

Notwithstanding the new methodology, the quarterly assessment of allowance adequacy did not result in the need for additional provisions to the allowance for loan losses during the three months ended September 30, 1998 due to a decrease in loans receivable of $2.8 million to $139.2 million at September 30, 1998 from $142.0 million at June 30, 1998, and the continued relative low levels of classified loans and loan delinquencies. The balance of the allowance for loan losses increased to $1.7 million at September 30, 1998 from $1.5 million at September 30, 1997 as a result of the method change.

     OPERATING INCOME. Total operating income decreased $21,000, or 12.4%, to $149,000 for the three months ended September 30, 1998 from $170,000 for the three months ended September 30, 1997. The decrease in operating income resulted primarily from a temporary reduction in checking account fee income for the third quarter of 1998.

      OPERATING AND OTHER EXPENSES. Total operating and other expenses increased $262,000 to $1.5 million for the three months ended September 30, 1998 from $1.3 million for the three months ended September 30, 1997. Salaries and benefits increased $109,000 and occupancy expenses increased $108,000, both as a result of the opening of a new branch and the renovations to the main office and operations center. Operating and other expenses can be expected to increase in subsequent periods following the consummation of the reorganization as a result of increased costs associated with operating as a public company and increased compensation expense as a result of the adoption of the ESOP and, if approved by the stockholders, the Stock Award Plan. See "Risk Factors - Reduced Return on Average Equity After the Reorganization" and "Expenses Associated with the ESOP and Stock Award Plans."

     INCOME TAXES. The provision for income taxes decreased $127,000 to $217,000 for the three months ended September 30, 1998 from $344,000 for the three months ended September 30, 1997. This decrease was the result of lower net income before taxes during the three months ended September 30, 1998 as compared with the same period during 1997.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

     GENERAL. Net income decreased $360,000, or 21.7%, to $1.3 million for the nine months ended September 30, 1998 from $1.7 million for the nine months ended September 30, 1997, primarily as a result of a $813,000 increase in operating and other expenses, partially offset by a $218,000 increase in net interest income and a $234,000 decrease in the provision for income taxes.

     NET INTEREST INCOME. Net interest income increased to $6.2 million for the nine months ended September 30, 1998 from $6.0 million for the nine months ended September 30, 1997.

     Interest income increased $228,000, or 1.9%, to $12.1 million for the nine months ended September 30, 1998 from $11.9 million for the nine months ended September 30, 1997 as a result of an increase in the average balance of loans and an increase in the average yield earned on loans receivable. The average balance of loans increased to $141.5 million from $139.6 million due to increased emphasis on consumer and business lending and the opening of a new branch office in December 1997. The average yield earned on loans receivable increased by 11 basis points to 8.65% for the nine months ending September 30, 1998 from 8.54% for the nine months period ending September 30, 1997 primarily due to an increase in higher yielding consumer loans.

     Total interest expense increased $10,000, or 0.2%, to $5.9 million for the nine months ended September 30, 1998 primarily as a result of an increase in the average balance of interest-bearing liabilities to $171.4 million for the nine month period ended September 30, 1998 from $170.6 million for the nine month period ended September 30, 1997. This increase was partially offset by a decrease of 2 basis points in the average cost of interest-bearing liabilities to 4.62% from 4.64%.

     The Bank's net interest spread increased to 3.41% for the nine month period ended September 30, 1998 from 3.29% for the nine month period ended September 30, 1997. The increase in net interest spread was attributable to increased average rates on interest-earning assets, such as loans receivable and federal funds, and lower average costs for interest-bearing liabilities. This improvement was partially offset by slightly lower returns on investment securities and mortgage-backed securities as market interest rates declined during the 1998 period.

     PROVISION FOR LOAN LOSSES. The provision for loan losses decreased to no provisions made during the nine months ended September 30, 1998 from a net provision of $2,000 for the nine month period ended September 30, 1997. Following the adoption of a new method of determining the adequacy of the allowance for loan losses, a large provision was made in December 1997. Consequently, no additional provisions to the allowance for loan losses was deemed necessary by management during 1998 due to a reduction of classified loans and a reduction in total loans at September 30, 1998 and as compared to December 31, 1997. At September 30, 1998 the allowance for loan losses was $1.7 million, or 1.23% of loans receivable, net as compared with $1.5 million, or
1.05 %, of loans receivable, net at September 30, 1997.

      OPERATING INCOME. Operating income decreased slightly by $1,000, or 0.2%, to $537,000 for the nine months ended September 30, 1998 from $538,000 for the nine months ended September 30, 1997. The decrease resulted primarily from the recent reduction of checking account and ATM fee revenue, which decreased $25,000 during the nine months ended September 30, 1998 as compared with the same period in 1997. This was partially offset by an increase in the revenue derived from the Bank's secondary market loan sales, which recorded additional revenue of $24,000 during the 1998 period as compared with the nine months ended September 30, 1997.

     OPERATING AND OTHER EXPENSES. Operating and other expenses increased $813,000, or 21.2%, to $4.6 million for the nine months ended September 30, 1998 from $3.8 million for the nine months ended September 30, 1997. Salaries and benefits increased $314,000 and occupancy expenses increased $305,000, both as a result of the opening of a new branch office and the renovation of the Bank's main office and operations center. In addition, other expenses such as professional fees and expenses related to the installation, training and conversion of the Bank's new in-house data processing system have contributed to the increased level of operating and other expenses for the nine month period ended September 30, 1998 as compared with the same period in 1997.

      PROVISION FOR INCOME TAXES. The provision for income taxes decreased to $769,000 for the nine months ended September 30, 1998 from $1.0 million for the nine months ended September 30, 1997. The effective tax rate was 37.1% during 1998 and 37.6% during the 1997 period.


                             ONEIDA FINANCIAL CORP.

     The Company was organized for the purpose of acquiring all of the capital stock of the Bank upon completion of the Reorganization and the Offering. The Company has applied to the Federal Reserve Board to become a bank holding company and, upon completion of the Reorganization, will be subject to regulation by the Federal Reserve Board. See "The Reorganization and Offering-- Description of and Reasons for the Reorganization" and "Regulation--Holding Company Regulation." Final approval from the Federal Reserve Board has not been received as of the date of this Prospectus. Upon completion of the Reorganization, the Company will have no significant assets other than the shares of the Bank's common stock and an amount equal to 50% of the net proceeds of the Offering, and will have no significant liabilities. The Company intends to use a portion of the net proceeds that it retains to loan to the ESOP funds to enable the ESOP to purchase up to 8% of the Minority Ownership Interest. See "Use of Proceeds." The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers of the Bank and will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

     Management believes that the holding company structure will provide the Company additional flexibility to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with, other financial institutions and financial services related companies. There are no current arrangements, understandings or agreements regarding any such opportunities. However, subsequent to the Reorganization, the Company will be in a position, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company, income thereon and through dividends from the Bank.

     The Company's executive office is located at the main office of the Bank, at 182 Main Street, Oneida, New York 13421-1676. The Company's telephone number is (315) 363-2000.

                            THE ONEIDA SAVINGS BANK

     The Bank was organized in 1866 as a New York-chartered mutual savings bank. The Bank's deposits are insured by the Bank Insurance Fund ("BIF"), as administered by the FDIC, up to the maximum amount permitted by law. The Bank is a community bank engaged primarily in the business of accepting deposits from customers through its main office and four full service branch offices and using those deposits, together with funds generated from operations, to make one-to-four family residential and commercial real estate loans, commercial business loans, consumer loans and to invest in mortgage-backed and other securities.

     At June 30, 1998, the Bank had total assets of $217.6 million, total deposits of $189.2 million and retained earnings of $28.0 million. At June 30, 1998, $113.6 million, or 80.0%, of the Bank's loans were secured by real estate, $88.0 million, or 62.0%, of the Bank's loans were secured by one-to-four family residential real estate, $14.5 million, or 10.2%, of the Bank's loans were secured by commercial real estate, and $9.2 million, or 6.5%, of the Bank's loans were home equity loans. Consumer loans totaled $16.8 million, or 11.9% of the Bank's total loans, at June 30, 1998. The Bank also originates commercial business loans which totaled $11.6 million, or 8.1%, of total loans at June 30, 1998. The Bank's investment securities and mortgage-backed securities portfolios totaled $39.6 million and $16.6 million, respectively, at June 30, 1998.

     The Bank's main office is located at 182 Main Street, Oneida, New York 13421-1676. The Bank's telephone number is (315) 363-2000.

                                  MARKET AREA

     The Bank is a community-based savings institution that offers a variety of financial products and services. The Bank's primary lending area is Madison county, New York and surrounding counties, and most of the Bank's deposit customers reside in Madison county and surrounding counties. The City of Oneida is located approximately 30 miles from Syracuse and 20 miles from Utica. The Bank's market area is characterized as rural, although the local economy is also affected by economic conditions in Syracuse and Utica, New York. As of 1997, the average household income of persons residing in Oneida and Madison counties was below that of New York State and the United States. During the period 1980-1990 the population of Oneida county decreased by 1.04% while the population of Madison county grew by 6.09%.

     The Bank competes with commercial banks, savings banks and credit unions for deposits and loans. At June 30, 1998, there was a total of 96 commercial bank, savings bank and credit union branches operating in Madison and Oneida counties. In addition to the financial institutions operating in Madison and Oneida counties, the Bank competes with a number of mortgage bankers for the origination of loans. The largest employers in the Bank's market area are Oneida Limited and The Oneida Indian Nation of New York.

                         REGULATORY CAPITAL COMPLIANCE

     At June 30, 1998, the Bank exceeded each of its regulatory capital requirements. Set forth below is a summary of the Bank's compliance with FDIC capital standards as of June 30, 1998, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and the Bank received 50% of the net proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the Stock Award Plan are deducted from pro forma regulatory capital. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to the FDIC capital requirements for the Bank. On a pro forma consolidated basis after the Reorganization and Offering, the Company's pro forma stockholders' equity will exceed these requirements. See "Regulation--Holding Company Regulation."

                                                           PRO FORMA AT JUNE 30, 1998,
                                                         BASED UPON THE SALE AT $10.00
                                                                  PER SHARE OF
                                                         -----------------------------
                                 HISTORICAL AT                     1,266,588
                                 JUNE 30, 1998                       SHARES
                            -----------------------        ------------------------
                                            PERCENT                        PERCENT
                                               OF                             OF
                              AMOUNT      ASSETS/(2)/       AMOUNT       ASSETS/(2)/
                            ----------    ---------        ----------    ---------
GAAP capital..............  $   28,031        12.88%       $   32,379        14.59%
                            ==========    =========        ==========    =========

Leverage capital:
  Capital level/(3)/......  $   27,451        12.61%       $   31,799        14.32%
   Requirement/(4)/.......       6,529         3.00             6,660         3.00
                            ----------    ---------        ----------    ---------
     Excess...............  $   20,922         9.61%       $   25,139        11.32%
                            ==========    =========        ==========    =========
Risk-based capital:
 Tier 1 capital
  level/(3)(5)/...........  $   27,451        21.90%       $   31,799        24.94%
 Requirement..............       5,014         4.00             5,101         4.00
                            ----------    ---------        ----------    ---------
     Excess...............  $   22,437        17.90%       $   26,698        20.94%
                            ==========    =========        ==========    =========

Total capital
 level/(3)(5)/............      28,031        22.36%           32,379        25.39%
Requirement...............      10,028         8.00            10,202         8.00
                            ----------    ---------        ----------    ---------
    Excess................  $   18,003        14.36%       $   22,177        17.39%
                            ==========    =========        ==========    =========

                              PRO FORMA AT JUNE 30, 1998, BASED UPON THE SALE AT $10.00 PER SHARE OF
                             -----------------------------------------------------------------------
                                  1,490,104              1,713,620               1,970,663
                                   SHARES                 SHARES                  SHARES/(1)/
                             --------------------   ----------------------  -----------------------
                                         PERCENT                 PERCENT                PERCENT
                                           OF                      OF                     OF
                              AMOUNT     ASSETS/(2)/ AMOUNT      ASSETS/(2)/ AMOUNT     ASSETS/(2)/
                             -------     ------      -------     ------      -------    ------
                            (DOLLARS IN THOUSANDS)
GAAP capital..............   $33,216     14.91%      $34,054     15.23%      $35,017     15.59%
                             =======     =====       =======     =====       =======     =====

Leverage capital:
  Capital level/(3)/......   $32,637     14.65%      $33,474     14.97%      $34,438     15.33%
   Requirement/(4)/.......     6,685      3.00         6,710      3.00         6,739      3.00
                             -------     -----       -------     -----       -------     -----
     Excess...............   $25,952     11.65%      $26,764     11.97%      $27,699     12.33%
                             =======     =====       =======     =====       =======     =====
Risk-based capital:
 Tier 1 capital
  level/(3)(5)/...........   $32,637     25.51%      $33,474     26.08%      $34,438     26.73%
 Requirement..............     3,838      3.00         3,851      3.00         3,865      3.00
                             -------     -----       -------     -----       -------     -----
     Excess...............   $28,798     22.51%      $29,623     23.08%      $30,573     23.73%
                             =======     =====       =======     =====       =======     =====

Total capital
 level/(3)(5)/............    33,217     25.96%       34,054     26.53%       35,018     27.18%
Requirement...............    10,235      8.00        10,269      8.00        10,307      8.00
                             -------     -----       -------     -----       -------     -----
    Excess................   $22,982     17.96%      $23,875     18.53%      $24,711     19.18%
                             =======     =====       =======     =====       =======     =====
---------------------------

                                                 footnotes on the following page

/(1)/ As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the Estimated Valuation Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the Offering.
/(2)/ Leverage capital levels are shown as a percentage of tangible assets.
      Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.
/(3)/ Pro forma capital levels assume: funding by the Bank of the Stock Award
      Plan to enable the plan to acquire in the open market a number of shares equal to 4% of the Minority Ownership Interest; the purchase by the ESOP of 8% of the Minority Ownership Interest; and the capitalization of the Mutual Holding Company by the Bank with $1,000. See "Management of the Bank- Benefit Plans" for a discussion of the Stock Award Plan and ESOP.
/(4)/ The current leverage capital requirement is 3% of total adjusted assets for banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other banks is 4% to 5%. See "Regulation--Regulatory Capital Requirements.
/(5)/ Assumes net proceeds are invested in assets that carry a risk-weighting equal to the average risk weighting of the Bank's risk-weighted assets as of June 30, 1998.

                                USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Offering is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $12.0 million and $16.4 million (or $19.0 million if the Estimated Valuation Range is increased by 15%). See "Pro Forma Data" and "The Reorganization and Offering-- Stock Pricing and Number of Shares to Be Issued" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offering until the consummation of the Reorganization. The primary reason for conducting the Offering at this time is to have the Company and the Bank well positioned for future expansion of the Bank's retail banking franchise and to expand operations through acquisitions of other financial institutions, branch offices or other financial service companies, although the Company and the Bank have no specific expansion or acquisition plans at this time. While the Bank does not have a specific need to raise additional capital at this time, the Reorganization will establish a structure that will enable the Bank to compete and expend more effectively in the financial services marketplace and that will enable the Bank's depositors, employees, management and trustees to obtain an equity ownership in the Bank. For further information regarding the reasons for conducting the Reorganization and Offering, see "The Reorganization and Offering--Description and Reasons for the Reorganization."

     The Company will contribute approximately 50% of the net proceeds of the Offering to the Bank, or approximately $6.0 million to $8.2 million at the minimum and adjusted maximum of the Offering, respectively. The Company and the Bank do not have any immediate, specific plans for the investment of the net proceeds received in the Offering. Furthermore, neither the Company nor the Bank have specified any allocations for the net proceeds. The portion of net proceeds received by the Bank from the Company will be used by the Bank for general corporate purposes, including investments in short- and medium-term, investment grade debt securities, mortgage-backed securities and marketable equity securities and to increase the origination of mortgage, consumer and commercial business loans. The Bank may also use such funds for the continued expansion of its retail banking franchise and to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies. To the extent that the stock-based benefit programs that the Company intends to adopt subsequent to the Offering are not funded with authorized but unissued shares of Common Stock, the Company or Bank may use net proceeds from the Offering to fund the purchase of stock to be awarded under such stock benefit programs. See "Risk Factors--Possible Dilutive Effect of Stock Award Plan, Stock Option Plan and ESOP" and "Management of the Bank-- Benefit Plans--Stock Option Plan" and "--Stock Award Plan."

     The Company intends to use a portion of the net proceeds it retains to make a loan directly to the ESOP to enable the ESOP to purchase Common Stock equal to 8% of the Minority Ownership Interest. Based upon the sale of 1,266,588 shares or 1,713,620 shares at the minimum and maximum of the Offering and the contribution of between 55,730 shares and 75,399 shares to the Charitable Foundation, the amount of the loan to the ESOP would be $1.1 million or $1.4 million, respectively. See "Management of the Bank--Report of Independent Compensation Consultant--Employee Stock Ownership Plan and Trust." The remaining net proceeds retained by the Company, or $5.0 million to $8.0 million at the minimum and adjusted maximum of the Offering, will be invested initially in U.S. government and agency securities, short- and medium-term debt obligations, mortgage-backed securities and other marketable equity securities.

     The net proceeds retained by the Company may also be used to support the future expansion of operations through the acquisition of financial institutions or their assets, including those located within the Bank's market area, or diversification into other banking related businesses. However, the Company and the Bank have no current arrangements, understandings or agreements regarding any such transactions. Upon completion of the Reorganization, the Company will be a bank holding company, and will be permitted to engage only in those activities that are permissible for bank holding companies under the Bank Holding Company Act, as administered by the Federal Reserve Board. See "Regulation--Holding Company Regulation" for a description of certain regulations applicable to the Company. Because the Company and the Bank do not have any immediate, specific plans for the use of the net proceeds, the Company's return on equity will initially be below that of other publicly traded financial institutions. See "Risk Factors - Reduced Return on Average Equity After the Reorganization".

     Upon completion of the Reorganization, the board of directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Pursuant to New York regulations, and without the prior approval of the Department, the Company may not repurchase any Common Stock in the first year after the Reorganization, and during each of the next two following years, may not repurchase more than 5% of its shares outstanding. Based upon facts and circumstances following completion of the Reorganization and subject to applicable regulatory requirements, the board of directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the $10.00 per share purchase price in the Offering. Any stock repurchases will be subject to the determination of the Company's Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment, tax and other considerations.

                                DIVIDEND POLICY

     Upon completion of the Offering, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and requlatory requirements. The Company intends to pay an annual cash dividend of $.30 per share payable semi-annually. The payment of dividends is expected to begin following the second full quarter after completion of the Reorganization and Offering.

     Under Delaware law, the Company is permitted to pay cash dividends, provided that the amount of cash dividends paid may not exceed that amount by which the net assets of the Company (the amount by which total assets exceed total liabilities) exceeds its statutory capital, or if there is no such excess, the net profits for the current and/or immediately preceding fiscal year. The Company's source of funds for the payment of cash dividends may in the future depend on the receipt of cash dividends from the Bank. The Bank will not be permitted to pay dividends on its Common Stock or repurchase shares of its Common Stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Reorganization and Offering-- Liquidation Rights." Under New York Banking Law, dividends may be declared and paid only out of the net profits of the Bank. The approval of the Superintendent is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. In addition, no dividends may be declared, credited or paid if the effect thereof would cause the Bank's capital to be reduced below the amount required by the Superintendent or the FDIC. The liquidation account is expected to initially total $28.0 million. Management does not intend to pay a distribution that might be deemed a return of capital or liquidation dividend. See "Regulation." Subsequent to the Offering, the availability of the Bank's funds for the payment of dividends may be limited by the liquidation account. See "The Reorganization and Offering--Liquidation Rights." Dividends in excess of the Bank's current and accumulated earnings could result in the realization by the Bank of taxable income. See "Federal and State Taxation--Federal Taxation."

                            MARKET FOR COMMON STOCK

     The Company was recently formed and has never issued capital stock. Consequently, there is no existing market for the Common Stock and no assurance can be given that an established and liquid trading market for the Common Stock will develop. The Bank, as a mutual institution, has never issued capital stock. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq Small Cap Market under the symbol "ONFC" subject to the completion of the Offering and compliance with certain conditions including the presence of at least three registered and active market makers. Trident Securities, Inc. intends to make a market in the Common Stock. Based upon Trident Securities Inc.'s prior experience in identifying additional market makers, the Company expects that additional market makers will be identified.

     The development of a public market that has depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither Company nor any market maker has any control. Accordingly, there can be no assurance that an active or liquid trading market for the Common Stock will develop, or that if a market develops, it will continue. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the price at which the Common Stock was purchased.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Bank at June 30, 1998, and the pro forma consolidated capitalization of the Company after giving effect to the Offering and the Reorganization, including the issuance of shares to the Charitable Foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                     COMPANY PRO FORMA BASED UPON THE SALE AT $10.00 PER SHARE
                                                                     ---------------------------------------------------------
                                                                                                                  1,970,663
                                                                       1,266,588      1,490,104      1,713,620      SHARES
                                                         BANK           SHARES         SHARES          SHARES     (ADJUSTED
                                                       HISTORICAL      (MINIMUM)     (MIDPOINT)      (MAXIMUM)    MAXIMUM)/(1)/
                                                      ------------    -----------    ----------      ---------    ----------
                                                                                   (IN THOUSANDS)

Deposits/(2)/........................................  $  188,035        188,035       188,035         188,035      188,035
Other borrowings.....................................          --             --            --              --           --
                                                       ----------     ----------      --------        --------     --------
Total deposits and other borrowed funds..............  $  188,035     $  188,035      $188,035        $188,035     $188,035
                                                       ==========     ==========      ========        ========     ========

Stockholders' equity:
 Common Stock, $.10 par value, 8,000,000 shares
  authorized; shares to be issued as reflected/(3)/..         $--     $      289      $    340        $    391     $    450
 Additional paid-in capital/(4)/.....................          --         11,582        13,766          15,950       18,462
 Retained earnings/(5)/..............................      28,031         28,030        28,030          28,030       28,030
Plus:
 Expenses of contribution to  Charitable Foundation..          --            657           756             854          967
Less:
 After tax cost of the Charitable Foundation/(6)/....          --            407           469             529          600
 Net unrealized gain on securities available
  for sale, net of taxes.............................          --             --            --              --           --
Less:
 Common Stock acquired by the ESOP/(7)/..............          --          1,058         1,245           1,431        1,646
 Common Stock acquired by the Stock Award Plan/(8)/..          --            529           622             716          823
                                                       ----------     ----------      --------        --------     --------

Total stockholders' equity...........................  $   28,031     $   38,564      $ 40,556        $ 42,549     $ 44,840
                                                       ==========     ==========      ========        ========     ========
---------------------

/(1)/ As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the Offering.
/(2)/ Does not reflect withdrawals from deposit accounts for the purchase of Common Stock, which would reduce pro forma deposits by the amount of such withdrawals.
/(3)/ Includes shares to be issued to depositors and the public in the Offering, as indicated herein, and shares to be issued to the Mutual Holding Company and the Charitable Foundation.
/(4)/ Reflects the sale of shares in the Offering. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan to be adopted by the Company and presented for approval of stockholders following the Offering. The Stock Option Plan would provide for the grant of stock options to purchase a number of shares of Common Stock equal to 10% of the shares of Common Stock sold in the Offering. See "Management of the Bank--Benefit Plans."
/(5)/ The retained earnings of the Bank will be substantially restricted after the Offering. See "The Reorganization and Offering--Liquidation Rights." Assumes that the Mutual Holding Company will be capitalized by the Bank with $1,000.
/(6)/ Represents the tax effect of the contribution to the Charitable Foundation based on a 38% tax rate. The realization of the deferred tax benefit is limited annually to 10% of the Company's annual taxable income, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
/(7)/ Assumes that 8% of the shares sold in the Offering will be purchased by the ESOP and that the funds used to acquire the ESOP shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank--Report of Independent Compensation Consultant--Employee Stock Ownership Plan and Trust."
/(8)/ Assumes that, subsequent to the Offering, an amount equal to 4% of the Minority Ownership Interest is purchased by the Stock Award Plan through open market purchases. In the event the Stock Award Plan is implemented more than one year after the Reorganization an amount equal to 5% of the Minority Ownership Interest may be implemented. The actual purchase price per share may be more or less than $10.00. The Common Stock to be purchased by the Stock Award Plan is reflected as a reduction to stockholders' equity. See "Risk Factors-Dilutive Effect of Stock Award Plan, Stock Option Plan and ESOP," footnote 3 to the tables under "Pro Forma Data," and "Management of the Bank--Report of Independent Compensation Consultant--Stock Award Plan."

                                PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Offering is completed. However, net proceeds are currently estimated to be between $12.0 million and $16.4 million (or up to $19.0 million) based upon the following assumptions: (i) $1.0 million will be sold to executive officers and trustees of the Bank and the Company, the ESOP will purchase shares of Common Stock equal to 8% of the Minority Ownership Interest, and the remaining shares will be sold in the Subscription and Community Offerings; (ii) Trident Securities, Inc. will receive a fixed fee equal to $200,000 for its services in the Offering; (iii) the Charitable Foundation will be funded with a total contribution equal to 2.0% of the shares of Common Stock issued in the Reorganization and a $100,000 cash contribution; (iv) Reorganization expenses, excluding the fees payable to Trident Securities, Inc., will be approximately $695,000; and (v) the Mutual Holding Company will be capitalized by the Bank with $1,000. Actual expenses may vary from those estimated.

     Pro forma consolidated net income of the Company for the six months ended June 30, 1998 and for the year ended December 31, 1997 have been calculated as if the Common Stock had been sold at the beginning of the respective periods and the net proceeds had been invested at 5.41% (the one year U.S. Treasury bill rate as of June 30, 1998). The tables do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock. The pro forma after-tax yield for the Company and the Bank is assumed to be 3.35% for the six months ended June 30, 1998 (based on an assumed tax rate of 38%). Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the purchase of shares by the ESOP. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company will retain 50% of the net proceeds from the Offering.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

     The following tables summarize historical data of the Bank and pro forma data of the Company at or for the six months ended June 30, 1998, and at or for the year ended December 31, 1997, based on the assumptions set forth above and in the tables, and should not be used as a basis for projections of market value of the Common Stock following the Offering. The tables below give effect to the Stock Award Plan, which is expected to be adopted by the Company following the Offering and presented to stockholders for approval. See footnotes 2, 3 and 4 to the Pro Forma Table and "Management of the Bank--Stock Award Plan." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plan to be adopted by the board of directors of the Company and presented to stockholders for approval, nor does book value as presented give any effect to the liquidation account to be established for the benefit of Eligible Account Holders or Supplemental Eligible Account Holders or, in the event of liquidation of the Bank, to the tax effect of the bad debt reserve and other factors. See footnote 4 to the tables below, "The Reorganization and Offering--Liquidation Rights" and "Management of the Bank--Stock Option Plan."

                                                                           At or For The Six Months Ended June 30, 1998
                                                               --------------------------------------------------------------------
                                                                                                                        1,970,663
                                                                  1,266,588         1,490,104         1,713,620     Shares Sold at
                                                               Shares Sold at   Shares Sold at    Shares Sold at      $10 per Share
                                                              $10 per Share       $10 per Share   $10 per Share         (Adjusted
                                                                 (Minimum)         (Midpoint)         (Maximum)        Maximum)(8)
                                                               -------------   -----------------  ---------------    --------------
                                                                         (Dollars in thousands, except per share amounts)
Gross proceeds...........................................     $   12,666        $   14,901        $   17,136        $   19,707
Plus: Shares acquired by Charitable Foundation...........            557               656               754               867
                                                              ----------        ----------        ----------        ----------
Pro forma market capitalization..........................     $   13,223        $   15,557        $   17,890        $   20,574
                                                              ==========        ==========        ==========        ==========

Gross proceeds...........................................         12,666            14,901            17,136            19,707
Less: Cash contribution to Charitable Foundation.........            100               100               100               100
       Capital to MHC....................................              1                 1                 1                 1
       Expenses..........................................            695               695               695               695
                                                              ----------        ----------        ----------        ----------
Estimated net proceeds...................................         11,870            14,105            16,340            18,911
Less: Common Stock purchased by ESOP.....................          1,058             1,245             1,431             1,646
       Common Stock purchased by Stock Award Plan........            529               622               716               823
                                                              ----------        ----------        ----------        ----------
Estimated net proceeds, as adjusted......................     $   10,283        $   12,238        $   14,193        $   16,442
                                                              ==========        ==========        ==========        ==========

Consolidated net income (1):
  Historical.............................................            802               802               802               802
  Pro forma income on net proceeds, as adjusted..........            172               205               238               276
  Pro forma ESOP adjustment (2)..........................            (33)              (39)              (44)              (51)
  Pro forma Stock Award Plan adjustment (3)..............            (33)              (39)              (44)              (51)
                                                              ----------        ----------        ----------        ----------
Pro forma net income (1).................................     $      908        $      929        $      952        $      976
                                                              ==========        ==========        ==========        ==========
Per share net income (1):
  Historical.............................................           0.29              0.25              0.22              0.19
  Pro forma income on net proceeds, as adjusted..........           0.06              0.06              0.06              0.07
  Pro forma ESOP adjustment (2)..........................          (0.01)            (0.01)            (0.01)            (0.01)
  Pro forma Stock Award Plan adjustment (3)..............          (0.01)            (0.01)            (0.01)            (0.01)
                                                              ----------        ----------        ----------        ----------
Pro forma net income per share (1).......................     $     0.33     $        0.29              0.26     $        0.23
                                                              ==========        ==========        ==========        ==========

Stockholders' equity:
  Historical.............................................         28,031            28,031            28,031            28,031
  Estimated net proceeds.................................         11,870            14,105            16,340            18,911

  Plus:value issued to Charitable Foundation.............            657               756               854               967
  Less:after tax cost of Charitable Foundation...........           (407)             (469)             (529)             (600)
        Common Stock acquired by ESOP (2)................         (1,058)           (1,245)           (1,431)           (1,646)
        Common Stock acquired by Stock Award Plan(3).....           (529)             (622)             (716)             (823)
                                                              ----------        ----------        ----------        ----------
Pro forma stockholders' equity (3)(4)(5).................     $   38,564        $   40,556        $   42,549        $   44,840
                                                              ==========        ==========        ==========        ==========

Stockholders' equity per share (6):
  Historical.............................................           9.86              8.38              7.29              6.33
  Estimated net proceeds.................................           4.17              4.22              4.25              4.27

  Plus:Value issued to Charitable Foundation.............           0.23              0.23              0.22              0.22
  Less:Contribution  to Charitable Foundation............          (0.14)            (0.14)            (0.14)            (0.14)

  Less:Common Stock acquired by ESOP (2).................          (0.37)            (0.37)            (0.37)            (0.37)
        Common Stock acquired by Stock Award Plan (3) ...          (0.19)            (0.19)            (0.19)            (0.19)
                                                              ----------        ----------        ----------        ----------
Pro forma stockholders' equity per share (3)(4)(5).......     $    13.56     $       12.13     $       11.06     $       10.12
                                                              ==========        ==========        ==========        ==========

Offering price to pro forma net income per share (7).....          15.15x            17.24x            19.23x            21.74x
Offering price as a percentage of pro forma
  stockholders' equity per share (6).....................          73.75%            82.44%            90.42%            98.81%

                                                   (footnotes on following page)

________________________
/(1)/ Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Charitable Foundation. The Company will recognize an after-tax expense for the amount of the contribution to the Charitable Foundation which is expected to be $407,000, $469,000, $529,000 and $600,000 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. Assuming the contribution to the Charitable Foundation was incurred during the six months ended June 30, 1998, pro forma net income per share would be $0.18, $0.14, $0.11 and $0.09 at the minimum, midpoint, maximum and adjusted maximum, respectively. Per share net income data is based on 2,743,264, 3,227,369, 3,711,475 and 4,268,196 shares outstanding, which represents shares issued in the Reorganization, shares contributed to the Charitable Foundation and shares to be allocated or distributed under the ESOP and Stock Award Plan for the period presented.
/(2)/ It is assumed that 8% of the Minority Ownership Interest will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction to stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 10 equal annual installments of principal, with an assumed interest rate at 8.50%. The pro forma net income assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the six months ended June 30, 1998, and was made at the end of the period; (ii) that 5,066, 5,960, 6,854 and 7,883 shares at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, were committed to be released during the six months ended June 30, 1998, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations. See "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan and Trust."
/(3)/ Gives effect to the Stock Award Plan expected to be adopted by the Company following the Offering. This plan intends to acquire a number of shares of Common Stock equal to 4% of the Minority Ownership Interest or 50,664, 59,604, 68,545, and 78,827 shares of Common Stock at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, either through open market purchases or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock Award Plan to purchase the shares will be contributed to the plan by the Bank. In calculating the pro forma effect of the Stock Award Plan, it is assumed that the shares were acquired by the Stock Award Plan at the beginning of the period presented in open market purchases at the Subscription Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock Award Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.86% and pro forma net income per share would be $0.33, $0.29, $0.26 and $0.23 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share would be $13.31, $11.90, $10.86, and $9.95 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. There can be no assurance that the actual purchase price of the shares granted under the Stock Award Plan will be equal to the Subscription Price. See "Management of the Bank--Benefit Plans--Stock Award Plan."
/(4)/ No effect has been given to the issuance of additional shares of Common
      Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Offering. Under the Stock Option Plan, an amount equal to 10% of the Minority Ownership Interest, or 126,658, 149,010, 171,362 and 197,066 shares at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net income per share would be $0.32, $0.27, $0.24 and $0.22, respectively, and the pro forma stockholders' equity per share would be $13.40, $12.03, $11.01, and $10.13, respectively. See "Management of the Bank--Benefit Plans--Stock Option Plan."
/(5)/ The retained earnings of the Bank will continue to be substantially restricted after the Offering. See "Dividend Policy," "The Reorganization and Offering--Liquidation Rights," and "Regulation - New York Banking Regulation."
/(6)/ Stockholders' equity per share data is based upon 2,843,760; 3,345,600;
      3,847,440 and 4,424,556 shares outstanding representing shares issued in the Reorganization, shares purchased by the ESOP and the Stock Award Plan, and shares contributed to the Charitable Foundation.
/(7)/ Based on pro forma net income for the six months ended June 30, 1998 that have been annualized.
/(8)/ As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the Offering.


                                                                             At or for the Year Ended December 31, 1997
                                                              ----------------------------------------------------------------------
                                                                                                                        1,970,663
                                                                  1,266,588         1,490,104         1,713,620      Shares Sold at
                                                               Shares Sold at   Shares Sold at    Shares Sold at    $10 per Share
                                                                $10 per Share     $10 per Share     $10 per Share       (Adjusted
                                                                  (Minimum)        (Midpoint)         (Maximum)        Maximum)(7)
                                                              ---------------   ---------------   ---------------   ---------------
                                                                         (Dollars in thousands, except per share amounts)
Gross proceeds...........................................     $   12,666        $   14,901        $   17,136           $   19,707
Plus:  Shares acquired by Charitable Foundation..........            557               656               754                  867
                                                              ----------        ----------        ----------           ----------
Pro forma market capitalization..........................     $   13,223        $   15,557        $   17,890           $   20,574
                                                              ==========        ==========        ==========           ==========

Gross proceeds...........................................         12,666            14,901            17,136               19,707
Less:  Cash contribution to Charitable Foundation .......            100               100               100                  100
       Capital to MHC....................................              1                 1                 1                    1
       Expenses..........................................            695               695               695                  695
                                                              ----------        ----------        ----------           ----------
Estimated net proceeds...................................         11,870            14,105            16,340               18,911
Less:  Common Stock purchased by ESOP....................          1,058             1,245             1,431                1,646
       Common Stock purchased by Stock Award Plan........            529               622               716                  823
                                                              ----------        ----------        ----------           ----------
Estimated net proceeds, as adjusted......................     $   10,283        $   12,238        $   14,193           $   16,442
                                                              ==========        ==========        ==========           ==========
Consolidated net income(1):
   Historical............................................          1,285             1,285             1,285                1,285
   Pro forma income on net proceeds, as adjusted.........            345               410               476                  551
   Pro forma ESOP adjustment (2).........................            (66)              (77)              (89)                (102)
   Pro forma Stock Award Plan adjustment (3).............            (66)              (77)              (89)                (102)
                                                              ----------        ----------        ----------           ----------
Pro forma net income (1).................................     $    1,498        $    1,541        $    1,583           $    1,632
                                                              ==========        ==========        ==========           ==========
Per share net income (1):
   Historical............................................           0.47              0.40              0.35                 0.30
Pro forma income on net proceeds, as adjusted............           0.13              0.13              0.13                 0.13
Pro forma ESOP adjustment (2)............................          (0.02)            (0.02)            (0.02)               (0.02)
Pro forma Stock Award Plan adjustment (3)................          (0.02)            (0.02)            (0.02)               (0.02)
                                                              ----------        ----------        ----------           ----------
Pro forma net income per share (1).......................     $     0.56     $        0.49     $        0.44        $        0.39
                                                              ==========        ==========        ==========           ==========
Stockholders' equity:
   Historical............................................         27,120            27,120            27,120               27,120
   Estimated net proceeds................................         11,870            14,105            16,340               18,911
Plus:  Value issued to Charitable Foundation.............            657               756               854                  967
After tax cost of Charitable Foundation..................           (407)             (469)             (529)                (600)

   Less: Common Stock acquired by ESOP (2)...............         (1,058)           (1,245)           (1,431)              (1,646)
   Less: Common Stock acquired by Stock Award Plan(3)....           (529)             (622)             (716)                (823)
                                                              ----------        ----------        ----------           ----------
Pro forma stockholders' equity (3)(4)(5).................     $   37,653        $   39,645        $   41,638           $   43,929
                                                              ==========        ==========        ==========           ==========
Stockholders' equity per share (6):
   Historical............................................           9.54              8.11              7.05                 6.13
Estimated net proceeds...................................           4.17              4.22              4.25                 4.27
   Plus: Value issued to Charitable Foundation...........           0.23              0.23              0.22                 0.22
   After tax cost of Charitable Foundation...............          (0.14)            (0.14)            (0.14)               (0.14)

   Less: Common Stock acquired by ESOP (2)...............          (0.37)            (0.37)            (0.37)               (0.37)
         Common Stock acquired by Stock Award Plan (3)...          (0.19)            (0.19)            (0.19)               (0.19)
                                                              ----------        ----------        ----------           ----------
Pro forma stockholders' equity per share (3)(4)(5).......     $    13.24     $       11.86     $       10.82        $        9.92
                                                              ==========        ==========        ==========           ==========
Offering price to pro forma net income per share.........          17.86x            20.41x            22.73x               25.64x

Offering price as a percentage of pro forma stockholders'
   equity per share (6)..................................          75.53%            84.32%            92.42%              100.81%

_________________________

                                                   (footnotes on following page)

(1) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Charitable Foundation. The Company will recognize an after-tax expense for the amount of the contribution to the Charitable Foundation which is expected to be $407,000, $469,000, $529,000 and $600,000 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. Assuming the contribution to the Charitable Foundation was incurred during the six months ended June 30, 1998, pro forma net income per share would be $0.40, $0.33, $0.28 and $0.24 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. Per share net income data is based on 2,748,553, 3,233,592, 3,718,631 and 4,276,425 shares outstanding, which represents shares issued in the Reorganization, shares contributed to the Charitable Foundation and shares to be allocated or distributed under the ESOP and Stock Award Plan for the period presented.
(2) It is assumed that 8% of the Minority Ownership Interest will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 10 equal annual installments of principal, with an assumed interest rate at 8.5%. The pro forma net income assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1997, and was made at the end of the period; (ii) that 10,132, 11,920, 13,708 and 15,765 shares at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, were committed to be released during the year ended December 31, 1997, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations. See "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan and Trust."
(3) Gives effect to the Stock Award Plan expected to be adopted by the Company following the Offering. This plan intends to acquire a number of shares of Common Stock equal to 4% of the Minority Ownership Interest, or 50,663, 59,604, 68,544 and 78,826 shares of Common Stock at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, either through open market purchases, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the restricted stock plan to purchase the shares will be contributed to the plan by the Bank. In calculating the pro forma effect of the Stock Award Plan, it is assumed that the shares were acquired by the Stock Award Plan at the beginning of the period presented in open market purchases at the Subscription Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of Common Stock to the Stock Award Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.86% and pro forma net income per share would be $0.54, $0.47, $0.42 and $0.38 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share would be $13.00, $11.63, $ 10.62 and $9.75 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. There can be no assurance that the actual purchase price of the shares granted under the restricted stock plan will be equal to the Subscription Price. See "Management of the Bank--Benefit Plans--Stock Award Plan."
(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Offering. Under the Stock Option Plan, an amount equal to 10% of the Minority Ownership Interest, or 126,659, 149,010 171,362 and 197,066 shares at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net income per share would be $0.52, $0.45, $0.41 and $0.36, respectively, and the pro forma stockholders' equity per share would be $13.10, $11.77, $10.79 and $9.93, respectively. See "Management of the Bank--Benefit Plans--Stock Option Plan."
(5) The retained earnings of the Bank will continue to be substantially restricted after the Offering. See "Dividend Policy," "The Reorganization and Offering--Liquidation Rights" and "Regulation--New York Bank Regulation."
(6) Stockholders' equity per share data is based upon 2,843,760; 3,345,600; 3,847,440; and 4,424,556 shares outstanding representing shares issued in the Reorganization, shares purchased by the ESOP and Stock Award Plan, and shares contributed to the Charitable Foundation.
(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the Offering.

 COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT FOUNDATION

     In the event that the Charitable Foundation were not established as part of the Reorganization, FinPro has estimated that the pro forma aggregate market capitalization of the Company would be approximately $15.4 million at the midpoint of the Estimated Valuation Report, which is approximately $111,000 less than the pro forma aggregate market capitalization of the Company if the Charitable Foundation is included, and would result in an approximately $545,000 increase in the amount of Common Stock offered for sale in the Reorganization. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Company without the Charitable Foundation. Further, assuming the midpoint of the Estimated Valuation Range, pro forma stockholders' equity per share and pro forma net income per share would be substantially the same at $0.29 and $12.13, respectively, and $0.29 and $12.04, respectively, with or without the Charitable Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are substantially the same with and without the Charitable Foundation at the midpoint of the Estimated Valuation Range at 82.44% and 83.06%, respectively, and 17.24x and 17.24x, respectively. There is no assurance that in the event the Charitable Foundation were not formed that the appraisal prepared at the time would have concluded that the pro forma market value of the Company would be the same as the above estimate. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, assuming the Reorganization were completed at June 30, 1998. The valuation amounts referred to in the table below relate to the value of the shares sold to the depositors and the public, excluding shares issued to the Mutual Holding Company.


                                      MINIMUM                MIDPOINT                    MAXIMUM              ADJUSTED MAXIMUM
                             ------------------------  -----------------------   ------------------------  ------------------------
                                WITH        WITHOUT       WITH        WITHOUT       WITH        WITHOUT       WITH        WITHOUT
                             FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Estimated Offering amount..  $   12,666   $   13,219   $   14,901   $   15,446   $   17,136   $   17,763   $   19,707   $   20,428
Pro forma market
 capitalization............      13,223       13,219       15,557       15,446       17,890       17,763       20,574       20,428
Total assets...............     228,175      228,500      230,167      230,538      232,160      232,577      234,451      234,923
Total liabilities..........     189,611      189,611      189,611      189,611      189,611      189,611      189,611      189,611
Pro forma stockholders'
 equity....................      38,564       38,889       40,556       40,927       42,549       42,966       44,840       45,312
Pro forma net income.......         908          918          929          942          952          964          976          990
Pro forma stockholders'
 equity per share..........       13.56        13.46        12.13        12.04        11.06        10.99        10.12        10.08
Pro forma net income per
 share.....................        0.33         0.34         0.29         0.29         0.26         0.26         0.23         0.23

PRO FORMA PRICING RATIOS:
--------------------------
Offering price as a
 percentage of pro forma
 stockholders' equity per
 share.....................       73.75%       74.29%       82.44%       83.06%       90.42%       90.99%       98.81%       99.21%
Offering price to pro
 forma net income per
 share /(1)/...............      15.15x       14.71x       17.24x       17.24x       19.23x       19.23x       21.74x       21.74x
Pro forma market
 capitalization to assets..       12.46%       12.65%       14.54%       14.75%       16.57%       16.81%       18.87%       19.14%

PRO FORMA FINANCIAL RATIOS:
---------------------------
Return on assets /(2)/.....        0.80%        0.80%        0.81%        0.82%        0.82%        0.83%        0.83%        0.84%
Return on equity /(3)/.....        4.71%        4.72%        4.58%        4.60%        4.47%        4.49%        4.35%        4.37%
Equity to assets...........       16.90%       17.02%       17.62%       17.75%       18.33%       18.47%       19.13%       19.29%

Total shares...............   2,843,760    2,890,000    3,345,600    3,400,000    3,847,440    3,910,000    4,424,556    4,496,500

Minority shares............   1,266,588    1,312,927    1,490,104    1,544,620    1,713,620    1,776,313    1,970,663    2,042,760
 Share dilution............        3.53%      46,339         3.53%      54,516         3.53%      62,693         3.53%      72,097
 Voting share..............       44.54%       45.43%       44.54%       45.43%       44.54%       45.43%       44.54%       45.43%
 Dilution..................        0.89%                     0.89%                     0.89%                     0.89%

Foundation shares..........      55,730           --       65,565           --       75,399           --       86,709           --
 Share dilution............         N/A                       N/A                       N/A                       N/A
 Voting share..............        1.96%          --         1.96%          --         1.96%          --         1.96%          --
 Dilution..................         N/A                       N/A                       N/A                       N/A

Mutual Holding Company
 Shares....................   1,521,442    1,577,073    1,789,931    1,855,380    2,058,421    2,133,687    2,367,184    2,453,740
 Share dilution............        3.53%                     3.53%                     3.53%                     3.53%
 Voting share..............       53.50%       54.57%       53.50%       54.57%       53.50%       54.57%       53.50%       54.57%
 Dilution..................        1.07%                     1.07%                     1.07%                     1.07%

                                          (footnotes on following page__________


/(1)/ If the contribution to the Charitable Foundation had been incurred during the six months ended June 30, 1998, pro forma net income per share would have been $0.18, $0.14, $0.11 and $0.09 and the offering price to pro forma net income per share would have been 19.47x, 23.23x, 27.00x and 31.56x, at the minimum, midpoint, maximum and adjusted maximum, respectively.
/(2)/ If the contribution to the Charitable Foundation had been incurred during the six months ended June 30, 1998, return on assets would have been 0.62%,0.60%, 0.59%, and 0.58% at the minimum, midpoint, maximum and adjusted maximum, respectively.
/(3)/ If the contribution to the Charitable Foundation had been incurred during the six months ended June 30, 1998, return on equity would have been 3.65%, 3.43%, 3.23% and 3.02%, respectively.

                          PARTICIPATION BY MANAGEMENT

     The following table sets forth information regarding intended Common Stock purchases by each of the trustees and executive officers of the Bank and their associates, and by all trustees and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the ESOP, as well as any Stock Award Plan awards or Stock Option Plan grants that may be made no earlier than six months after the completion of the Reorganization. See "Management of the Bank--Benefit Plans-- Stock Award Plan" and "--Stock Option Plan." The trustees and officers of the Bank have indicated their intention to purchase in the Offering an aggregate of $2,035,000 of Common Stock, equal to 16.0%, 13.7%, 11.9%, and 10.3% of the number of shares to be issued in the Offering, at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively.

                                                                   AGGREGATE        NUMBER                PERCENT OF
                                                                    PURCHASE          OF                 SHARES SOLD AT
NAME                                            POSITION           PRICE/(1)/      SHARES/(1)/              MIDPOINT
-----                                  --------------------------  ----------     ------------          ---------------

Nicholas J. Christakos                   Chairman of the Board       $250,000          25,000/(2)/             1.7%
Michael R. Kallet                      President, Chief Executive
                                          Officer and Trustee         250,000          25,000/(2)/             1.7
Patricia D. Caprio                              Trustee               100,000          10,000                  0.7
Edward J. Clarke                                Trustee                 5,000             500                    *
James J. Devine                                 Trustee               100,000          10,000                  0.7
John E. Haskell                                 Trustee               250,000          25,000/(2)/             1.7
Rodney D. Kent                                  Trustee               250,000          25,000/(2)/             1.7
William D. Matthews                             Trustee               150,000          15,000                  1.0
Michael W. Milmoe                               Trustee                30,000           3,000                  0.2
Richard B. Myers                                Trustee               150,000          15,000                  1.0
Frank O. White, Jr.                             Trustee               100,000          10,000                  0.7
Thomas H. Dixon                          Senior Vice President/
                                         Credit Administration        200,000          20,000                  1.3
Eric E. Stickels                       Senior Vice President and
                                        Chief Financial Officer       200,000          20,000                  1.3
                                                                   ----------         -------                 -----
All trustees and executive officers
as a group (13 persons)                                            $2,035,000         203,500                 13.7%
                                                                   ==========         =======                 =====

---------------------

*less than .1%
/(1)/ Includes purchases by associates.
/(2)/ Represents the maximum amount that may be purchased by the trustees and executive officers of the Bank together with their associates.

                        THE REORGANIZATION AND OFFERING

     THE SUPERINTENDENT HAS APPROVED THE PLAN OF REORGANIZATION AND THE OFFERING OF THE COMMON STOCK SUBJECT TO THE APPROVAL OF THE BANK'S DEPOSITORS AND THE SATISFACTION OF CERTAIN CONDITIONS IMPOSED BY THE SUPERINTENDENT. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE OFFERING OR THE PLAN OF REORGANIZATION BY THE SUPERINTENDENT.

DESCRIPTION OF AND REASONS FOR THE REORGANIZATION

     The Board of Trustees unanimously adopted the Plan of Reorganization and the Superintendent has approved the Plan of Reorganization. Pursuant to the Plan of Reorganization, the Bank will reorganize into a "two-tier" mutual holding company structure. The two-tier structure has two levels of holding companies--a "mid-tier" stock holding company and a "top-tier" mutual holding company. Under the terms of the Plan of Reorganization (i) the Bank will form the Company as a Delaware corporation; (ii) the Bank will form the Mutual Holding Company as a New York mutual holding company; (iii) the Bank will reorganize into a capital stock form of organization and will contribute such common stock to the Mutual Holding Company; (iv) the Mutual Holding Company will contribute the Common Stock of the Bank to the Company; and (v) the Company will issue shares of Common Stock to the public and the Mutual Holding Company. The number of shares of Common Stock sold to depositors and the public pursuant to this Prospectus will be equal to 44.5% of the shares issued in the Reorganization, and the number of shares issued to the Mutual Holding Company will be equal to 53.5% of the shares issued in the Reorganization. In addition, the Company will issue 2.0% of the shares to be outstanding to a newly established Charitable Foundation. The Charitable Foundation will also receive $100,000 in cash. The two-tier mutual holding company structure is most easily understood by considering the following schematic:


  ------------------------------           ---------------------------------
   The Mutual Holding Company                           Public
   (a New York mutual holding                        Stockholders
            company)                          (including the Charitable
                                                     Foundation)
  ------------------------------           ---------------------------------
                  |  53.5% of                            |  46.5% of the
                  | the Common                           |  Common Stock
                  |   Stock                              |
  --------------------------------------------------------------------------
                    The Company (a Delaware corporation)
  --------------------------------------------------------------------------
                                     |   100% of the
                                     |  Bank's common
                                     |      stock
  --------------------------------------------------------------------------
                                  The Bank
                       (a New York stock savings bank)
  --------------------------------------------------------------------------

     In adopting the Plan of Reorganization, the Board of Trustees determined that the Reorganization is in the best interest of the Bank. The primary purpose of the Reorganization is to establish a structure that will enable the Bank to compete and expand more effectively in the financial services marketplace, and that will enable the Bank's depositors, employees, management and trustees to obtain an equity ownership interest in the Bank. The new structure will permit the Company to issue capital stock, which is a source of capital not available to a mutual savings bank. Since the Company is not offering all of its Common Stock for sale to depositors and the public in the Offering (but is issuing a majority of its stock to the Mutual Holding Company), the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will also offer the Bank the opportunity to raise additional capital since the stock held by the Mutual Holding Company will be available for sale in the future in the event of the Company undertakes an incremental stock offering or the Mutual Holding Company decides to convert to the capital stock form of organization. See "Regulation-Holding Company Regulation-Mutual Holding Company Regulation." The Reorganization will also give the Company greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries or through acquisitions of or mergers with other financial institutions, as well as other companies. Although management has no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. Lastly, the Reorganization will enable the Bank to better manage its capital by offering broader investment opportunities through the holding company structure and by enabling the Company to distribute capital to stockholders in the form of dividends. Because only a minority of the Common Stock will be offered for sale in the Offering, the Bank's current mutual form of ownership and its ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

     The Board of Trustees believes that these advantages outweigh the potential disadvantages of the mutual holding company structure, which may include: (i) the inability of stockholders other than the Mutual Holding Company to obtain majority ownership of the Company and the Bank, which may result in the perpetuation of the management and board of directors of the Bank and the Company; and (ii) that the mutual holding company structure is a relatively new form of corporate ownership and new regulatory policies relating to the mutual interest in the Mutual Holding Company that may be adopted from time-to-time may have an adverse impact on Minority Stockholders. A majority of the voting stock of the Company will be owned by the Mutual Holding Company, which is a mutual institution that will be controlled by the existing Board of Trustees of the Bank. While this structure will permit management to focus better on the Company's and the Bank's long-term business strategy for growth and capital redeployment without short-term pressure from stockholders, it will also serve to perpetuate the existing management and trustees of the Bank. The Mutual Holding Company will be able to elect all members of the board of directors of the Company and will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote, except for certain matters that must be approved by more than a majority of stockholders of the Company. No assurance can be given that the Company will not take action adverse to the interests of the Minority Stockholders. For example, the Company could revise the dividend policy or defeat a candidate for the board of directors of the Bank or other proposals put forth by the Minority Stockholders.

     The Reorganization does not preclude the conversion of the Mutual Holding Company from the mutual-to-stock form of organization which would be effected through a merger of the Mutual Holding Company into the Company or the Bank and the concurrent sale of the shares held by the Mutual Holding Company in a
subscription offering.   A conversion of the Mutual Holding Company from the
mutual-to-stock form of organization is not anticipated for the foreseeable future.

     Following the completion of the Reorganization, all depositors who had liquidation rights with respect to the Bank as of the effective date of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the Reorganization will have such liquidation rights with respect to the Mutual Holding Company. Borrowers currently do not have ownership or voting rights in the Bank and will not receive ownership or voting rights with respect to the Mutual Holding Company.

     All insured deposit accounts of the Bank will continue to be federally insured by the FDIC and the BIF up to the legal maximum limit in the same manner as deposit accounts existing in the Bank immediately prior to the Reorganization. Upon completion of the Reorganization, the Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under New York law. As long as the Mutual Holding Company is in existence, the Mutual Holding Company will be required to own at least 51% of the voting stock of the Company, and the Company will own 100% of the voting stock of the Bank. The Bank and the Company may issue any amount of non-voting stock or debt to persons other than the Mutual Holding Company.

THE OFFERING

     The Company is offering shares of Common Stock to persons other than the Mutual Holding Company. An Offering of between 1,266,588 and 1,713,620 shares of the Common Stock (subject to adjustment to up to 1,970,663) is being made pursuant to this Prospectus concurrently with the Reorganization. The shares of Common Stock that will be sold in the Offering will constitute no more than 44.5% of the shares that will be outstanding after the Offering. Following the Reorganization and the Offering, the Company also will be authorized to issue additional Common Stock to persons other than the Mutual Holding Company, without prior approval of the holders of the Common Stock.

     The shares of Common Stock are being offered for sale at a fixed Subscription Price of $10.00 per share in the Subscription Offering pursuant to subscription rights in the following order of priority to: (i) holders of deposit accounts with a balance of at least $100 or more on December 31, 1996 ("Eligible Account Holders"); (ii) the Bank's tax-qualified employee plans, including the ESOP; (iii) depositors whose accounts in the Bank totaled at least $100 or more on September 30, 1998 ("Supplemental Eligible Account Holders"); and (iv) employees, officers and trustees of the Bank who do not qualify in any of the above listed categories. Concurrently, and subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered in the Community Offering at $10.00 per share to certain members of the general public, with a preference first given to natural persons residing in Madison county, New York, the cities and towns of Annsville, Camden, Florence, Sherrill, Vernon, Verona and Vienna in Oneida county, New York and the towns of Fabius, Manlius and Pompey in Onondaga county, New York (the "Community Offering"). Subscription rights will expire if not exercised by __:___, New York time, on _________ , 1998 unless extended by the Bank and the Company.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     The Plan of Reorganization and federal and state regulations require that the aggregate purchase price of the Common Stock sold in the Offering must be based on the appraised pro forma market value of the Common Stock, as determined by an independent valuation (the "Independent Valuation"). The Bank has retained FinPro to make such valuation, and FinPro will receive a fee of $25,000 for its services. The Bank and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro's liability results from its negligence or bad faith.

     The Independent Valuation was prepared by FinPro in reliance upon the information contained in the Prospectus, including the financial statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in the Bank's existing market area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other publicly traded subsidiaries of mutual holding companies; the aggregate size of the Offering; the impact of the Reorganization on the Bank's stockholders' equity and earnings potential; the proposed dividend policy of the Company; and the trading market for securities of comparable institutions and general conditions in the market for such securities. As a result of recent market volatility as well as a weakening in the market for financial institution securities generally, on October 7, 1998 FinPro updated its original appraisal, dated September 9, 1998, to decrease the pro forma market value of the Company by 15%. Consequently, the number of shares of Common Stock being offered to the public has been decreased by 15%.

     The Independent Valuation states that as of October 7, 1998, the estimated pro forma market value of the Common Stock ranged from a minimum of $28.4 million to a maximum of $38.5 million, with a midpoint of $33.5 million (the "Estimated Valuation Range"). The board determined to offer the shares in the Offering at the Subscription Price of $10.00 per share, the price most commonly used in stock offerings involving mutual-to-stock conversions. Based on the Estimated Valuation Range and the Subscription Price of $10.00 per share, the number of shares of Common Stock that the Company will issue will range from between 2,843,760 shares to 3,847,440 shares, with a midpoint of 3,345,600 shares. The board determined to offer 44.5% of such shares, or between 1,266,588 shares and 1,713,620 shares with a midpoint of 1,490,104 shares (the "Offering Range"), to depositors and the public pursuant to this Prospectus. In addition, up to 75,399 shares are being issued to the Charitable Foundation as part of the Reorganization, which will result in Minority Stockholders owning 46.5% of the shares of the Common Stock outstanding at the conclusion of the Reorganization. The 53.5% of the shares of the Company's Common Stock that are not sold in the Offering or contributed to the Charitable Foundation will be issued to the Mutual Holding Company.

     The board reviewed the Independent Valuation and, in particular, considered
(i) the Bank's financial condition and results of operations for the six months ended June 30, 1998, and the year ended December 31, 1997, (ii) financial comparisons of the Bank in relation to other financial institutions primarily including other publicly traded subsidiaries of mutual holding companies, and
(iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the Independent Valuation. The board also reviewed the methodology and the assumptions used by FinPro in preparing the Independent Valuation. The Estimated Valuation Range may be amended with the approval of the Superintendent and the FDIC (if required), if necessitated by subsequent developments in the financial condition of the Bank or market conditions generally.

     Following commencement of the Subscription Offering, the maximum of the Estimated Valuation Range may be increased by up to 15%, to up to 4,424,556 shares, which will result in a corresponding increase in the maximum of the Offering Range to up to 1,970,663 shares to reflect changes in market and financial conditions, without the resolicitation of subscribers (in which event up to 86,709 shares may be issued to the Charitable Foundation). The minimum of the Estimated Valuation Range and the minimum of the Offering Range may not be decreased without a resolicitation of subscribers. The Subscription Price of $10.00 per share will remain fixed. See "--Limitations Upon Purchases of Common Stock" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings.

     THE INDEPENDENT VALUATION, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SHARES. FINPRO DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID FINPRO VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE INDEPENDENT VALUATION CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE SUBSCRIPTION PRICE.

     The Independent Valuation will be updated at the time of the completion of the Offering. If the update to the Independent Valuation at the conclusion of the Offering results in an increase in the maximum of the Estimated Valuation Range to more than 4,424,556 shares and a corresponding increase in the Offering Range to more than 1,970,663 shares, or a decrease in the minimum of the Estimated Valuation Range to less than 2,843,760 shares and a corresponding decrease in the Offering Range to fewer than 1,266,588 shares, then the Company, after consulting with the Superintendent and the FDIC, may terminate the Plan of Reorganization and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new Subscription Offering, Community Offering, or both, establish a new Offering Range, commence a resolicitation of subscribers or take such other actions as permitted by the Superintendent and the FDIC in order to complete the Reorganization and the Offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the Superintendent and the FDIC for periods of up to 90 days not to extend beyond 24 months following approval of the Plan by the Superintendent, or __________,
______.

     An increase in the Independent Valuation and the number of shares to be issued in the Offering would decrease both a subscriber's ownership interest and the Company's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the Independent Valuation and the number of shares to be issued in the Offering would increase both a subscriber's ownership interest and the Company's pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

     Copies of the appraisal report of FinPro and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at each office of the Bank and the other locations specified under "Additional Information."

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro confirms to the Bank and the Superintendent that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the Independent Valuation is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the conclusion of the Offering. Any change that would result in an aggregate purchase price that is below the minimum or above the adjusted maximum of the Estimated Valuation Range would be subject to Superintendent's approval and the non-objection of the FDIC. If such confirmation is not received, the Bank may extend the Offering, reopen or commence a new offering, establish a new Estimated Valuation Range and commence a resolicitation of all purchasers with the approval of the Superintendent or take such other actions as permitted by the Superintendent in order to complete the Offering.

PURCHASE PRIORITIES AND METHOD OF OFFERING SHARES

     The Bank shall have the right, in its sole discretion, to determine whether prospective purchasers are "residents," "associates," or "acting in concert" as defined by the Plan of Reorganization and in interpreting any and all other provisions of the Plan of Reorganization. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

     Subject to the preceding paragraph and the limitations set forth in the "-- Limitations Upon Purchases of Common Stock" section, the priorities for the purchase of shares are as follows:

     PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder shall be given the opportunity to purchase up to 15,000 shares, or $150,000, of Common Stock; provided that the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5.0% of the maximum number of shares issued in the Offering, subject to the overall purchase limitation set forth in the section herein titled "Limitations Upon Purchases of Common Stock." If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make the total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's aggregate deposit account balances as of the Eligibility Record Date ("Qualifying Deposits") bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Common Stock received by executive officers and trustees of the Bank, including associates of executive officers and trustees, based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date, shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on their subscription order form all deposit accounts in which they had an ownership interest as of the Eligibility Record Date.

     PRIORITY 2: TAX-QUALIFIED EMPLOYEE PLANS. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Offering. In the event of an oversubscription in the Offering, subscriptions for shares by the tax-qualified employee plans may be satisfied, in whole or in part, through open market purchases by the tax-qualified employee plans subsequent to the closing of the Offering. The ESOP intends to purchase shares of Common Stock equal to 8% of the Minority Ownership Interest in the Offering.

     PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental

Eligible Account Holder shall have the opportunity to purchase up to 15,000 shares, or $150,000, of Common Stock; provided that the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5.0% of the maximum number of shares issued in the Offering, subject to the overall purchase limitations set forth in the section herein titled "Limitations Upon Purchases of Common Stock." In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, exceed available shares, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make the total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's aggregate deposit account balances as of the Supplemental Eligibility Record Date ("Supplemental Qualifying Deposits") bear to the total amount of Supplemental Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

     PRIORITY 4: EMPLOYEES, OFFICERS AND TRUSTEES. Employees, officers and trustees of the Bank who do not qualify in any of the above listed categories will receive, without cost to them, nontransferable subscription rights to subscribe for up to 15,000 shares or $150,000 of the Common Stock. If sufficient shares are not available in this priority, shares will be allocated among trustees, officers and employees on a pro rata basis based on the size of each person's order.

COMMUNITY OFFERING

     Any shares of Common Stock not subscribed for in the Subscription Offering will be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Company and the Bank, and will commence concurrently with, during or promptly after the Subscription Offering. Subject to approval by the Superintendent and nonobjection by the FDIC, the Community Offering would be extended in the event that orders for the minimum number of shares have not been received or if required to do so by regulatory authorities. The Common Stock will be offered and sold in the Community Offering, in accordance with FDIC and Department regulations, so as to achieve the widest distribution of the Common Stock. No person, by himself or herself, or with an associate or group of persons acting in concert, may subscribe for or purchase more than 10,000 shares of Common Stock offered in the Community Offering. Further, the Company may limit total subscriptions so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of Common Stock. Finally, the Company may reserve shares offered in the Community Offering for sales to institutional investors.

     In the event of an oversubscription for shares in the Community Offering, shares will be allocated (to the extent shares remain available) first to natural persons residing in Madison county, New York, the cities and towns of Annsville, Camden, Florence, Sherrill, Vernon, Verona and Vienna in Oneida county, New York and the towns of Fabius, Manlius and Pompey in Onondaga county, New York.

     The terms "residence," "reside," "resided" or "residing" with respect to any person shall mean any person who occupied a dwelling within the Bank's Community, has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. The Bank may use deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

     The Bank and the Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any person in the Community Offering.

SYNDICATED COMMUNITY OFFERING

     Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering ("Selected Dealers"), subject to terms, conditions and procedures as may be determined by the Bank and the Company in a manner that is intended to achieve the widest distribution of the Common Stock, subject to the rights of the Company to accept or reject in whole or in part any order in the Syndicated Community Offering.
It is expected that the Syndicated Community Offering, if any, will begin as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. Subject to approval by the Superintendent and nonobjection by the FDIC, the Syndicated Community Offering would be extended in the event that orders for the minimum number of shares offered were not received or if required to do so by regulatory authorities. The Company and the Bank have the right to reject orders, in whole or in part, in their sole discretion in the Syndicated Community Offering. Neither Trident Securities Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Trident Securities, Inc. has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the purchase price of $10.00 per share, which is the same price as all other shares being offered in the Offering.

     It is estimated that the Selected Dealers will receive a negotiated commission based on the amount of Common Stock sold by the Selected Dealer, payable by the Company. During the Syndicated Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if Trident Securities, Inc. and the Company believe that enough indications and orders have been received in the Offering to consummate the Reorganization, Trident Securities, Inc. will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. One the next business day following the Debit Date, Selected Dealers will remit funds to the account that the Company established for each Selected Dealer. After payment has been received by the Company from Selected Dealers, funds will earn interest at the Bank's passbook savings rate until the consummation of the Reorganization. In the event the Offering is not consummated as described above, funds will be returned promptly with interest to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Department and the FDIC and to compliance with applicable state and federal securities laws.

RESTRICTIONS ON SALE OF STOCK BY TRUSTEES AND OFFICERS

     All shares of the Common Stock purchased by trustees and officers of the Bank in the Offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the Common Stock by the Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation-- Federal Securities Laws."

     Each certificate for restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

RESTRICTIONS ON AGREEMENTS OR UNDERSTANDINGS REGARDING TRANSFER OF COMMON STOCK TO BE PURCHASED IN THE OFFERING

     Prior to the completion of the Offering, no depositor may transfer or enter into an agreement or understanding to transfer the legal or beneficial ownership of the shares of Common Stock to be purchased by such person in the Offering. Each depositor who submits an order form will be required to certify that the purchase of Common Stock by such person is solely for the purchaser's own account and there is no agreement or understanding regarding the sale or transfer of such shares. The Bank intends to pursue any and all legal and equitable remedies in the event it becomes aware of any such agreement or understanding and will not honor orders reasonably believed by the Bank to involve such an agreement or understanding.

PROCEDURE FOR PURCHASING SHARES

     To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date, Prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Stock order forms may only be distributed with a Prospectus.

     EXPIRATION DATE. The Offering will terminate at ___:____, New York time on __________, 1998, unless extended by the Bank for up to an additional 45 days or, if approved by the Superintendent, for an additional period after such 45-day extension (as so extended, the "Expiration Date"). The Bank is not required to give purchasers notice of any extension unless the Expiration Date is later than __________, 1998, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders. If the minimum number of shares sold in the Offering (__________ shares) is not sold by the Expiration Date, the Bank may terminate the Offering and promptly refund all orders for Common Stock. A reduction in the number of shares below the minimum of the Estimated Valuation Range will not require the approval of depositors or an amendment to the Independent Valuation. If the number of shares is reduced below the minimum of the Estimated Valuation Range, purchasers will be given an opportunity to increase, decrease, or rescind their orders.

     USE OF STOCK ORDER FORMS. In order to purchase the Common Stock, each purchaser must complete a stock order form except for certain persons purchasing in the Syndicated Community Offering as more fully described below. Any person receiving a stock order form who desires to purchase Common Stock may do so by delivering (by mail or in person) to the Bank a properly executed and completed stock order form, together with full payment for the shares purchased. The stock order form must be received prior to __:___, New York time on __________, 1998. ONCE TENDERED, A STOCK ORDER FORM CANNOT BE MODIFIED OR REVOKED WITHOUT THE CONSENT OF THE BANK. Each person ordering shares is required to represent that they are purchasing such shares for their own account. The interpretation by the Bank of the terms and conditions of the Plan and of the acceptability of the order forms will be final. The Bank is not required to accept copies of stock order forms.

     The stock order form includes a certification in which subscribers are asked to acknowledge that (i) the Common Stock is not a deposit or savings account that is federally insured or otherwise guaranteed by the Bank or the federal government and (ii) the subscribers received a prospectus describing the nature of the Common Stock and the risks of investing in the Common Stock. The certification has been included so that each subscriber will acknowledge that they have been advised to read the Prospectus in order to evaluate whether an investment in the Common Stock is a suitable investment for him or her. The certification is also intended to ensure that each subscriber acknowledges to the Company that they are aware of the information contained therein prior to making a decision to invest in the

Common Stock. SIGNING THE STOCK ORDER FORM AND CERTIFICATION WILL NOT RESULT IN INVESTORS WAIVING THEIR RIGHTS UNDER THE FEDERAL SECURITIES LAWS.

     PAYMENT FOR SHARES. Payment for all shares will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by (i) check or money order, or (ii) authorization of withdrawal from a deposit account maintained with the Bank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the stock order forms. Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the Offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the Offering is completed or terminated. Interest penalties for early withdrawal applicable to certificate of deposit accounts with the Bank will not apply to withdrawals authorized for the purchase of shares; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the Bank's passbook rate subsequent to the withdrawal. Payments made by check or money order will be placed in a segregated savings account and will be paid interest at the Bank's passbook rate of 3.0%, from the date payment is received until the Offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of Common Stock, promptly following completion or termination of the Offering. An executed stock order form, once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank, unless the Offering is not completed by __________, 1998, in which event purchasers may be given the opportunity to increase, decrease, confirm or rescind their orders for a specified period of time.

     Depending on market conditions, the Common Stock may be offered for sale to the general public on a best efforts basis in a Syndicated Community Offering by
a selling group of broker-dealers to be managed by Trident Securities, Inc.   In
its discretion, Trident Securities, Inc. will instruct selected broker-dealers as to the number of shares to be allocated to each selected broker-dealer. Only upon allocation of shares to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares in the Community Offering directly through a selected broker-dealer, which may include Trident Securities, Inc., will be advised that the members of the selling group are required either (a) upon receipt of an executed stock order form or direction to execute a stock order form on behalf of an investor, to forward the appropriate purchase price to the Bank for deposit in a segregated account on or before __________, prevailing time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the fifth business day next following receipt of confirmation and to forward the appropriate purchase price to the Bank for deposit in the segregated account on or before 12:00 noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment of the purchase price. Payment for shares purchased pursuant to alternative (b) above may be made by wire transfer to the Bank.

     Owners of self-directed Individual Retirement Accounts ("IRA") may use the assets of such IRAs to purchase shares of Common Stock in the Offering. Individuals who are participants in self-directed tax qualified plans maintained by self-employed individuals may use the assets in their self-directed Keogh Plan accounts to purchase shares of Common Stock in the Offering. In addition, the provisions of Employee Retirement Income Securities Act of 1974, as amended ("ERISA") and Internal Revenue Service ("IRS") regulations require that executive officers, trustees and 10% stockholders who use self-directed IRA funds and/or Keogh Plan accounts to purchase shares of Common Stock in the Offering, make such purchase for the exclusive benefit of the IRA and/or Keogh Plan participant. Moreover, for IRAs where the Bank is the trustee or custodian to the IRA, the IRA must be transferred to a new trustee or custodian in order to use such funds for the purchase of Common Stock in the Offering.

     If the ESOP subscribes for shares of the Common Stock, such plan will not be required to pay for such shares until consummation of the Offering.

     DELIVERY OF STOCK CERTIFICATES. Certificates representing Common Stock issued in the Offering will be mailed by the Bank to the persons entitled thereto at the registered address noted on the order form, as soon as practicable following consummation of the Offering. Any certificates returned as undeliverable will be held by the Bank until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered.

PLAN OF DISTRIBUTION AND SELLING COMMISSIONS

     Offering materials for the Offering initially have been distributed to certain persons by mail, with additional copies made available at the Bank's offices and by Trident Securities, Inc. All prospective purchasers are to send payment directly to the Bank, where such funds will be held in a segregated savings account and not released until the Offering is completed or terminated.

     To assist in the marketing of the Common Stock, the Bank has retained Trident Securities, Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities, Inc. will assist the Bank in the Offering as follows: (i) in training and educating the Bank's employees regarding the mechanics and regulatory requirements of the Offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in the Bank's local communities; and (iv) in soliciting orders for Common Stock. For these services, Trident Securities, Inc. will receive a fixed fee of $200,000. If there is a Syndicated Community Offering, the fixed fee shall not exceed a fee to be agreed upon jointly by the Bank and Trident Securities, Inc.

     The Bank also will reimburse Trident Securities, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $55,000 (including legal fees and expenses ). The Bank has made an advance payment of $10,000 to Trident Securities, Inc. If the Plan of Reorganization is terminated by the Bank, if the Offering is not completed by ________, 1999, or if Trident Securities, Inc. terminates its agreement with the Bank in accordance with the provisions of the agreement, Trident Securities, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses (including legal fees and expenses). The Bank will indemnify Trident Securities, Inc. against liabilities and expenses (including legal fees and expenses) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Common Stock, including liabilities under the Securities Act of 1933, as amended.

     Trustees and executive officers of the Bank may participate in the solicitation of offers to purchase Common Stock. Other trained employees of the Bank may participate in the Offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. The Bank will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so as to permit officers, trustees and employees to participate in the sale of the Common Stock. No officer, trustee or employee of the Bank will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

     A Stock Information Center will be established at the Bank's main office, in an area separated from the Bank's banking operations. Employees will inform prospective purchasers to direct their questions to the Stock Information Center and will provide such persons with the telephone number of the Stock Information Center.

LIMITATIONS UPON PURCHASES OF COMMON STOCK

     The following additional limitations have been imposed upon purchases of shares of Common Stock. Defined terms used in this section and not otherwise defined in this Prospectus shall have the meaning set forth in the Plan.

     A. The aggregate amount of outstanding Common Stock of the Company owned or controlled by persons other than Mutual Holding Company at the close of the Offering shall not exceed 49% of the Company's total outstanding Common Stock.

     B. No person or group of persons acting in concert, together with their associates, may purchase more than 25,000 shares, or $250,000, of Common Stock in the Offering, except that: (i) the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the number of shares sold in the Offering; (ii) tax-qualified employee plans may purchase up to 10% of the shares sold in the Offering; and (iii) for purposes of this paragraph shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

     C. The aggregate amount of Common Stock acquired in the Offering by all management persons and their associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 25% of the outstanding shares of Common Stock of the Company sold in the Offering.
     In calculating the number of shares held by management persons and their associates shares held by any tax-qualified employee benefit plan or any non-tax-qualified employee benefit plan of the Bank that are attributable to such persons shall not be counted.

     D. Notwithstanding any other provision of the Plan of Reorganization, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

     E. The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

     F. The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan reside. However, the Company and the Bank are not required to offer Common Stock to any person who resides in a foreign country.

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

     GENERAL.   In furtherance of the Bank's commitment to the communities that it serves, the Bank intends to establish a Charitable Foundation in connection with the Reorganization. The Plan of Reorganization provides that the Bank and the Company may establish the Charitable Foundation, which will be incorporated under Delaware law as a non-stock corporation and will be funded with cash and shares of Common Stock contributed by the Company. The Company will contribute to the Charitable Foundation 2.0% of the shares of Common Stock to be issued in the Reorganization or 55,730, 65,565, 75,399 and 86,709 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering and a $100,000 cash contribution. The contribution of Common Stock to the Charitable

Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of the Company in 1998, the year in which the Charitable Foundation is established.

     PURPOSE OF THE CHARITABLE FOUNDATION. The purpose of the Charitable Foundation is to provide funding to support charitable causes and community development activities. Historically, the Bank has emphasized community lending and development activities within the communities that it services. The Charitable Foundation is being formed as a complement to the Bank's existing community activities. Management believes the establishment of a Charitable Foundation is consistent with the Bank's commitment to community service. Funding of the Charitable Foundation with Common Stock of the Company also may be a means of enabling the communities served by the Bank to share in the growth and success of the Company. The Charitable Foundation will also enable the Company and the Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. The contribution to the Charitable Foundation will not take the place of the Bank's traditional community lending activities.

     STRUCTURE OF THE CHARITABLE FOUNDATION. The Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Charitable Foundation's Bylaws, the Charitable Foundation's initial board of directors are expected to consist of persons who are existing directors and officers of the Company and persons unaffiliated with the Company or the Bank who have a business or other relationship within the Bank's community. Subsequent to the Reorganization, other individuals may be appointed to the board of directors of the Charitable Foundation. The members of the Charitable Foundation, who are comprised of its board members, will elect the directors at the annual meeting of the Charitable Foundation from those nominated by the nominating committee. Only persons serving as directors of the Charitable Foundation qualify as members of the Charitable Foundation, with voting authority. Directors will be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the Charitable Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Internal Revenue Code of 1986 (the "Code"). The Charitable Foundation's certificate of incorporation further provides that no part of the net earnings of the Charitable Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

     The authority for the affairs of the Charitable Foundation will be vested in its board of directors which will be responsible for establishing the policies of the Charitable Foundation with respect to grants or donations consistent with the purpose for which the Charitable Foundation was established. Although no formal policy governing Charitable Foundation grants exists at this time, the Charitable Foundation's board of directors will adopt such a policy upon establishment of the Charitable Foundation. As directors of a nonprofit corporation, directors of the Charitable Foundation will at all times be bound by their fiduciary duty to advance the Charitable Foundation's charitable goals, to protect the assets of the Charitable Foundation and to act in a manner consistent with the charitable purpose for which the Charitable Foundation is established. The directors of the Charitable Foundation also will be responsible for directing the activities and managing the assets of the Charitable Foundation. However, as a condition to receiving the non-objection of the Reorganization, the Charitable Foundation has been required to commit to the FDIC and the Department that all shares of Common Stock held by the Charitable Foundation will be voted in the same ratio as all other shares of the Company's Common Stock (other than shares held by the Mutual Holding Company) on all proposals considered by stockholders of the Company; provided, however, that, consistent with such condition, the FDIC and the Department may waive this voting restriction under certain circumstances (and subject to certain additional conditions) if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware; (ii) cause the Charitable Foundation to lose its tax-exempt status, or cause the Internal Revenue Service (the "IRS") to deny the Charitable Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Charitable Foundation; or (iii) cause the Charitable Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the FDIC and the Department to waive such voting restriction, the Company's or the Charitable Foundation's legal counsel would be required to render an opinion satisfactory to the FDIC and the Department that compliance with the voting requirement would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the FDIC and the Department may grant waivers of the voting restriction upon submission of such legal opinion(s) by the Company or the Charitable Foundation that are satisfactory to the FDIC and the Department. In the event that the FDIC and the Department were to waive the voting requirement, the directors would direct the voting of the Common Stock held by the Charitable Foundation. However, if the voting requirement is waived, the Superintendent may impose conditions with regard to the composition of the Board of Directors of the Charitable Foundation.

     The Charitable Foundation's place of business will be located at the Bank's administrative offices and initially the Charitable Foundation is expected to have no employees but will utilize the members of the staff of the Company or the Bank. The board of directors of the Charitable Foundation will appoint such officers as may be necessary to manage the operation of the Charitable Foundation. In this regard, it is expected that the Bank will be required to provide the FDIC with a commitment that, to the extent applicable, the Bank will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Bank and the Charitable Foundation.

     Under Section 501(c)(3) of the Code, the Charitable Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Charitable Foundation, except where the board of directors of the Charitable Foundation determines that the failure to sell an amount of Common Stock greater than such amount would result in a longer-term reduction of the value of the Charitable Foundation's assets and as such would jeopardize the Charitable Foundation's capacity to carry out its charitable purposes. Upon completion of the Reorganization and the contribution of shares to the Charitable Foundation, the Company would have 2,843,760, 3,345,600 and 3,847,440 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Valuation Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of stockholders in the Company's Common Stock would be diluted by 2.0%, as compared to their interests in the Company if the Charitable Foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

     IMPACT ON EARNINGS. The contribution of cash and Common Stock to the Charitable Foundation will have an adverse impact on the Company's and the Bank's earnings in the year in which the contribution is made. The Company will recognize the full expense in the amount of the contribution of cash and Common Stock to the Charitable Foundation in the quarter in which it occurs, which is expected to be the quarter ending December 31, 1998. The aggregate amount of the contribution will range from $657,000 to $854,000, based on the minimum and maximum of the Estimated Valuation Range, respectively (or up to $967,000 at the adjusted maximum of the Estimated Valuation Range). The number of shares to be contributed to the Charitable Foundation will range from 55,730 to 75,399, and the amount of cash to be contributed will be fixed at $100,000. The contribution expense will be partially offset by the tax benefit related to the expense. The Company and the Bank have been advised by their independent tax advisors that the contribution to the Charitable Foundation will be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income. Assuming an aggregate contribution of $854,000 (based on the maximum of the Estimated Valuation Range), the Company estimates a net tax effected expense of $529,000 (based upon a 38% tax rate). Management cannot predict earnings for 1998, but expects that the establishment and funding of the Charitable Foundation will have an adverse impact on the Company's earnings for the year. In addition to the contribution to the Charitable Foundation, the Bank or the Mutual Holding Company may continue making grants and contributions to the community that would not be permitted for the Charitable Foundation.

     TAX CONSIDERATIONS. The Company and the Bank have been advised by their independent tax advisors that an organization created for the above purposes would qualify as a Section 501(c)(3) exempt organization under the Code, and would be classified as a private Charitable Foundation. The Charitable Foundation will submit a request to the IRS to be recognized as an exempt organization. The Company and the Bank have received an opinion of their independent tax advisors that the Charitable Foundation would qualify as a
Section 501(c)(3) exempt organization under the Code, except that such opinion does not consider the impact of the condition to be agreed to by the Charitable Foundation that Common Stock issued to the Charitable Foundation be voted in the same ratio as all other shares of the Company's Common Stock (other than shares held by the Mutual Holding Company) on all proposals considered by stockholders of the Company. Consistent with this condition, in the event that the Company or the Charitable Foundation receives an opinion of their legal counsel that compliance with the voting restriction would have the effect of causing the Charitable Foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on the Charitable Foundation or subject the Charitable Foundation to an excise tax under Section 4941 of the Code, the FDIC and the Superintendent shall waive such voting restriction upon submission of a legal opinion by the Company or the Charitable Foundation that is satisfactory to them. The independent tax advisors' opinion further provides that there is substantial authority for the position that the Company's contribution of its own stock to the Charitable Foundation would not constitute an act of self-dealing, and that the Company would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Charitable Foundation is required to pay to the Company for such stock, subject to an annual limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Assuming the sale of Common Stock at the adjusted maximum of the Estimated Valuation Range, the Company estimates that all of the deduction should be deductible over the six-year period. Although the Company and the Bank have received an opinion of their independent tax advisors that the Company will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's tax benefit related to the Charitable Foundation would have to be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination.

     As a private charitable foundation, earnings and gains, if any, from the sale of Common Stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private charitable foundation will generally be subject to a federal excise tax of 2.0%. The Charitable Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Charitable Foundation's fiscal year to maintain its tax-exempt status. The Charitable Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private charitable foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Charitable Foundation's managers and a concise statement of the purpose of each grant. The Charitable Foundation will also be required to file an annual report with the Charities Bureau of the Office of the Attorney General of the State of New York.

     COMPARISON OF VALUATION AND OTHER FACTORS ASSUMING THE CHARITABLE FOUNDATION IS NOT ESTABLISHED AS PART OF THE REORGANIZATION. The establishment of the Charitable Foundation was taken into account by FinPro in determining the estimated pro forma market value of the Common Stock of the Company. The aggregate price of the shares of Common Stock being offered in the Offering is based upon the independent appraisal conducted by FinPro of the estimated pro forma market value of the Common Stock of the Company. The pro forma aggregate price of the Common Stock being offered for sale in the Reorganization is currently estimated to be between $12.7 million and $17.1 million, with a midpoint of $14.9 million of the Offering. The pro forma price to book ratio and the pro forma price to earnings ratio, at and for the six months ended June 30, 1998, are 82.44% and 17.24x, respectively, at the midpoint of the Estimated Valuation Range. In the event that the Reorganization did not include the Charitable Foundation, FinPro has estimated that the estimated pro forma market value of the Common Stock being offered for sale in the Offering would be $15.4 million at the midpoint based on a pro forma price to book ratio and the pro forma price to earnings ratio that of 83.06% and 17.24x, respectively. The amount of Common Stock being offered for sale in the Offering at the midpoint of the Estimated Valuation Range is approximately $545,000 less than the estimated amount of Common Stock that would be sold in the Offering without the Charitable Foundation based on the estimate provided by FinPro. Accordingly, certain account holders of the Bank who subscribe to purchase Common Stock in the Subscription Offering would receive fewer shares depending on the size of a depositor's stock order and the amount of his or her qualifying deposits in the Bank and the overall level of subscriptions. See "Comparison of Valuation and Pro Forma Information With and Without Foundation." This estimate by FinPro was prepared solely for purposes of providing subscribers with information with which to make an informed decision on the Reorganization.

     The decrease in the amount of Common Stock being offered as a result of the contribution of Common Stock to the Charitable Foundation will not have a significant effect on the Company or the Bank's capital position. The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Reorganization. The Bank's leverage and risk-based capital ratios at June 30, 1998 were 12.6% and 21.9%, respectively. Assuming the sale of shares at the midpoint of the Estimated Valuation Range, the Bank's pro forma leverage and risk-based capital ratios at June 30, 1998 would be 14.65% and 25.51%, respectively. On a consolidated basis, the Company's pro forma stockholders' equity would be $40.6 million, or approximately 17.62% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the Estimated Valuation Range. Pro forma stockholders' equity per share and pro forma net income per share would be $12.13 and $0.29, respectively. If the Charitable Foundation was not being established in the Reorganization, based on the FinPro estimate, the Company's pro forma stockholders' equity would be approximately $40.9 million, or approximately 17.75% of pro forma consolidated assets at the midpoint of the Estimated Valuation Range, and pro forma stockholder's equity per share and pro forma net income per share would be substantially similar with or without the Foundation. See "Comparison of Valuation and Pro Forma Information With and Without Foundation."

     REGULATORY CONDITIONS IMPOSED ON THE CHARITABLE FOUNDATION. Establishment of the Charitable Foundation is subject to certain conditions agreed to by the Charitable Foundation in writing as a condition to receiving the FDIC's non-objection to and Superintendent's approval of the Reorganization, including the following: (i) the Charitable Foundation will be subject to examination by the FDIC and the Department; (ii) the Charitable Foundation must comply with supervisory directives imposed by the FDIC and the Department; (iii) the Charitable Foundation will operate in accordance with written policies adopted by its board of directors, including a conflict of interest policy; and (iv) any shares of Common Stock held by the Charitable Foundation must be voted in the same ratio as all other outstanding shares of Common Stock (other than shares held by the Mutual Holding Company) on all proposals considered by stockholders of the Company; provided, however, that, consistent with the condition, the FDIC and the Department may waive this voting restriction under certain circumstances (and subject to additional conditions) if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware;
(b) would cause the Charitable Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Charitable Foundation; or (c) would cause the Charitable Foundation to be subject to an excise tax under Section 4941 of the Code. In order to obtain a waiver, the Charitable Foundation's legal counsel would be required to render an opinion satisfactory to the FDIC and the Department. There can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the FDIC and the Department would grant unconditional waivers of the voting restriction. In no event would the voting restriction survive the sale of shares of the Common Stock held by the Charitable Foundation.

     POTENTIAL CHALLENGES. The establishment and funding of a Charitable Foundation as part of a conversion of a mutual savings institution to stock form has only recently occurred. As such, the Charitable Foundation, and the Superintendent's approval of the Reorganization and the FDIC's nonobjection to the Reorganization, may be subject to potential challenges notwithstanding that the board of directors of the Company and the board of trustees of the Bank have considered the various factors involved in the establishment of the Charitable Foundation in reaching their determination to establish the Charitable Foundation as part of the Reorganization. If challenges were to be instituted seeking to prevent the Bank from establishing the Charitable Foundation in connection with the Reorganization, no assurances could be made that the resolution of such challenges would not result in a delay in the consummation of the Reorganization or that any objecting persons would not be ultimately successful in obtaining such removal or other relief against the Company or the Bank. Additionally, if the Company and the Bank are forced to eliminate the Charitable Foundation, the Company may be required to resolicit subscribers in the Offerings.

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would have a claim to receive his or her pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). To the extent there are remaining assets, a depositor may have a claim to receive a pro rata share of the remaining assets in the same proportion as the value of such depositor's deposit accounts to the total value of all deposit accounts in the Bank at the time of liquidation, subject to the right of the State of New York to garnish such assets. After the Reorganization, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the Bank. However, except as described below, this claim would be solely in the amount of the balance in the deposit account plus accrued interest. A depositor would not have an interest in the value or assets of the Bank above that amount.

     The Plan of Reorganization provides for the establishment, upon the completion of the Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder, who continues to maintain deposit account at the Bank, would, on a complete liquidation of the Bank, have a claim to an interest in the liquidation account after payment of all creditors but prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, with a balance of $100 or more held in the Bank on December 31, 1996 and September 30, 1998, respectively ("Deposit Account"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a claim to a pro rata interest in the total liquidation account for each of his or her Deposit Accounts based on the proportion that the balance of each such Deposit Account on December 31, 1996 and September 30, 1998, respectively, bore to the balance of all Deposit Accounts in the Bank on such date. The liquidation account is expected to initially total $28.0 million.

     If, however, on any December 31 annual closing date of the Bank, commencing after December 31, 1998, the amount in any Deposit Account is less than the amount in such Deposit Account on December 31, 1998 or any other annual closing date, then such person's interest in the liquidation account relating to such Deposit Account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Deposit Account is withdrawn or closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Deposit Account.

     The establishment of the liquidation account will be described in the notes to the Company's consolidated financial statements. Consequently, neither the Bank nor the Company shall be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the account will not operate to restrict the use or application of any of the net worth accounts of the Bank, except that neither the Bank nor the Company shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect would cause its net worth to be reduced below the amount required for the liquidation account.

FEDERAL AND STATE TAX CONSEQUENCES OF THE REORGANIZATION

     The Bank intends to proceed with the Reorganization on the basis of an opinion from its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain tax matters that are material to the Reorganization. The opinion is based, among other things, on certain factual representations made by the Bank, including the representation that the exercise price of the subscription rights to purchase the Common Stock will be approximately equal to the fair market value of the stock at the time of the completion of the Reorganization. With respect to the subscription rights, the Bank has received an opinion of FinPro which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and employees, directors and trustees do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Community Offering takes place, and Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion is given in reliance thereon. The opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., provides substantially as follows:

     1. The change in form from a mutual savings bank ("Mutual Bank") to a stock savings bank (the "Stock Bank") will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Bank in either its mutual form or stock form by reason of the Reorganization.

     2. No gain or loss will be recognized by the Mutual Bank upon the transfer of the Mutual Bank's assets to the Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by the Stock Bank of the liabilities of the Mutual Bank.

     3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of the Mutual Bank in exchange for shares of Stock Bank common stock.

     4. Stock Bank's holding period in the assets received from the Mutual Bank will include the period during which such assets were held by the Mutual Bank.

     5. Stock Bank's basis in the assets of the Mutual Bank will be the same as the basis of such assets in the hands of the Mutual Bank immediately prior to the Reorganization.

     6. The Stock Bank will succeed to and take into account the Mutual Bank earnings and profits or deficit in earnings and profits, as of the date of the Reorganization.

     7. The Stock Bank depositors will recognize no gain or loss solely by reason of the Reorganization.

     8. The Mutual Company and Minority Stockholders will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Company in exchange for Common Stock.

     9. The Company will recognize no gain or loss upon its receipt of Stock Bank stock and cash from the Mutual Company and Minority Stockholders, respectively, in exchange for Common Stock.

     10. The basis of the Common Stock to Minority Stockholders will be the Subscription Price and a stockholder's holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

     The opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the IRS, is not binding on the IRS and the conclusions expressed therein may be challenged at a future date. The IRS has issued favorable rulings for transactions substantially similar to the proposed Reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. The Bank does not plan to apply for a letter ruling concerning the Reorganization.

     The Bank has also received an opinion from Pricewaterhouse Coopers, LLP, that the New York State Franchise Tax on banking corporations and New York State personal income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

                            THE ONEIDA SAVINGS BANK
                              STATEMENTS OF INCOME

     The following Statements of Income of the Bank for each of the years in the three year period ended December 31, 1997 have been audited by PricewaterhouseCoopers, LLP, independent certified public accountants, whose report thereon appears elsewhere in this Prospectus. With respect to information for the six months ended June 30, 1998 and 1997, which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such periods have been included and are of a normal recurring nature.
Results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. These statements should be read in conjunction with the Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                                       SIX MONTHS ENDED
                                                                          JUNE 30,          YEAR ENDED DECEMBER 31,
                                                                         ---------          -----------------------
                                                                      1998       1997        1997     1996     1995
                                                                     ------     ------      ------   ------   ------
                                                                       (UNAUDITED)
                                                                                        (IN THOUSANDS)
Interest income:
Federal funds sold.................................................  $  148    $  132    $   241  $   357   $   228
Securities available for sale......................................   1,770     1,885      3,649    3,290     2,608
Real estate loans..................................................   4,513     4,742      9,484    9,513     9,667
Other loans........................................................   1,580     1,102      2,489    1,994     2,081
                                                                     ------    ------    -------  -------   -------
 Total interest income.............................................   8,011     7,861     15,863   15,154    14,584

Interest expense:
Deposits (note 5)..................................................   3,922     3,926      7,897    7,895     7,628
 Total interest expense............................................   3,922     3,926      7,897    7,895     7,628
                                                                     ------    ------    -------  -------   -------

 Net interest income...............................................   4,089     3,935      7,966    7,259     6,956

Provision for losses (note 3)......................................      --       (23)       477     (103)       80
                                                                     ------    ------    -------  -------   -------

 Net interest income after provision for losses....................   4,089     3,958      7,489    7,362     6,876
                                                                     ------    ------    -------  -------   -------

Operating income:
Banking and other service charges and fees.........................     264       265        495      516       530
Loan fees..........................................................      67        63        129      165       110
Net gain (loss) on sale of securities available for sale (note 2)..       9        --         82      100       100
Other..............................................................      48        40        116       20       170
                                                                     ------    ------    -------  -------   -------
 Total operating income............................................     388       368        822      801       910
                                                                     ------    ------    -------  -------   -------

Operating and other expenses:
Salaries and employee benefits (note 7)............................   1,610     1,405      3,094    2,884     2,747
Occupancy and equipment (note 4)...................................     725       528      1,171    1,014     1,001
Deposit insurance..................................................      11        11         23        2       211
Marketing and advertising..........................................      80        90        154      175       183
Other (note 8).....................................................     697       537      1,703    1,315     1,128
                                                                     ------    ------    -------  -------   -------
 Total operating and other expenses................................   3,123     2,571      6,145    5,390     5,270
                                                                     ------    ------    -------  -------   -------

 Income before income taxes........................................   1,354     1,755      2,166    2,773     2,516

Income taxes (note 6)..............................................     552       659        881    1,025       898
                                                                     ------    ------    -------  -------   -------

 Net income........................................................  $  802    $1,096    $ 1,285  $ 1,748   $ 1,618
                                                                     ======    ======    =======  =======   =======

See accompanying notes to financial statements.

                     MANAGEMENT'S DISCUSSION  AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS  OF OPERATIONS

GENERAL

     The Company has been formed for the purpose of issuing the Common Stock and owning all of the capital stock of the Bank issued in the Reorganization. Consequently, the Company has no operating history. All information in this section should be read in conjunction with the financial statements and notes thereto included in this Prospectus.

     The Bank's principal business has historically consisted of offering savings and other deposits to the general public and using the funds from such deposits to make loans secured by residential and commercial real estate, as well as consumer and commercial business loans. The Bank also invests a significant portion of its assets in investment securities and mortgage-backed securities, both of which are classified as available for sale. The Bank's results of operations depend primarily upon its net interest income, which is the difference between income earned on interest-earning assets, such as loans and investments, and the interest paid on deposits. The Bank's operations are affected to a lesser degree by operating income, such as banking service charges and fees. The Bank's net income is also affected by, among other things, provisions for losses and operating and other expenses. The Bank's principal operating expenses, aside from interest expense, consist of salaries and employee benefits, occupancy and equipment, marketing and advertising, deposit insurance costs and other expenses such as ATM expenses, professional fees and insurance premiums. The Bank's results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies affecting fiscal affairs, housing and financial institutions, monetary policies of the Federal Reserve System, and the actions of bank regulatory authorities. Management intends to initially invest the net proceeds from the Offering in interest-earning assets and believes that the Company and the Bank will derive additional interest income from such sources.

CAPABILITY OF THE BANK'S DATA PROCESSING TO ACCOMMODATE THE YEAR 2000

     Like many financial institutions, the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern that on January 1, 2000 computers will be unable to "read" the new year and as a consequence, there may be widespread computer malfunctions. The Bank does not use an outside data processing servicer to process loan or deposit information. In 1998, the Bank completed installation of an internal deposit and loan data processing system. Management believes that the internal deposit and loan data processing system is year 2000 compliant. The Bank is in the process of updating the software for its check processing and check clearing systems, and expects this process to be completed by December 1998. Upon completion of this upgrade, the Bank's check processing and check clearing systems will be year 2000 compliant. Management has developed a formal written plan to resolve the year 2000 issue. The Bank is in the process of testing its computer applications and hardware to ensure that they will be able to read the year 2000. Testing of the Bank's applications and hardware that has occurred through September 30, 1998 has resulted in satisfactory progress toward the Bank being year 2000 compliant. Based on the current timetable, testing is expected to be completed by December 1998. The Bank is in the process of developing a contingency plan for the year 2000 issue, and intends to have a contingency plan established by year end. As part of the contingency plan, the Bank will identify potential alternative suppliers of computer services (including third party vendors) and processing methods. The Bank has contacted each of its vendors to ensure that they will be able to provide service in light of the year 2000 issue. Most vendors have represented to management in writing that they are addressing the year 2000 issue and they expect to be able to provide the services for which the Bank has contracted. However, legal recourse against the Bank's third party vendors may be limited in the event such vendors are not year 2000 compliant. Management will continue to monitor this issue and report to the Board of Directors on a quarterly basis until full compliance is obtained from all vendors. Costs related to the year 2000 issue will be expensed as they are incurred, except for the costs, if any, for new hardware and software that is purchased, which will be capitalized. At June 30, 1998, the costs incurred to address the year 2000 issue have been approximately $200,000. The funds used to address the year 2000 issue have been obtained from operating income. Management does not expect that the additional costs to be incurred in connection with the year 2000 issue will have a material impact on the Bank's financial condition or results of operations.

     The costs of the project are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties. In addition, there can be no guarantee that the systems of other companies on which the Bank's systems rely, such as third party vendors who provide assistance with respect to the wire transfer of funds and the direct deposit of funds, will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Bank's systems, would not have a material adverse effect on the Bank. Third party vendors who provide approximately 90% of the outside services to the Bank have represented that they are year 2000 compliant. The services of third party vendors who have not yet represented to the Bank that they are year 2000 compliant are not considered to be essential to the Bank's operations and the failure of such vendors to be year 2000 compliant would not have a material impact on the financial condition or results of operation of the Company or the Bank. As part of the Bank's contingency planning, alternative suppliers of services are being identified in the event the representations of current vendors prove to be incorrect. See "Risk Factors--Risks Associated with the Year 2000 Issue."

OPERATING STRATEGY

     In guiding the Bank's operations, management has implemented various strategies designed to continue the institution's profitability consistent with safety and soundness considerations. These strategies include: (i) operating a community-bank that provides quality service by monitoring the needs of its customers and offering customers personalized service; (ii) originating fixed-rate one-to-four family residential real estate loans for resale in the secondary market while retaining adjustable rate mortgage ("ARM") loans; (iii) increasing the level of higher yielding consumer, commercial real estate and commercial business loans; (iv) maintaining asset quality; and (v) increasing fee income. It is anticipated that the strategies presently in place will be continued following completion of the Reorganization, subject to market conditions.

     COMMUNITY BANKING. The Bank was established in Oneida, New York in 1866 and has been operating continuously since that time. Throughout its history, the Bank has been committed to meeting the financial needs of the communities in which it operates and providing quality service to its customers. Management believes that the Bank can be more effective than many of its competitors in serving its customers because of its ability to promptly and effectively provide senior management responses to customer needs and inquiries. The Bank's ability to provide these services is enhanced by the stability of senior management which has an average tenure with the Bank of over ten years and experience in the banking industry of approximately 20 years. In addition, the Bank intends to use the mutual holding company structure to maintain the Bank as an independent community bank and to establish the Charitable Foundation as a means of furthering the Bank's commitment to the communities in which it conducts business. Management intends to increase the services and products provided by the Bank to the communities it serves by marketing its Trust Department and offering new loan and investment products.

     ORIGINATING FIXED-RATE ONE-TO-FOUR FAMILY LOANS FOR RESALE IN THE SECONDARY MARKET AND RETAINING ARM LOANS. Historically, the Bank has emphasized the origination of adjustable rate one-to-four family residential loans within Madison county and surrounding counties. During the six months ended June 30, 1998 and the fiscal year ended December 31, 1997, the Bank originated $12.7 million and $15.9 million, respectively, of one-to-four family mortgage loans. As of June 30, 1998, approximately $88.0 million or 62.0% of the loan portfolio consisted of one-to-four family residential mortgage loans, of which $77.5
million were ARM loans and $10.5 million had fixed-rates of interest.   During
the past six months, and as a result of the current low interest rate environment, most of the Bank's one-to-four family loan originations have been fixed-rate loans. Fixed-rate one-to-four family loans are originated for resale in the secondary market without recourse and on a servicing retained basis. ARM loans are retained in the Bank's portfolio. Of the $12.7 million of one-to-four family loans originated during the six months ended June 30, 1998, $8.9 million had fixed-rates of interest. The Bank has recently hired a mortgage banker with significant experience marketing loans in the secondary market. The Bank is currently developing new single-family residential loan products, and has qualified as a FHA lender.

     COMPLEMENTING THE BANK'S TRADITIONAL MORTGAGE LENDING BY INCREASING CONSUMER, COMMERCIAL BUSINESS AND COMMERCIAL REAL ESTATE LENDING. To complement the Bank's traditional emphasis on one-to-four family residential real estate lending, management has sought to increase the Bank's consumer, commercial business and commercial real estate lending in a controlled, safe and sound manner. At June 30, 1998, the Bank's portfolio of consumer, commercial real estate and commercial business loans totaled $16.8 million, $14.5 million and $11.6 million, respectively. In the aggregate, these loans totaled $42.9 million, or 30.2%, of the Bank's total loan portfolio. Because the yields on these types of loans are generally higher than the yields on one-to-four family residential real estate loans, the Bank's goal over the next several years is to increase the origination of these loans consistent with safety and soundness considerations. Although consumer, commercial real estate and commercial business loans offer higher yields than single-family mortgage loans, they also involve greater credit risk.

     MAINTAINING ASSET QUALITY. The Bank's high asset quality is a result of its conservative underwriting standards, the diligence of its loan collection personnel and the stability of the local economy. In addition, the Bank also invests in mortgage-backed securities issued by Freddie Mac, Fannie Mae and GNMA and other investment securities, primarily U.S. Government securities and federal agency obligations. The Bank will only purchase investment securities which are rated A or higher by Moodys Investment Rating Service. At June 30, 1998, the Bank's ratio of nonperforming loans to total assets was 0.32% compared to 0.42% and 0.52% at December 31, 1997 and 1996, respectively. At June 30, 1998, the Bank's ratio of allowance for loan losses to total loans was 1.23% compared to 1.26% and 1.14%.

     INCREASING FEE INCOME. The Bank has sought to increase its income by increasing its sources of fee income. In this regard, the Bank has hired an experienced trust officer and the Bank intends to promote the Trust Department. Consequently, the Bank expects that fees generated by the Trust Department will increase as the assets under management grows. At June 30, 1998, the Trust Department had $5.5 million in assets under management. In addition, the Bank receives fee income from the servicing of loans sold in the secondary market. At June 30, 1998, loans serviced by the Bank for others totaled $32.7 million. Finally, beginning in 1999, the Bank intends to offer investment products and brokerage services to its customers, which will be an additional source of fee income.

MANAGEMENT OF MARKET RISK--INTEREST RATE RISK

     The Bank's most significant form of market risk is interest rate risk, as the majority of the Bank's assets and liabilities are sensitive to changes in interest rates. The Bank's mortgage loan portfolio, consisting primarily of loans on residential real property located in its market area, is subject to risks associated with the local economy. The Bank does not own any trading assets. The Bank does not engage in any hedging transactions, such as interest rate swaps and caps. The Bank's interest rate risk management program focuses primarily on evaluating and managing the composition of the Bank's assets and liabilities in the context of various interest rate scenarios. Factors beyond management's control, such as market interest rates and competition, also have an impact on interest income and interest expense. The Bank's assets consist primarily of mortgage loans that have longer maturities than the Bank's liabilities which consist primarily of deposits. However, management believes that the origination of adjustable rate loans has the effect of reducing the Bank's exposure to sudden changes in interest rates.

     In recent years, the Bank has used the following strategies to manage interest rate risk: (i) emphasizing the origination and retention of residential monthly and bi-weekly adjustable-rate mortgage loans, commercial adjustable-rate mortgage loans, other business purpose loans and consumer loans consisting primarily of auto loans; (ii) selling substantially all newly originated fixed-rate one-to-four family residential mortgage loans into the secondary market without recourse and on a servicing retained basis; and (iii) investing in shorter term securities which generally bear lower yields as compared to longer term investments, but which better position the Bank for increases in market interest rates. Shortening the maturities of the Bank's interest-earning assets by increasing shorter-term investments better matches the maturities of the Bank's certificate of deposit accounts. Certificates of deposit that mature in one year or less, at June 30, 1998 totaled $67.9 million, or 39.1% of total interest-bearing liabilities. The strategy of investing in short-term securities may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed-rate loans and investments. However, management believes that reducing the exposure to interest rate fluctuations will enhance long-term profitability.


     GAP ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature, reprice or otherwise cash flow within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At June 30, 1998, the Bank's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was a negative 5.79%. During a period of rising interest rates, an institution with a negative gap position is likely to experience a decline in net interest income as the cost of its interest-bearing liabilities increase at a rate faster than its yield on interest-earning assets In comparison, an institution with a positive gap is likely to realize a decline in its net interest income in a falling interest rate environment. Given the Bank's existing liquidity position and its ability to sell securities from its available for sale portfolio, the Bank's negative gap position will not have a material adverse effect on its operating results or liquidity position.

     The following table sets forth the amounts of all interest-earning assets and interest-bearing liabilities outstanding at June 30, 1998, which are anticipated by the Bank, based upon certain assumptions, to mature, reprice or cash flow in each of the future time periods shown (the "GAP Table"). Except as stated below, the table sets forth an approximation of the projected cash flow of assets and liabilities at June 30, 1998, on the basis of contractual maturities, scheduled loan amortizations, and scheduled rate adjustments within the selected time intervals. While the Bank believes the data to be reasonable, there can be no assurance that the contractual maturity and repricing periods will approximate actual future loan prepayment and deposit withdrawal activity. See "Business of the Bank--Lending Activities," "--Securities Investment Activities" and "--Sources of Funds."



                                                                AT JUNE 30, 1998
                                        ------------------------------------------------------------------------------------------
                                        JUNE 30,  JUNE 30,    JUNE 30,    JUNE 30,    JUNE 30,
                                        ------------------------------------------------------------------------------------------
                                           1999       2000        2001        2002       2003   THEREAFTER   TOTAL      FAIR VALUE
                                          ------     ------      ------      ------     ------ ------------ -------    -----------
   (DOLLARS IN THOUSANDS)
Interest-earning assets:
Fixed Rate:
 Loans receivable....................  $10, 108    $ 5,919     $ 4,297     $ 3,070    $ 1,898      $ 8,033   $ 33,325     $ 32,038
  Average interest rate..............      8.73%      9.20%       9.21%       9.06%      9.00%        8.49%      8.86%
 Investment and mortgage-
  backed securities..................     8,879      8,028       5,350       4,704      4,675       20,860     52,496       52,785
  Average interest rate..............      6.53%      6.66%       6.71%       6.82%      6.42%        6.59%      6.61%
Variable Rate:
 Loans receivable....................    90,496     11,265       3,784       1,958        502          666    108,671      108,634
  Average interest rate..............      7.86%      7.91%       8.95%       8.98%      9.33%        9.32%      7.94%
 Federal funds.......................     8,700         --          --          --         --           --      8,700        8,700
  Average interest rate..............      5.50%        --          --          --         --           --       5.50%
 Equity securities...................        --         --          --          --         --        2,723      2,723        3,401
  Average interest rate..............        --         --          --          --         --         3.90%      3.90%
                                       --------    -------     -------     -------    -------      -------   --------     --------

Total interest-earning assets........  $118,183    $25,212     $13,431     $ 9,732    $ 7,075      $32,282   $205,915     $205,558
                                       ========    =======     =======     =======    =======      =======   ========     ========

Interest-bearing liabilities:
Fixed Rate:
 Certificate accounts................  $ 67,854    $21,728     $ 6,006     $ 4,059    $ 5,857      $ 4,976   $110,480     $111,211
  Average interest rate..............      5.27%      6.12%       5.81%       5.89%      5.87%        6.23%      5.56%
Variable Rate:
 Savings deposits....................    44,008         --          --          --         --           --     44,008       44,025
  Average interest rate..............      2.97%        --          --          --         --           --       2.97%
 Money market and NOW deposits.......    18,930         --          --          --         --           --     18,930       18,930
  Average interest rate..............      2.79%        --          --          --         --           --       2.79%
 Borrowings..........................        --         --          --          --         --           --         --           --
  Average interest rate..............        --         --          --          --         --           --         --
                                       --------    -------     -------     -------    -------      -------   --------     --------

Total interest-bearing liabilities...  $130,792    $21,728     $ 6,006     $ 4,059    $ 5,857      $ 4,976   $173,418     $174,166
                                       ========    =======     =======     =======    =======      =======   ========     ========

Interest sensitivity gap.............  $(12,609)   $ 3,484     $ 7,425     $ 5,673    $ 1,218      $27,306   $ 32,497
Cumulative interest sensitivity gap..   (12,609)    (9,125)     (1,700)      3,973      5,191       32,497     32,497
Ratio of interest-earning assets to
 interest-bearing liabilities........     90.36%    116.03%     223.63%     239.76%    120.80%      648.75%    118.74%
Ratio of cumulative gap to total assets   (5.79%)    (4.19%)     (0.78%)      1.83%      2.39%       14.93%     14.93%



     The Gap Table above includes all interest sensitive assets and liabilities grouped based upon instruments with common characteristics. The following assumptions were used to prepare the table. Fixed rate loans with amortizing payments are scheduled according to amortized cash flows, since this represents a repricing opportunity on funds received as payments. Fixed rate demand loans, time notes or any other fixed rate loans with no scheduled amortizing payment are assigned by final maturity. Investment and mortgage-backed securities are scheduled based on the earlier of their maturity date or next scheduled call date. Variable rate loans are assumed to cash flow as of their next scheduled repricing date since this represents a repricing opportunity. Federal funds are assigned to immediate repricing since they represent an overnight investment and therefore they mature and reprice daily. Equity securities have no stated maturity and are considered by the Bank as long-term investments and therefore are grouped in the final maturity category. Fixed rate certificate accounts are assigned by final maturity dates. Variable rate savings, money market and NOW deposits have no stated maturity date, however due to the relatively high degree of sensitivity to interest rate changes, these instruments are assumed to cash flow within one year. Except as described above, the GAP Table does not take into account prepayments of loans, mortgage-backed securities or investments no does the table assume any decay rates for deposits or early withdrawal activity for certificate accounts.

     Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements, and the use of interest rate risk measurements to generally measure market risks. Although certain assets and liabilities may have similar maturities or terms to repricing, they react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in interest rates, while interest rates on other assets and liabilities may lag behind changes in market rates. Certain assets, such as ARM loans have features that restrict changes in interest rates from year to year and over the life of the loan. Moreover, changes in interest rates, prepayments and early withdrawals of certificates of deposits would affect the results set forth in the GAP Table. Finally, the ability of some borrowers to service their adjustable rate loans may decrease in the event of interest rate increases. There are no other interest-earning assets or liabilities that have been omitted from the table.


     The following table presents the Bank's net portfolio value ("NPV") based upon calculations prepared by FinPro. These calculations were based upon assumptions FinPro believes to be fundamentally sound, although they may vary from assumptions utilized by other data providers. The information set forth below is based on data provided by the Bank which included all financial instruments as of June 30, 1998. Assumptions made by the Bank and Finpro relating to interest rates, loan prepayment rates, core deposit duration, and the market values of certain assets under the various interest rate scenarios are believed to be fundamentally sound. Actual maturity dates were used for fixed rate loans and certificate accounts. Investment securities were scheduled at the earlier of the stated maturity date or next scheduled call date.
Variable rate loans were scheduled as of their next scheduled interest rate repricing date. Additional assumptions made in the preparation of the NPV table include a uniform prepayment rate on loans and mortgage-backed securities of 10% annually, core deposits without stated maturity dates were scheduled with an assumed term of 48 months, and money market accounts were assumed to decay in 24 months. The NPV at "PAR" represents the difference between the Bank's estimated value of assets and estimated value of liabilities assuming no change in interest rates. The following sets forth the Bank's NPV as of June 30, 1998.

                                      PERCENTAGE CHANGE IN NET PORTFOLIO VALUE
                                      ----------------------------------------


   Changes in
     Market                                                                  Change in NPV
Interest Rates      Bank NVP      $ Change   % Change       NPV Ratio /(1)/   Ratio /(2)/
----------------  -------------  ----------  ---------      ----------------  -----------
                                            (basis points)

    +300 bp          $32,146        -598     -1.83%             14.74%        (0.27) bps.
    +200 bp          $32,369        -375     -1.15%             14.84%        (0.17) bps.
    +100 bp          $32,568        -176     -0.54%             14.93%        (0.08) bps.
    PAR              $32,744           0      0.00%             15.01%         0.00 bps.
    -100 bp          $32,897         153      0.47%             15.08%         0.07 bps.
    -200 bp          $33,026         282      0.86%             15.14%         0.13 bps.
    -300 bp          $33,132         388      1.18%             15.19%         0.18 bps.
---------------------------

/(1)/ Calculated as the estimated NPV divided by present value of total assets. /(2)/ Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.


     As in the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest sensitive assets and interest sensitive liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

     AVERAGE BALANCE SHEET. The following table sets forth certain information relating to the Bank at June 30, 1998, for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. The average balance is an average daily balance. Non-accruing loans have been excluded from the yield calculations in this table.


                                                                                             SIX MONTHS ENDED JUNE 30,
                                                 -------------------------------------------------------------------------------
                                                    AT JUNE 30, 1998                  1998                         1997
                                                 -------------------  ------------------------------- --------------------------
                                                                         AVERAGE   INTEREST             AVERAGE   INTEREST
                                                 OUTSTANDING  YIELD/   OUTSTANDING  EARNED/   YIELD/  OUTSTANDING  EARNED/  YIELD/
                                                 BALANCE      RATE     BALANCE      PAID      RATE    BALANCE      PAID     RATE
                                                ----------   -------- -----------  --------  ------  -----------  -------- ------
                                                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable................................  $141,996     8.58%  $140,340    $6,093     8.68%    $136,677  $5,844   8.55%
 Investment and mortgage-backed securities/(1)/..    52,496     6.59     52,025     1,730     6.65       58,435   1,879   6.43
 Federal funds sold..............................     8,700     6.25      5,548       148     5.34        4,860     132   5.43
 Equity securities...............................     2,723     2.94      2,336        40     3.42        1,196       6   1.00
                                                   --------   -------  --------     -----    -----     --------  ------  -----
  Total interest-earning assets..................   205,915     8.15    200,249     8,011     8.00      201,168   7,861   7.82
                                                   --------   -------  --------     -----    -----     --------  ------  -----

Interest-bearing liabilities:
 Money market deposits...........................  $ 12,621     3.03   $ 11,705       186     3.18     $ 11,247  $  183   3.25
 Savings accounts................................    44,008     2.84     44,278       652     2.95       44,623     652   2.92
 Interest-bearing checking.......................     6,309     1.89      5,673        55     1.94        5,727      56   1.96
 Time deposits...................................   110,480     5.49    108,656     3,029     5.58      109,351   3,035   5.55
                                                   --------   -------  --------     -----   -------    --------  ------ -------
  Total interest-bearing liabilities.............   173,418     4.64    170,312     3,922     4.61      170,948   3,926   4.59
                                                   --------   -------- --------     -----   -------    --------  ------ -------

Net interest income..............................                                $  4,089                      $  3,935
                                                                                 ========                      ========

Net interest spread..............................               3.51%                         3.39%                       3.23%
                                                               ========                      =====                       ======

Net earning assets...............................  $ 32,497             $29,937                         $30,220
                                                   ========             =======                         =======

Net interest income as a percentage of
 average interest-earning assets.................                                    4.08%                         3.91%
                                                                                    =====                         ======

Ratio of average interest-earning assets to
 average interest-bearing liabilities............                                   17.58%                       117.68%
                                                                                 ========                       ========

_____________________________________
/(1)/  Amount shown amortized cost.

                                                                     YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------------------------------------------------------------
                                          1997                                1996                                 1995
                           ----------------------------------  ---------------------------------  ----------------------------------
                             AVERAGE    INTEREST                 AVERAGE    INTEREST                AVERAGE      INTEREST
                           OUTSTANDING   EARNED/      YIELD/   OUTSTANDING   EARNED/      YIELD/  OUTSTANDING     EARNED/     YIELD/
                            BALANCE       PAID         RATE      BALANCE      PAID         RATE     BALANCE        PAID        RATE
                           -----------  ---------     -----    -----------  --------      ------  -----------    --------     ------
                                                                          (DOLLARS IN THOUSANDS)
  Interest-earning assets:
  Loans receivable......... $138,549    $ 11,973      8.64%     $137,030     $ 11,507      8.40%     $142,749      $11,748     8.23%
  Investment and
    mortgage-backed
    securities/(1)/........   56,153       3,638      6.48        53,578        3,281      6.12        44,856        2,589     5.77
  Federal funds sold.......    4,526         241      5.32         6,697          357      5.33         3,997          228     5.70
  Equity securities........    1,205          11      0.83           900            9      1.00           777           19     2.45
                            --------    --------     -----      --------     --------     -----      --------      -------    -----
  Total interest-earning
    assets.................  200,433      15,863      7.91       198,205       15,154      7.65       192,379       14,584     7.58
                            --------    --------     -----      --------     --------     -----      --------      -------    -----

  Interest-bearing
   liabilities:
  Money market deposits.... $ 10,905    $    349      3.20%     $ 12,001     $    404      3.37%     $ 10,473      $   360    3.44%
  Savings accounts.........   44,148       1,302      2.95        45,422        1,342      2.95        48,055        1,418     2.95
  Interest-bearing checking    5,632         111      1.97         5,399          108      2.00         5,446          120     2.20
  Time deposits............  109,326       6,135      5.61       107,654        6,041      5.61       103,553        5,730     5.53
                            --------    --------     -----      --------     --------     -----      --------      -------    -----
  Total interest-bearing
    liabilities              170,011       7,897      4.64       170,476        7,895      4.63       167,527        7,628     4.55
                            --------    --------     -----      --------     --------     -----      --------      -------    -----
  Net interest income......             $  7,966                             $  7,259                              $ 6,956
                                        ========                             ========                              =======

  Net interest spread......                           3.27%                                3.01%                               3.03%
                                                     =====                                =====                               =====

  Net earning assets....... $ 30,422                            $ 27,729                             $ 24,852
                            ========                            ========                             ========

  Net interest income as a
    percentage of average
    interest-earning assets                 3.97%                                3.66%                                3.62%
                                        ========                             ========                              =======

  Ratio of average
    interest-earning assets
    to average interest-
    bearing liabilities                   117.89%                              116.27%                              114.83%
                                        ========                             ========                              =======
---------------------------

/(1)/ Amounts shown are amortized cost.

     RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change.
The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                  SIX MONTHS ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                             --------------------------------  --------------------------------------------------------------------
                                       1998 VS. 1977                       1997 VS. 1996                    1996 VS. 1995
                             --------------------------------  ---------------------------------  ---------------------------------
                             INCREASE (DECREASE)               INCREASE (DECREASE)                 INCREASE (DECREASE)
                                    DUE TO            TOTAL          DUE TO              TOTAL           DUE TO
                             ------------------      INCREASE  ------------------       INCREASE  ---------------------    INCREASE
                             VOLUME      RATE       (DECREASE)   VOLUME     RATE       (DECREASE)   VOLUME       RATE     (DECREASE)
                             -------  ---------  ------------  ---------  -------  ------------  ---------  -----------  ----------
                                                                          (IN THOUSANDS)
Interest-earning assets:
  Loans receivable.........   $ 318       $180         $ 498      $ 131     $335         $ 466       (480)        $240        (240)
  Investment and
   mortgage-backed
   securities..............    (426)       128          (298)       167      189           356        534          158         692
  Federal funds sold.......      37         (5)           32       (116)      (1)         (116)       144          (15)        129
  Equity securities........      39         29            68          3       --             3          1          (12)        (11)
                              -----       ----         -----      -----     ----         -----      -----         ----       -----
   Total interest-earning
    assets.................   $ (32)      $332         $ 300      $ 185     $523         $ 709      $ 199         $371         570
                              -----       ----         -----      -----     ----         -----      -----         ----       -----

Interest-bearing
 liabilities:
  Money market deposits....   $  15       $ (9)        $   6      $ (35)    $(20)        $ (55)        51         $ (7)         44
  Savings accounts.........     (10)        10            --        (38)      (2)          (40)       (78)           2         (76)
  Interest-bearing checking      (1)        (1)           (2)         5       (2)            3         (1)         (11)        (12)
  Time deposits............     (39)        27           (12)        94       --            94        230           81         311
                              -----       ----         -----      -----     ----         -----      -----         ----       -----
   Total interest-bearing
    liabilities............   $ (35)      $ 27         $  (8)     $  26     $(24)        $   2      $ 202         $ 65       $ 267
                              =====       ====         =====      =====     ====         =====      =====         ====       =====

Net interest income........                            $ 308                             $ 707                               $ 303
                                                       =====                             =====                               =====

 COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997

     ASSETS. Total assets increased by $7.0 million, or 3.3%, to $217.6 million at June 30, 1998 from $210.6 million at December 31, 1997. The growth in assets was primarily attributable to a $7.9 million increase in investment securities, interest-bearing deposits and federal funds sold, a $4.1 million increase in consumer loans, and a $2.0 million increase in commercial business loans. The asset growth was partially offset by a decrease in one-to-four family residential mortgage loans of $8.8 million. The decrease in one-to-four family loans was due to management's decision to sell substantially all newly originated fixed-rate residential mortgage loans into the secondary market without recourse and on a servicing retained basis. During the period of January 1, 1998 through June 30, 1998 a total of $8.4 million in fixed-rate residential mortgage loans were sold. Management has sought to increase the Bank's consumer, commercial real estate and commercial business loan portfolios while decreasing the Bank's reliance on residential real estate loans. The increase in consumer, commercial real estate and commercial business lending is expected to increase the average yield on the Bank's interest earning assets. Premises and equipment increased by $1.1 million, or 28.9%, primarily due to the renovation of the main office and operations center which was completed in April 1998. Asset growth was entirely funded by deposit inflows.

     At June 30, 1998, the Bank's allowance for possible loan losses as a percentage of total nonperforming loans was 243.4% compared to 200.8% at December 31, 1997. The increase in the allowance as a percentage of nonperforming loans was due to a decrease in nonperforming loans to $707,000 at June 30, 1998 from $893,000 at December 31, 1997. The decrease in nonperforming loans was attributable to repayments and management's aggressive collection procedure to bring past due and nonperforming loans current and performing in accordance with their terms. At June 30, 1998, the Bank's allowance for possible loan losses as a percentage of loans receivable, net was 1.23%. While management uses available information in order to determine when it is appropriate to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions.
See "Risk Factors - Lending Risks Associated With Consumer, Commercial Real Estate and Commercial Business Loans" and "Business of the Bank - Delinquencies and Classified Assets" and "Allowance for Possible Loan Losses."

     LIABILITIES. Total deposits at June 30, 1998 were $189.2 million, an increase of $6.1 million, or 3.3%, compared to $183.1 million at December 31, 1997. The increase occurred in savings, money market, and both interest-bearing and noninterest-bearing checking accounts. All of the Bank's branches experienced deposit growth. The Bank's newest branch, which opened in December 1997 contributed $1.9 million of the deposit volume increase. The Bank emphasized attracting low cost of funds deposit accounts during the six months ended June 30, 1998. While certificates of deposit accounts decreased by $334,000 during the six months ended June 30, 1998, all other deposit accounts increased by $6.4 million, to $78.7 million at June 30, 1998 from $72.3 million at December 31, 1997, an increase of 8.9%.

     NET WORTH. Net worth increased to $28.0 million at June 30, 1998 from $27.1 million at December 31, 1997. The increase in net worth was the result of after-tax net income of $802,000 and an increase of $109,000 in the net unrealized gain on available for sale securities due to lower market interest rates during the six months ended June 30, 1998 which positively affected the market value of the Bank's investment and mortgage-backed securities portfolios.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

     ASSETS. Total assets at December 31, 1997 were $210.6 million as compared to total assets of $211.1 million at December 31, 1996, a decrease of $500,000. Although total assets decreased at year-end 1997, total loans receivable, net increased by $6.5 million or 4.9%. The increase in total loans receivable, net was funded by $7.5 million received from the sale or maturation of debt securities and federal funds sold which decreased to $57.0 million at December 31, 1997 from $64.5 million at December 31, 1996. The loan growth was concentrated in automobile loans, commercial real estate loans and commercial business loans. One-to-four family real estate loans decreased by $3.8 million due to a decrease in adjustable rate real estate loans of $5.7 million, partially offset by an increase in fixed-rate real estate loans of $1.9 million after accounting for the sale of $4.0 million in fixed-rate one-to-four family real estate loans in the secondary market. Commercial real estate loans increased by $1.2 million to $13.9 million at December 31, 1997 from $12.7 million at December 31, 1996. Commercial business loans at December 31, 1997 totaled $9.6 million compared with $5.2 million at December 31, 1996, an increase of $4.4 million. Consumer loans increased by $4.5 million, to $12.7 million at December 31, 1997; $4.0 million of the increase in consumer loans resulted from the origination of automobile loans as the Bank emphasized both direct and indirect dealer financing programs. While consumer, commercial real estate and commercial business loans generally entail greater credit risk than one-to-four family real estate loans, they are also shorter-term, higher yielding assets that are consistent with the asset/liability objectives of the Bank.

     Premises and equipment increased to $3.8 million at December 31, 1997 from $2.1 million at December 31, 1996, an increase of $1.7 million. This increase was attributable to the construction and opening of an additional branch banking office in Camden, New York, and the purchase of a property directly adjacent to an existing branch facility.

     The investment securities portfolio decreased by $9.4 million, to $43.5 million at December 31, 1997, from $52.9 million at December 31, 1996. The decrease was primarily the result of maturing corporate debt securities. The Bank reinvested the proceeds from the debt securities into loans and mortgage-backed securities. Mortgage-backed securities increased $7.1 million, to $11.8 million from $4.7 million. The Bank joined the FHLB during 1997. At December 31, 1997, the Bank held $306,000 of FHLB stock.

     LIABILITIES. Total deposits decreased to $183.1 million at December 31, 1997 from $185.5 million at December 31, 1996, a decrease of $2.4 million, or 1.3%. This reduction was a result of a temporary decrease in money market deposits. Noninterest-bearing checking deposits increased by $1.8 million, to $13.9 million at December 31, 1997 from $12.1 million at December 31, 1996, an increase of 15.14%. The increase was attributable to the commencement of a program to attract checking accounts by introducing free checking during 1997. The program was directed at existing customers of the Bank to strengthen the overall account relationship and increase the Bank's portfolio of a low cost funding source. Certificates of deposit remained stable at December 31, 1997 and December 31, 1996 at $110.8 million.

     NET WORTH. Net worth increased to $27.1 million at December 31, 1997 from $25.5 million at December 31, 1996. The increase in net worth resulted from after-tax net income of $1.3 million and an increase of $297,000 in the net unrealized gain on available for sale securities.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

     NET INCOME. Net income for the six months ended June 30, 1998 decreased by $294,000 to $802,000 for the six months ended June 30, 1998 from $1.1 million for the six months ended June 30, 1997. The decrease was due primarily to an increase in operating and other expenses resulting from the expansion of the Bank's branch network, additional occupancy and equipment costs associated with renovations to the main office and operations center, expenses pertaining to the Bank's conversion of its computer systems and increases in salaries and employee benefits relating to the expansion of trust services and mortgage services. The increase in operating and other expenses was partially offset by increased interest income accomplished through portfolio yield improvement in the loans and investments of the Bank due to portfolio diversification and a reduction in the income tax provisions made through June 30, 1998 as compared with the same period in 1997.

     INTEREST INCOME. Interest income increased by $150,000, or 1.9%, to $8.0 million for the six months ended June 30, 1998 from $7.9 million for the six months ended June 30, 1997. The increase was primarily due to a $249,000 increase in income on loans, and a $34,000 increase in income on equity investments. The increases were partially offset by a decrease in income of $149,000 from investment securities. The increase in income from loans was attributable to a $3.6 million increase in the average balance of loans to $140.3 million from $136.7 million, and a 13 basis point increase in the average yield on loans to 8.68% from 8.55%. Management's strategy is to emphasize the origination of consumer, commercial real estate and commercial business loans for retention in the Bank's portfolio while originating for sale in the secondary market substantially all fixed-rate one-to-four family real estate loans. As of June

30, 1998 one-to-four family real estate loans totaled $88.0 million, a decrease of $12.2 million from June 30, 1997. The decrease in one-to-four family loans was offset by an increase of $10.7 million in consumer, commercial real estate and commercial business loans. The increase in income from equity securities was attributable to a $1.1 million increase in the average balance of equity investments and an increase in the average yield on equity investments of 242 basis points. The increase in the average yield on equity investments was due to the purchase of FHLB stock as a condition of FHLB membership, which returned a dividend rate of 7.45% during the six months ended June 30, 1998. FHLB stock totaled $1.2 million as of June 30, 1998. The Bank did not hold any FHLB stock during the six months ended June 30, 1997. The decrease in income on investment and mortgage-backed securities was attributable to a decrease of $6.4 million in the average balance of investments and mortgage-backed securities. This decrease was partially offset by an increase in the average yield on investments and mortgage-backed securities of 22 basis points. The yield improvement was the result of an increase in mortgage-backed securities, particularly Freddie Mac and Fannie Mae seven year balloon investments and GNMA mortgage pooled investments, and the maintenance of investments in federal agency callable securities which provide improved returns in the short term.

     INTEREST EXPENSE. Interest expense decreased by $4,000 during the six months ended June 30, 1998 as compared to the six months ended June 30, 1997. The decrease in interest expense was primarily due to a decrease in the average balance of interest-bearing liabilities in the 1998 period of $636,000 as compared with the same period in 1997. The decrease was partially offset by an increase of two basis points in the average rate paid on interest-bearing liabilities to 4.61% at June 30, 1998 from 4.59% at June 30, 1997. The increase in the average rate paid on interest-bearing liabilities was due primarily to an increase of three basis points in the average rate paid on time deposits to 5.58% from 5.55%. The increase in average rate paid was partially offset by a decrease in the average balance of time deposits which as of June 30, 1998 were $108.7 million as compared to $109.4 million as of June 30, 1997, a decrease of $695,000. Management's emphasis on lower cost of funds sources has resulted in increases in money market deposits and noninterest-bearing checking deposits. The average balance of money market deposits increased by $458,000 to $11.7 million as of June 30, 1998. In addition, the average rate paid on money market deposits decreased by 7 basis points to 3.18% at June 30, l998 as compared with 3.25% at June 30, 1997. This average rate decrease was due to the implementation of a tiered-rate structure employed on money market accounts which increases
with higher individual account balance levels.   Savings account average
balances decreased slightly to $44.3 million during the 1998 six month period as compared to $44.6 million during the 1997 period. The average balance of NOW accounts remained stable at $5.7 million and represent the lowest cost source of funds for the Bank, with an average rate paid of 1.94% for the six months ended June 30, 1998 and an average rate paid of 1.96% during the 1997 period. The average rate paid on NOW accounts during the six months ended June 30, 1998 was more than a full percentage point less than the average rate paid on savings accounts during the same period.

     PROVISION FOR LOAN LOSSES. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level deemed appropriate to absorb future charge-offs and loans deemed uncollectible. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of collateral, current and anticipated economic conditions, volume and type of lending activities and the levels of non-performing and other classified loans. The allowance is based on estimates and the ultimate losses may vary from such estimates. Management of the Bank assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

     The Bank assessed the methods used to determine loan loss allowance adequacy and implemented a new method at year-end 1997. The new method takes a more conservative approach and is more aggressive in determining adequate allowance levels than the earlier formula utilized by the Bank. The new method considers volume changes in the loan portfolio mix in response to the redirection of loan asset origination and retention toward consumer, commercial real estate and commercial business loan assets, and provides within the allowance adequacy formula for the higher relative degree of credit risk associated with this activity as compared with traditional one-to-four family real estate lending. Due to this new method employed by the Bank, a large provision to the allowance for loan losses was charged at year-end 1997. The quarterly assessment of allowance adequacy has not resulted in the need for additional provisions to the allowance for loan losses during 1998 due to a reduction of classified loans and a reduction in total loans at June 30, 1998 from December 31, 1997. The balance of the allowance for loan losses increased $255,000, to $1.7 million at June 30, 1998 from $1.5 million at June 30, 1997 as a result of the method change. At June 30, 1998, management had not identified any deterioration in asset quality that is attributable to a borrower's possible noncompliance with the year 2000 issue. Management will monitor its loan and investment portfolios to determine whether asset quality is being adversely affected as a result of the year 2000 issue. See "Risk Factors--Risks Associated with the Year 2000 Issue" and "--Capability of the Bank's Data Processing to Accommodate the Year 2000."

     OPERATING INCOME. Operating income is composed of fee income for bank services and profits from the sale of loans and securities. Total operating income for the six months ended June 30, 1998 increased $20,000, or 5.4% to $388,000 from $368,000 for the six months ended June 30, 1997. The increase was primarily the result of increasing revenue on secondary market loan sales and servicing activities which increased to $61,000 through June 30, 1998 from $53,000 in income through June 30, 1997. Profit on the sale of investment securities resulted in income of $9,000 through June 30, 1998 with no income recognized during the same period of 1997. Checking account and ATM fee revenue continued to increase during 1998 due to the Bank's marketing emphasis on consumer and business checking products. Total income from checking accounts and ATM fees increased to $219,000 for the six months ended June 30, 1998 from $214,000 for the same period of 1997.

     OPERATING AND OTHER EXPENSES. Operating and other expenses increased by $552,000, or 21.4%, to $3.1 million for the six months ended June 30, 1998 from $2.6 million for the six months ended June 30, 1997. The increase was due to a $205,000 increase in salaries and benefits, an increase of $197,000 in occupancy and equipment expense, a $90,000 increase in professional fees, and an increase of $60,000 in other expenses.

     Salaries and employee benefits increased to $1.6 million for the six months ended June 30, 1998 from $1.4 million for the same period in 1997. The increase was primarily the result of an additional 10 full-time equivalent employees hired by the Bank, six of whom were hired to operate a new branch opened in December 1997. The new branch also contributed to the increase in occupancy and equipment expense to $725,000 for the six months ended June 30, 1998 from $528,000 for the same period in 1997. For the six months ended June 30, 1998 occupancy and equipment expense included $72,000 of depreciation of building, furniture and equipment. The new branch and renovations to the main office and operations center resulted in $67,000 in building-related operating expenses for the six months ended June 30, 1998. Occupancy and equipment also reflects approximately $55,000 of expenses related to the Bank's continued upgrading of its technology, communications and information systems, primarily the conversion to a client server based core bank processing system. Legal fees increased to $112,000 for 1998 as compared to $22,000 for the same period in 1997. The increase represents legal costs incurred relating to the Bank's corporate and strategic planning. Other operating expenses increased to $788,000 for the six months ended June 30, 1998 as compared to $639,000 for the same period ended June 30, 1997. The increase was primarily the result of training and installation expenses relating to the conversion and upgrading of the Bank's computer systems, and promotional costs and supplies relating to the opening of the new branch office. Partially offsetting these increases was a reduction of $50,000 in expenses on real estate owned ("REO") properties and a $31,000 decrease in contribution expense for the period.

     INCOME TAXES. Income tax expense was $552,000 for the six months ended June 30, 1998 compared to $659,000 for the same period in 1997. The effective tax rate increased to 40.8% for 1998 from 37.5% for 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

     GENERAL. Net income for the year ended December 31, 1997 decreased by $463,000, or 26.5%, to $1.3 million for the fiscal year 1997 from $1.7 million for the year ended December 31, 1996. The decrease was due primarily to an increase in operating and other expense as a result of expense recognition of various contribution pledges, construction expenses and a significant provision for the allowance for loan losses. The decrease was partially offset by an increase in interest income which primarily resulted from an increase in the average balance of interest earning assets and a decrease in the average balance of interest-bearing liabilities.

     INTEREST INCOME. Interest income increased by $709,000, or 4.7%, to $15.9 million for the year ended December 31, 1997 from $15.2 million for the year ended December 31, 1996. The increase was due primarily to a

$466,000 increase in income from loans and a $359,000 increase in income from investment and equity securities. These increases were partially offset by a $116,000 decrease in income from federal funds sold. The increase in income from loans was attributable to a $1.5 million increase in the average balance of loans to $138.5 million from $137.0 million, and an increase of 24 basis points in the average yield on loans from 8.40% to 8.64%. The origination and portfolio growth of the Bank's commercial real estate, consumer and commercial loans was responsible for the loan portfolio growth. During 1997, a total of $30.2 million of commercial real estate, consumer and commercial business loans were originated as compared with $17.7 million during 1996. The Bank continued to originate and retain adjustable rate one-to-four family real estate loans and originate for sale in the secondary market substantially all fixed-rate one-to-four family real estate loans. Due to loan sales and repayments the portfolio of one-to-four family real estate loans decreased by $3.8 million, although originations of one-to-four family loans remained stable. The decrease in one-to-four family loans was more than offset by an increase in all other loan categories exclusive of one-to-four family residential loans of $10.3 million during 1997. The increase in income from investment and mortgage-backed securities was attributable to a $2.6 million increase in the average balance of investment and mortgage-backed securities to $56.2 million from $53.6 million, and an increase of 36 basis points in the average yield on investment securities to 6.48% from 6.12%. The volume increase was the result of improved cash management decreasing the level of short-term federal funds sold to longer term, higher yielding investment securities. The reduction in federal funds sold was attributable to 85% of the volume increase of investment securities. The yield improvement in the investment portfolio resulted from the investment in slightly longer term investments, primarily callable federal agency securities and short-term and medium-term mortgage-backed securities. Given the interest rate environment these securities provided a higher return over the short-term with likelihood that the call provisions or expected prepayments would shorten the average life of the security.

     INTEREST EXPENSE. Interest expense remained the same at $7.9 million for the year ended December 31, 1997 and 1996. The average rate paid on interest-bearing liabilities increased by 1 basis point to 4.64% from 4.63%. This increase was offset by a decrease in the average balance of interest-bearing liabilities of $465,000, to $170.0 million in 1997 from $170.5 million in 1996. The increase in average rate paid on interest-bearing liabilities was due to a shift in the portfolio mix from lower yielding savings accounts and money market deposits to certificates of deposit. The average balance of Certificate of Deposit increased $1.7 million to $109.3 million during 1997 from $107.7 million during 1996. Money market deposits decreased in average balance by $1.1 million to $10.9 million for the year ended December 31, 1997. A decrease in the interest rates paid on money market deposits resulted in some accounts transferring into higher yielding time deposits. Savings accounts also decreased on average by $1.3 million during 1997. This continued a trend of customers moving from traditional core deposits to higher yielding options including time deposits and non-bank financial products. Interest-bearing checking account average balances increased by $233,000 during 1997 as a result of the Bank's emphasis on all checking products.

     PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses increased by $580,000, from a net recapture in the allowance for loan losses during 1996 of $103,000, to total provisions during 1997 of $477,000. The Bank instituted a new method for evaluating the Bank's allowance for loan losses at year end 1997. The previous method allowed for the recapture of allowance upon the specific charge-off and disposal of collateral of a reserved loan. This prior method resulted in the negative provision recorded for the year ended 1996. The increase in provision expensed during 1997 is reflective of management's objective to increase the allowance for loan losses in response to portfolio volume increases and changes in the loan portfolio composition as the Bank redirects loan origination and retention toward commercial real estate, consumer and commercial business loans. Additionally, the level of provision made in 1997 reflects and increase in loan charge-offs of $123,000, to a total of $299,000 for the year-ended December 31, 1997, from $176,000 for the year-ended December 31, 1996. The increase in charge-offs, changes in the composition of the loan portfolio, and an increase of $6.9 million in total loans resulted in management's decision to increase the provision for loan losses.

     OPERATING INCOME. Operating income was $822,000 for the year ended December 31, 1997, a $21,000, or 2.6% increase from $801,000 for the year ended December 31, 1996. This increase was primarily the result of improving revenue on secondary market loan sales and servicing activities, which increased from $71,000 in income through December 31, 1996 to $117,000 through December 31, 1997. Profit on the sale of securities decreased by $18,000 during 1997 to $82,000 for the year ended December 31, 1997 from $100,000 for 1996. Income from the Bank's checking accounts and ATM program decreased by $14,000, or 3.2%, to $429,000 from $443,000 as a result of the Bank's re-
introduction of a free checking account into the product line. Other operating income increased in 1997 to $194,000 from $187,000 in 1996.

     OPERATING AND OTHER EXPENSES. Operating and other expenses increased by $755,000, or 14%, to $6.1 million for the year ended December 31, 1997 from $5.4 million for the year ended December 31, 1996. The increase was due to the recognition of additional contribution expense of $338,000, an increase of $210,000 in salaries and employee benefits, an increase of $157,000 in occupancy and equipment, an increase of $45,000 in legal fees and an increase in FDIC assessments of $21,000. These increases were partially offset by a decrease of $16,000 in other operating expenses.

     Contribution expense increased to $440,000 for 1997 from $102,000 for 1996. The additional contribution expense in 1997 was due to the recognition of expense, on an accrual basis, of all multiple year contribution pledges outstanding in anticipation of the formation of a charitable community foundation concurrent with the formation of the mutual holding company and stock issuance. Salaries and employee benefits increased to $3.1 million for 1997 from $2.9 million for 1996. Occupancy and equipment expenses increased to $1.2 million in 1997 from $1.0 million in 1996. Both expense categories were impacted by the opening of a new branch during 1997. The branch was our Bank's first expansion into a new market area in over 20 years and represents a unique opportunity in a community previously served by only large commercial banks. Salaries and employee benefits were also impacted during 1997 by the realization of the Bank's business banking services department. This new business unit was developed to support all account relationships of the business customer, from lending, to corporate cash services, to the personal banking needs of the business owner. This additional service and the staffing to support the service, has been well received by the business community and resulted in asset growth along those product lines. Legal fees increased to $93,000 in 1997 from $48,000 during 1996. The increase represents legal costs incurred during 1997 related to the Bank's corporate and strategic planning. Deposit insurance increased to $23,000 for the year of 1997 as compared with $2,000 for the year ended December 31, 1996, resulting from the FDIC's decision to raise the assessment for deposit insurance in 1997 to $0.013 per one hundred dollars of deposits from the minimal assessment charged in 1996.

     INCOME TAX. Income tax expense was $881,000 for the year ended December 31, 1997, a reduction of $144,000 from the 1996 income tax expense of $1.0 million. The effective tax rate increased to 40.7% for 1997 from 37.0% for 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     GENERAL. Net income for the year ended December 31, 1996 was $1.7 million, compared to $1.6 million for the year ended December 31, 1995. The increase was primarily due to an increase in interest income which primarily resulted from an increase in the average balance of interest earning assets, an increase in the average yield of interest earning assets and a decrease in the provision for loan losses. The increases were partially offset by increased interest expense which resulted primarily from an increase in average balance of interest-bearing liabilities and an increase in the average rate paid on interest-bearing liabilities and further offset by a decrease in operating income and an increase in operating and other expenses and income taxes.

     INTEREST INCOME. Interest income increased by $570,000, or 3.9%, to $15.2 million for the year ended December 31, 1996 from $14.6 million for the year ended December 31, 1995. The increase was due primarily to an increase of $682,000 in income from investment and equity securities and a $129,000 increase in income from federal funds sold. These increases were partially offset by a $241,000 decrease in income from loans. The increase in income from investment securities was attributable to an $8.9 million increase in the average balance of investment and equity securities to $54.5 million from $45.6 million, and a 35 basis point increase in the average yield on investments to 6.12% from 5.77%. During 1996, the Bank began an investment strategy of investing in callable federal agency debt securities and purchasing mortgage-backed securities. These portfolios increased by $18.5 million and $4.5 million, respectively, from 1995 to 1996. The growth in these investment categories was through the reinvestment of maturities in the corporate bond portfolio and the investment of cash resulting from deposit growth. The agency and mortgage-backed securities were selected to enhance short-term returns while maintaining liquidity and marketability. The increase in income from federal funds sold was attributable to a $2.7 million increase in the average balance of federal funds sold to $6.7 million from $4.0 million, partially offset by a 37 basis point decrease in the average yield on federal funds sold to 5.33% from 5.70%. The increased volume of federal funds sold was a result of deposit balance increases during the year temporarily placed in this short-term investment vehicle pending deployment in investment securities. The decrease in income on loans was attributable to a decrease of $5.7 million in the average balance of loans to $137.0 million from $142.7 million partially offset by a 17 basis point increase in the average yield on loans to 8.40% from 8.23%. The decrease in volume was due to relatively light loan demand with one-to-four family real estate loan originations, net of loans sales, reduced by $3.5 million during 1996 as compared with 1995. In addition, repayments of one-to-four family real estate loans increased by $3.3 million during 1996 as many new residential mortgage companies entered the market soliciting fixed-rate mortgage refinancing packages.

     INTEREST EXPENSE. Interest expense increased by $267,000, or 3.5%, to $7.9 million for the year ended December 31, 1996 from $7.6 million for the year ended December 31, 1995. The increase in interest expense was due primarily to an increase in interest-bearing liabilities of $3.0 million, to $170.5 million in 1996 from $167.5 million during 1995, additionally the average rate paid on interest-bearing liabilities increased by 8 basis points to 4.63% from 4.55%. In particular, the increase in interest expense was attributable to an increase of $311,000 in interest expense on time deposits and a $44,000 increase in interest expense on money market deposits. These were partially offset by decreases of $76,000 and $12,000 in interest expense on savings accounts and interest-bearing checking accounts, respectively. The increase in interest expense on time deposits was the result of an increase of $4.1 million in the average balance of $107.7 million in 1996 from $103.6 million in 1995. In addition, the average rate paid on time deposits increased 8 basis points to 5.61% in 1996 from 5.53% in 1995. The Bank's customers continued to move deposits from core savings to time deposits as a result of higher rates being paid on time deposits. Money market average balances increased by $1.5 million in 1996, this increase was partially offset by a decrease in the average rate paid on money market deposits of 7 basis points to 3.37% from 3.44%. The shift in savings account balances resulted in a decrease in the average balance of $2.6 million in deposits during 1996 to $45.4 million from $48.1 million in 1995. A reduction in the rate paid during 1996 on interest-bearing checking accounts resulted in a decrease in the average rate of 20 basis points to 2.00% for 1996 from 2.20%, without a corresponding reduction in average balances maintained for the product.

     PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses decreased by $183,000 due to a net recapture in the allowance for loan losses during 1996 of $103,000 as compared with total provisions for 1995 of $80,000. As previously indicated, the method employed during 1996 and prior periods to determine the adequacy of the allowance for loan losses allowed for the recapture of allowance upon the specific charge-off and disposal of collateral of a reserved loan. This method resulted in the negative net provision recorded in 1996 and the resulting expense reduction for the year.

     OPERATING INCOME. Total operating income was $801,000 for the year ended December 31, 1996, a decrease of $109,000, or 11.98%, from $910,000 for the year ended December 31, 1995. During 1995, the Bank received a recovery of $56,000 from a participation mortgage charged-off in a prior period and recorded as income when received during 1995. There was no similar operating income source in 1996 recorded. Revenue from the Bank's secondary market loan sales and servicing activities decreased by $39,000 to $71,000 through December 31, 1996. This was primarily the result of loan sales made during rising interest rate periods in 1996 and resulting in a loss at time of sale. Checking and ATM fees decreased $27,000 to $443,000 in 1996 from $470,000 in 1995 as the Bank encouraged direct deposit relationships as a method to avoid monthly maintenance fees with local employer groups. All other operating income sources increased by $13,000 during 1996, partially offsetting these decreases.

     OPERATING AND OTHER EXPENSES. Operating and other expense increased by $120,000, or 2.3%, to $5.4 million for the year ended December 31, 1996 from $5.3 million for the year ended December 31, 1995. The increase was due to an increase of $198,000 in expenses on REO properties and other charge-offs, an increase of $137,000 in salaries and employee benefits and a $47,000 increase in contributions. These increases were partially offset by a reduction of

$209,000 in deposit insurance, a $27,000 decrease in board member fees, and a $26,000 decrease in all other operating expenses.

     Beginning in 1996 the Bank took a more proactive position in the management and resolution of loan delinquencies and real estate foreclosures. This resulted in additional expense related to loan workout arrangements, property foreclosures and related REO expenses. This activity in 1996 resulted in $478,000 of additional operating expenses compared with $280,000 during 1995. Salaries and employee benefits increased to $2.9 million for 1996 from $2.7 million for 1995, an increase of $137,000. Contribution expenses for 1996 was $102,000 as compared with $55,000 for 1995. The Bank elected to provide support for the expansion of the local YMCA which serves the entire market area as well as continuing to support charitable activities in the area.

     Deposit insurance expense decreased to $2,000 in 1996 from $211,000, reflecting a decreased in insurance premiums. The Bank's "well capitalized" risk classification allowed the Bank to pay the minimum annual assessment during 1996.

     INCOME TAXES. Income tax expense was $1.0 million for the year ended December 31, 1996 compared to $898,000 for the year ended December 31, 1995. The effective tax rate increased to 37.0% for 1996 from 35.7% for 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's primary sources of funds are deposits, proceeds from the principal and interest payments on loans, mortgage related and debt and equity securities, and to a lesser extent, proceeds from the sale of fixed-rate mortgage loans to the secondary market with borrowing ability available as needed. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales, borrowings are greatly influenced by general interest rates, economic conditions and competition.

     The Bank's primary investing activities are the origination of residential one-to-four family and commercial real estate loans, other consumer and commercial business loans, and the purchase of mortgage-backed and debt and equity securities. During the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, the Bank's loan originations totaled $32.1 million, $46.2 million, $34.0 million and $28.0 million, respectively. Purchases of mortgage-backed securities and debt and equity securities totaled $21.5 million, $19.3 million, $29.9 million and $14.0 million for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively. These activities were funded primarily by deposit growth, principal payments on loans, mortgage related securities and debt and equity securities. Loan sales provided an additional source of liquidity, totaling $8.4 million, $4.0 million, $5.5 million and $3.1 million for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively.

     The Bank experienced a net increase in total deposits of $6.1 million, $4.1 million and $1.7 million for the six months ended June 30, 1998 and the years ended December 31, 1996 and 1995, respectively, and a net deposit decrease of $2.4 million for the year ended December 31, 1997. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors.

     The Bank monitors its liquidity position on a daily basis. Excess short-term liquidity is usually invested in overnight federal funds sold. In the event we require funds beyond our ability to generate them internally, additional sources of funds are available through the use of reverse repurchase agreements and short-term FHLB advances. There have been no borrowings outstanding during any of the periods presented.

     Loan commitments totaled $2.0 million at June 30, 1998 and were comprised of $528,000 in commitments to originate adjustable rate loans and $1.5 million in commitments to originate fixed rates loans. The Bank anticipates that it will have sufficient funds available to meet current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from June 30, 1998 totaled $67.9 million. Based upon the Bank's experience and its current pricing strategy, management believes that a significant portion of such deposits will remain with the Bank.

     In 1999, management plans to continue renovating and expanding the Bank's retail banking franchise. The renovating and equipping of these offices is expected to cost approximately $2.0 million. Management anticipates it will have sufficient funds available to meet its planned capital expenditures throughout 1999. As a result of the Offering, the Company and the Bank will have additional capital resources of between $12.0 million and $16.4 million. Initially, such funds will be invested in liquid and short-term and medium-term investments. See "Use of Proceeds."

     At June 30, 1998, the Bank exceeded all of its regulatory capital requirements. See "Regulatory Capital Compliance" and "Regulation--Regulatory Capital Requirements."

     The Bank's most liquid assets are cash and interest-bearing demand accounts. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At June 30, 1998, cash and interest-bearing demand account totaled $13.6 million, or 6.2% of total assets.

IMPACT OF NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings Per Share". SFAS No. 128 supersedes APB Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held stock or potential Common Stock. Essentially, this standard replaces the primary EPS and fully diluted EPS presentations under APB Opinion No. 15 with a basic EPS and diluted EPS presentation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997; earlier application is not permitted. The Company does not expect that the adoption of SFAS No. 128 will have a material impact.

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". SFAS No. 129 summarizes previously issued disclosure guidance contained within APB Opinions Nos. 10 and 15 as well as SFAS No. 47. There will be no changes to the Bank's disclosures pursuant to the adoption of SFAS No. 129. This statement is effective for financial statements for periods ending after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed prominently as part of the notes to the financial statements. Only the impact of unrealized gains or losses on securities available for sale is expected to be disclosed as an additional component of the Bank's income under the requirements of SFAS No. 130. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity wide disclosures about the products and services an entity provides, the foreign countries in which it holds assets and reports revenues, and its major customers. This statement is effective for fiscal years beginning after

December 15, 1997. The Company does not expect that implementation of SFAS No. 131 will have a material impact on the Company's financial reporting.

     In February 1998, the FASB issued SFAS No. 132 which standardizes the disclosure requirements for pensions and other postretirement benefits; requires additional information on changes in the benefit obligations and fair values of plan assets; and eliminates certain present disclosure requirements. The Statement does not change the measurement or recognition requirements for postretirement benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Bank in the year ending December 31, 1998. Management does not expect that this standard will significantly affect the Bank's financial reporting.

     In June 1998, the FASB issued SFAS No. 133 which establishes accounting and reporting standards for derivative instruments and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and, accordingly, would apply to the Bank beginning on January 1, 2000. The Bank plans to adopt the standard at that time and does not presently intend to reclassify securities between categories. The Bank has not engaged in derivatives and hedging activities covered by the new standard, and does not expect to do so in the foreseeable future. Accordingly, SFAS No. 133 is not expected to have a material impact on the Bank's financial statements. Early adoption is permitted, but not required.

                       BUSINESS OF ONEIDA FINANCIAL CORP.

GENERAL

     In June 1998, the Board of Trustees of the Bank adopted the Plan of Reorganization. Under the Plan of Reorganization, the Bank organized the Company. The Bank will be a wholly-owned subsidiary of the Company, the majority of whose shares will be held by the Mutual Holding Company. See "Oneida Financial Corp." and "Regulation--Holding Company Regulation."

     The Company is currently not an operating company. Following the Reorganization, in addition to directing, planning and coordinating the business activities of the Bank, the Company will initially invest net proceeds it retains primarily in short and medium-term debt securities and marketable equity securities. The Company also intends to fund the loan to the ESOP to enable the ESOP to purchase 8% of the Common Stock Minority Ownership Interest assuming a purchase price of $10.00 per share. In the future, the Company may acquire or organize other operating subsidiaries, including other financial institutions and financial services companies. See "Use of Proceeds." Presently, there are no agreements or understandings for an expansion of the Company's operations. Initially, the Company will neither own nor lease any property from any third party, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers of the Bank, who will not be separately provided cash compensation by the Company. The Company may utilize support staff of the Bank from time to time, if needed. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

                              BUSINESS OF THE BANK

GENERAL

     The Bank's principal business consists of attracting retail deposits from the general public in the areas surrounding its branches and investing those deposits, together with funds generated from operations and borrowings, primarily in one-to-four family residential mortgage loans, commercial real estate loans, home equity loans, consumer loans and commercial business loans. In addition, the Bank invests a significant portion of its assets in investment securities and mortgage-backed securities. The Bank's revenues are derived principally from the interest on its mortgage, consumer and commercial loans, securities, loan origination and servicing fees, service charges and fees collected on its deposit accounts. The Bank's primary sources of funds are deposits, principal and interest payments on loans, investment securities and mortgage-backed securities. In recent years the Bank has not had any borrowings.

LENDING ACTIVITIES

     GENERAL. The principal lending activity of the Bank has been the origination, for retention in its portfolio, of adjustable-rate mortgage loans collateralized by one-to-four family residential real estate located within its primary market area. In the current low interest rate environment, borrowers have shown a preference for fixed-rate loans. Consequently, in recent periods the Bank has originated fixed-rate one-to-four family loans for resale in the secondary market without recourse and on a servicing retained basis. In order to complement the Bank's traditional emphasis of one-to-four family residential real estate lending, management has sought to increase the amount of higher yielding commercial real estate loans, consumer loans and commercial business loans. To a limited extent, the Bank will originate loans secured by multi-family properties. The Bank does not view multi-family lending as a significant aspect of its business.

     LOAN PORTFOLIO COMPOSITION. Set forth below is selected information concerning the composition of the Bank's loan portfolio in dollar amounts and in percentages (before deductions for loans in process and allowances for losses) as of the dates indicated.

                                 AT JUNE 30,                            AT DECEMBER 31,
                             ------------------  ----------------------------------------------------------
                                    1998                1997                1996               1995
                             --------  --------  --------  --------  --------  --------
                              AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                             --------  --------  --------  --------  --------  --------  --------  --------
                                                                             (Dollars in thousands)
Real estate loans:
One-to-four family.........  $ 87,968     62.0%  $ 96,792     67.0%  $100,557     73.1%  $108,397     76.0%
Multi-family...............     1,905      1.3      2,714      1.9      2,972      2.2      3,240      2.3
Home equity................     9,192      6.5      8,829      6.1      7,983      5.8      7,207      5.1
Commercial real estate.....    14,493     10.2     13,868      9.6     12,686      9.1     11,603      8.0
                             --------    -----   --------    -----   --------    -----   --------    -----
 Total real estate loans...   113,558     80.0    122,203     84.6    124,198     90.2    130,447     91.4
                                         -----               -----               -----               -----

Consumer loans:............
Automobile loans...........     9,373      6.6      6,683      4.6      2,701      2.0      2,108      1.5
Mobile home................       746      0.5        784      0.5        914      0.7      1,162      0.8
Personal loans.............     3,670      2.6      2,580      1.8      1,719      1.3      1,831      1.3
Guaranteed student loans...     1,699      1.2      1,659      1.2      1,981      1.4      2,943      2.1
Other consumer loans.......     1,350      1.0      1,017      0.7        879      0.6        766      0.5
                             --------    -----   --------    -----   --------    -----   --------    -----
 Total consumer loans......    16,838     11.9     12,723      8.8      8,194      6.0      8,810      6.2
                                         -----               -----               -----               -----

Commercial business loans..    11,600      8.1      9,587      6.6      5,241      3.8      3,424      2.4

 Total consumer and
   commercial business
   loans...................    28,438     20.0     22,310     15.4     13,435      9.8     12,234      8.6
                             --------    -----   --------    -----   --------    -----   --------    -----

 Total loans...............  $141,996    100.0%  $144,513    100.0%  $137,633    100.0%  $142,681    100.0%
                             ========    =====   ========    =====   ========    =====   ========    =====

Less:
  Loans in process.........       232                 352                 215                 223
  Allowance for losses.....              1,721               1,793               1,546               1,781
                                         -----               -----               -----               -----
     Total loans receivable,
       net.................           $140,043            $142,368            $135,872            $140,677
                                      ========            ========            ========            ========

                                    1994                1993
                             ------------------  -------------------
                              AMOUNT   PERCENT    AMOUNT    PERCENT
                             --------  --------  --------  ---------
Real estate loans:
One-to-four family.........  $109,441     76.0%  $110,114      77.3%
Multi-family...............     3,735      2.5      2,540       1.8
Home equity................     6,851      4.8      7,742       5.4
Commercial real estate.....    11,033      7.7      6,535       4.6
                             --------    -----   --------  --------
 Total real estate loans...   131,060     91.0    126,931      89.1
                                         -----             --------

Consumer loans:............
Automobile loans...........     1,799      1.2      2,563       1.8
Mobile home................     1,384      1.0      1,739       1.2
Personal loans.............     1,689      1.2      2,211       1.6
Guaranteed student loans...     3,443      2.4      3,192       2.2
Other consumer loans.......       894      0.6      1,411       1.0
                             --------    -----   --------  --------
 Total consumer loans......     9,209      6.4     11,116       7.8
                                         -----             --------

Commercial business loans..     3,764      2.6      4,412       3.1

 Total consumer and
   commercial business
   loans...................    12,973      9.0     15,528      10.9
                             --------    -----   --------  --------

 Total loans...............  $144,033    100.0%  $142,459     100.0%
                             ========    =====   ========  ========

Less:
  Loans in process.........       626                 983
  Allowance for losses.....     2,117               2,045
                             --------            --------
     Total loans receivable,
       net.................  $141,290            $139,431
                             ========            ========

                                 AT JUNE 30,                                  AT DECEMBER 31,
                             -------------------  -------------------------------------------------------------
                                      1998               1997                 1996                1995
                             --------  ---------  --------  ---------  --------  ---------
                              AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                             --------  ---------  --------  ---------  --------  ---------  --------  ---------
                                                                         (DOLLARS IN THOUSANDS)
FIXED-RATE LOANS:
REAL ESTATE LOANS:
-----------------
One-to-four family.........  $ 10,522       7.4%  $ 11,563       8.0%  $  9,678       7.0%  $  8,652       6.1%
Multi-family...............        --        --         --        --         --        --         --        --
Home equity................     3,262       2.3      2,804       1.9      1,679       1.2        871       0.5
Commercial real estate.....     1,159       0.8      1,213       0.8      1,350       1.0      1,380       1.0
                             --------  --------   --------  --------   --------  --------   --------  --------
 Total real estate loans...    14,943      10.5     15,580      10.7     12,707       9.2     10,903       7.6
                             --------  --------   --------  --------   --------  --------   --------  --------

CONSUMER LOANS:
--------------
Total consumer loans.......    16,838      11.9     12,723       8.8      8,194       6.0      8,810       6.2

COMMERCIAL BUSINESS LOANS:
-------------------------
Total commercial loans.....     1,544       1.1      1,628       1.1        748       0.5        484       0.3
                             --------  --------   --------  --------   --------  --------   --------  --------
Total fixed-rate loans.....  $ 33,325      23.5   $ 29,931      20.6   $ 21,649      15.7   $ 20,197      14.1
                             --------  --------   --------  --------   --------  --------   --------  --------

ADJUSTABLE RATE LOANS:
REAL ESTATE LOANS:
-----------------
One-to-four family.........  $ 77,446      54.5%  $ 85,229      59.0%  $ 90,879      66.0%  $ 99,745      69.9%
Multi-family...............     1,905       1.3      2,714       1.9      2,972       2.2      3,240       2.3
Home equity................     5,930       4.2      6,025       4.2      6,304       4.6      6,336       4.4
Commercial real estate.....    13,334       9.4     12,655       8.8     11,336       8.2     10,223       7.2
                             --------  --------   --------  --------   --------  --------   --------  --------
 Total real estate loans...    98,615      69.4    106,623      73.9    111,491      81.0    119,544      83.8
                             --------  --------   --------  --------   --------  --------   --------  --------

COMMERCIAL BUSINESS LOANS:
-------------------------
Total commercial
  business loans...........    10,056       7.1      7,959       5.5      4,493       3.3      2,940       2.1
                             --------  --------   --------  --------   --------  --------   --------  --------
Total adjustable-rate loans  $108,671      76.5   $114,582      79.4   $ 15,984      84.3   $122,484      85.9
                             --------   --------  --------   --------  --------   --------  --------   --------
Total loans................  $141,996     100.0%  $144,513     100.0%  $137,633     100.0%  $142,681     100.0%
                             ========  ========   ========  ========   ========  ========   ========  ========

LESS:
-----
  Loans in process.........       232                  352                  215                  223
  Allowance for losses.....                          1,721                1,793                1,546
                             --------             --------             --------             --------
Total loans receivable, net  $140,043             $142,368             $135,872             $140,677
                             ========             ========             ========             ========

                                       1994                 1993
                             -------------------  -----------------------
                              AMOUNT    PERCENT      AMOUNT      PERCENT
                             --------  ---------  -------------  --------
FIXED-RATE LOANS:
REAL ESTATE LOANS:
-----------------
One-to-four family.........  $ 10,909       7.6%  $      16,663     11.8%
Multi-family...............        --        --              --       --
Home equity................       686       0.5             426      0.3
Commercial real estate.....     1,627       1.1           1,100      0.8
                             --------  --------   -------------    -----
 Total real estate loans...    13,222       9.2          18,310     12.9
                             --------  --------   -------------    -----

CONSUMER LOANS:
--------------
Total consumer loans.......     9,209       6.4          11,116      7.8

COMMERCIAL BUSINESS LOANS:
-------------------------
Total commercial loans.....       882       0.6           1,160      0.8
                             --------  --------   -------------    -----
Total fixed-rate loans.....  $ 23,313      16.2   $      30,586     21.5
                             --------  --------   -------------    -----

ADJUSTABLE RATE LOANS:
REAL ESTATE LOANS:
-----------------
One-to-four family.........  $ 98,532      68.4%  $      93,481     65.5%
Multi-family...............     3,735       2.6           2,540      1.8
Home equity................     6,165       4.3           7,316      5.1
Commercial real estate.....     9,406       6.5           5,435      3.8
                             --------  --------   -------------    -----
 Total real estate loans...   117,838      81.8         108,621     76.2
                             --------  --------   -------------    -----

COMMERCIAL BUSINESS LOANS:
-------------------------
Total commercial
  business loans...........     2,882       2.0           3,252      2.3
                             --------  --------   -------------    -----
Total adjustable-rate loans      85.9  $120,720    83.8$111,873     78.5
                             --------  --------   -------------    -----
Total loans................  $144,033     100.0%  $     142,459    100.0%
                             ========  ========   =============    =====

LESS:
----
  Loans in process.........       626                       983
  Allowance for losses.....     2,117                     2,045
                             --------                  --------
Total loans receivable, net  $141,290                  $139,431
                             ========                  ========

     ONE-TO-FOUR FAMILY RESIDENTIAL LOANS. The Bank's primary lending activity is the origination of one-to-four family residential mortgage loans secured by property located in the Bank's primary lending area. Generally, one-to-four family residential mortgage loans are made in amounts up to 80% of the lesser of the appraised value or purchase price of the property however the Bank will originate one-to-four family loans with loan-to-value ratios of up to 97%, with private mortgage insurance required. Generally, fixed-rate loans are originated for terms of up to 30 years. One-to-four family fixed-rate loans are offered with a monthly payment feature.

     The Bank originates both adjustable rate and fixed-rate one-to-four family loans. Historically, the Bank's emphasis has been on the origination of ARM loans. The interest rate on ARM loans is indexed to the one year Treasury Bill rate. The Bank's ARM loans currently provide for maximum rate adjustments of 200 basis points per year and 600 basis points over the term of the loan. The Bank offers ARM loans with initial interest rates that are below market, referred to as "teaser rates." Residential ARM loans amortize over a maximum term of up to 30 years. ARM loans are offered with both monthly and bi-weekly payment features. ARM loans are originated for retention in the Bank's portfolio. In the current low interest rate environment, borrowers have shown a preference for fixed-rate loans. Consequently, in recent periods the Bank has increased its origination of fixed-rate one-to-four family mortgage loans. The Bank generally sells its fixed-rate one-to-four family loans on a servicing retained basis. Such loans are sold without recourse to the Bank. The Bank recently introduced two one-to-four family residential loan products providing for fixed-rates of interest for an initial period of either three or five years, and which adjust annually thereafter. At June 30, 1998, loans serviced by the Bank for others totaled $32.7 million. During the six months ended June 30, 1998 and the year ended December 31, 1997, the Bank sold $8.4 million and $4.0 million, respectively in fixed-rate one-to-four family loans.

     ARM loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the terms of the ARM loans, and therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30, 1998, 54.5% of the Bank's loan portfolio consisted of one-to-four family residential loans with adjustable interest rates.

     All one-to-four family residential mortgage loans originated by the Bank include "due-on-sale" clauses, which give the Bank the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

     At June 30, 1998, approximately $88.0 million, or 62.0% of the Bank's loan portfolio, consisted of one-to-four family residential loans. Approximately $707,000 of such loans (representing 14 loans) were included in nonperforming loans as of that date. See "--Nonperforming and Problem Assets."

     HOME EQUITY LOANS. The Bank offers home equity loans that are secured by the borrower's primary residence. The Bank offers a home equity line of credit under which the borrower is permitted to draw on the home equity line of credit during the first ten years after it is originated and repay the outstanding balance over a term not to exceed 25 years from the date the line of credit is originated. The interest rates on home equity lines of credit are fixed for the first year and adjust monthly thereafter at a margin over the prime interest rate. The Bank also offers a home equity product providing for a fixed-rate of interest. Both adjustable rate and fixed-rate home equity loans are underwritten under the same criteria that the Bank uses to underwrite one-to-four family fixed-rate loans. Fixed-rate home equity loans are originated with
terms not to exceed  ten years.   Home equity loans may be underwritten with a
loan to value ratio of 85% when combined with the principal balance of the existing mortgage loan. The maximum amount of a home equity loan may not exceed $250,000 unless approved by the Board of Trustees. The Bank appraises the property securing the loan at the time of the loan application (but not thereafter) in order to determine the value of the property securing the home equity loans. At June 30, 1998, the outstanding balances of home equity loans totaled $9.2 million, or 6.5% of the Bank's loan portfolio.

     COMMERCIAL REAL ESTATE LOANS. At June 30, 1998, $14.5 million, or 10.2% of the total loan portfolio consisted of commercial real estate loans. Commercial real estate loans are secured by office buildings, mixed-use properties, religious facilities and other commercial properties. The Bank originates adjustable rate commercial mortgage loans with maximum terms of up to 20 years. The maximum loan-to-value ratio of commercial real estate loans is 80%. At June 30, 1998, the largest commercial real estate loan had a principal balance of $1.3 million and was secured by a medical building. As of June 30, 1998, nonperforming loans did not include any commercial real estate loans.

     In underwriting commercial real estate loans, the Bank reviews the expected net operating income generated by the real estate to ensure that it is at least 110% of the amount of the monthly debt service; the age and condition of the collateral; the financial resources and income level of the borrower; and the borrower's business experience. Personal guarantees have always been obtained from all commercial real estate borrowers.

     Loans secured by commercial real estate generally are larger than one-to-four family residential loans and involve a greater degree of risk. Commercial mortgage loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on the results of operations and management of the properties or underlying businesses, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of commercial real estate loans makes them more difficult for Bank management to monitor and evaluate.

     CONSUMER LENDING. The Bank's consumer loans consist of automobile loans, mobile home loans, secured personal loans (secured by bonds, equity securities or other readily marketable collateral), guaranteed student loans and other consumer loans (consisting of passbook loans, unsecured home improvement loans and recreational vehicle loans). At June 30, 1998, consumer loans totaled $16.8 million, or 11.9% of the total loan portfolio. Consumer loans are originated with terms to maturity of three to seven years. The Bank has sought to increase its level of consumer loans primarily through increased automobile lending. The Bank participates in a number of indirect automobile lending programs with local automobile dealerships. All indirect automobile loans must satisfy the Bank's underwritten criteria for automobile loans originated directly by the Bank to the borrower and must be approved by one of the Bank's lending officers. At June 30, 1998, loans secured by automobiles totaled $9.4 million, of which $5.3 million were originated through the Bank's indirect automobile lending program. The Bank has also sought to increase its level of automobile loans directly to borrowers by increasing its marketing efforts with existing customers. Automobile loans generally do not have terms exceeding five years. The Bank does not provide financing for leased automobiles.

     Consumer loans generally have shorter terms and higher interest rates than one-to-four family mortgage loans. In addition, consumer loans expand the products and services offered by the Bank to better meet the financial services needs of its customers. Consumer loans generally involve greater credit risk than residential mortgage loans because of the difference in the underlying collateral. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage to loss of or depreciation in the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower's personal financial stability. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

     The Bank's underwriting procedures for consumer loans include an assessment of the applicant's credit history and the ability to meet existing and proposed debt obligations. Although the applicant's creditworthiness is the primary consideration, the underwriting process also includes a comparison of the value of the security to the proposed loan amount. The Bank underwrites its consumer loans internally, which the Bank believes limits its exposure to credit risks associated with loans underwritten or purchased from brokers and other external sources.

     COMMERCIAL BUSINESS LOANS. The Bank also originates commercial business loans. Commercial business loans are originated with terms of up to seven years and provide for rates that adjust on a monthly basis. Commercial business loans are originated to persons with a prior relationship with the Bank or referrals from persons with a prior relationship with the Bank. The decision to grant a commercial business loan depends primarily on the creditworthiness and cash flow of the borrower (and any guarantors) and secondarily on the value of and ability to liquidate the collateral which generally consists of receivables, inventory and equipment. The Bank generally requires annual financial statements and tax returns from its commercial business borrowers and personal guarantees from the commercial business borrowers. The Bank also generally requires an appraisal of any real estate that secures the commercial business loan. At June 30, 1998, the Bank had $11.6 million of commercial business loans which represented 8.1% of the total loan portfolio. On such date, the average balance of the Bank's commercial business loans was $33,800, and the largest commercial business lending relationship totaled $1.5 million, which consisted of 29 loans secured by equipment and assignment of leases. As of June 30, 1998, unsecured commercial business loans totaled $996,000.

     Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential and commercial real estate lending. Real estate lending is generally considered to be collateral based, with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral is viewed as the primary source of repayment in the event of borrower default. Although commercial business loans may be collateralized by equipment or other business assets, the liquidation of collateral in the event of a borrower default is often an insufficient source of repayment because equipment and other business assets may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of repayment.

     LOAN MATURITY SCHEDULE. The following table sets forth certain information as of December 31, 1997, regarding the amount of loans maturing in the Bank's portfolio. Demand loans having no stated schedule of repayment and no stated maturity and overdrafts are reported as due in one year or less. All loans are included in the period in which the final contractual repayment is due.

                                       ONE     THREE    FIVE        TEN
                             WITHIN  THROUGH  THROUGH  THROUGH    THROUGH      BEYOND
                              ONE     THREE    FIVE      TEN    TWENTY-FIVE  TWENTY-FIVE
                              YEAR    YEARS    YEARS    YEARS      YEARS        YEARS      TOTAL
                             ------  -------  -------  -------  -----------  -----------  --------
                                                        (IN THOUSANDS)
Real estate loans:
 One- to-four family.......  $  144   $  607  $ 2,549  $14,655      $60,762      $18,075  $ 96,792
 Home equity...............     260      458      658    5,620        1,833           --     8,829
 Commercial real estate....       1      114      362    3,055        9,786        3,264    16,582
                             ------   ------  -------  -------      -------      -------  --------
  Total real estate loans..     405    1,179    3,569   23,330       72,381       21,339   122,203
                             ------   ------  -------  -------      -------      -------  --------

Consumer and other loans...     770    3,051    5,542    1,353        2,007           --    12,723

Commercial business loans..   2,600    1,972    3,535    1,247          233           --     9,587
                             ------   ------  -------  -------      -------      -------  --------

  Total loans..............  $3,775   $6,202  $12,646  $25,930      $74,621      $21,339  $144,513
                             ======   ======  =======  =======      =======      =======  ========

     FIXED- AND ADJUSTABLE-RATE LOAN SCHEDULE. The following table sets forth at December 31, 1997, the dollar amount of all fixed-rate and adjustable-rate loans due after December 31, 1998. Adjustable- and floating-rate loans are included based on contractual maturities.

                                             DUE AFTER DECEMBER 31, 1998
                                       ---------------------------------------
                                        FIXED        ADJUSTABLE        TOTAL
                                       --------      ----------       --------
                                                   (IN THOUSANDS)
Real estate loans:
  One-to-four family..........         $11,437        $ 85,211        $ 96,648
  Home equity.................           2,792           5,777           8,569
  Commercial real estate......           1,015          15,566          16,581
                                       -------        --------        --------
     Total real estate loans..          15,244         106,554         121,798
                                       -------        --------        --------

Consumer and other loans......          11,953              --          11,953

Commercial business loans.....           1,118           5,869           6,987
                                       -------        --------        --------
     Total loans..............         $28,315        $112,723        $140,738
                                       =======        ========        ========

     The following table sets forth the loan origination, sales and repayment activities of the Bank for the periods indicated. The Bank did not purchase any loans during the periods presented.

                                                             SIX MONTHS
                                     ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                                   ----------------   ---------------------------
                                     1998     1997     1997      1996      1995
                                   -------   -------  -------   -------   -------
                                                    (IN THOUSANDS)
ORIGINATIONS BY TYPE:
--------------------
Adjustable Rate:
 Real estate:
  One-to-four family.............  $ 3,725   $ 5,543  $11,812   $10,806   $14,261
  Home equity....................    2,074     1,045    1,825     2,281     2,800
  Commercial real estate.........    1,210       585    2,363     2,641     1,691
                                   -------   -------  -------   -------   -------
   Total real estate loans.......    7,009     7,173   16,000    15,728    18,752
 Consumer loans..................      498        --       --        --        --
 Commercial business loans.......    2,861     3,169    6,395     5,274       930
                                   -------   -------  -------   -------   -------
    Total adjustable rate loans..   10,368    10,342   22,395    21,002    19,682
                                   -------   -------  -------   -------   -------

Fixed Rate:
 Real estate:
  One-to-four family.............    8,950     1,310    4,113     5,492     3,128
  Home equity....................      844       901    1,744     1,141       388
  Commercial real estate.........      165        --       67        --        60
                                   -------   -------  -------   -------   -------
   Total real estate loans.......    9,959     2,211    5,924     6,633     3,576
 Consumer loans..................    7,530     4,845   11,051     4,334     3,737
 Commercial business loans.......    4,242     4,262    6,800     2,000     1,021
                                   -------   -------  -------   -------   -------
    Total fixed-rate loans.......   21,731    11,318   23,775    12,967     8,334
                                   -------   -------  -------   -------   -------

Total loans originated...........   32,099    21,660   46,170    33,969    28,016
                                   -------   -------  -------   -------   -------

SALES:
-----
 Real estate:
  One-to-four family.............    8,405     1,298    3,988     5,504     3,069
                                   -------   -------  -------   -------   -------
   Total loans sold..............    8,405     1,298    3,988     5,504     3,069
                                   -------   -------  -------   -------   -------

REPAYMENTS:
----------
 Real estate:
  One-to-four family.............   13,094     8,056   15,702    18,633    15,365
  Home equity....................    2,554     1,330    2,723     2,647     2,832
  Commercial real estate.........    1,559       510    1,506     1,826     1,676
                                   -------   -------  -------   -------   -------
   Total real estate loans.......   17,207     9,896   19,931    23,106    19,873
 Consumer loans..................    3,913     2,836    6,522     4,951     4,136
 Commercial business loans.......    5,091     3,915    8,849     5,456     2,290
                                   -------   -------  -------   -------   -------
    Total repayments.............   26,211    16,647   35,302    33,513    26,299
                                   -------   -------  -------   -------   -------
    Total reductions.............   34,616    17,945   39,290    39,017    29,368
                                   -------   -------  -------   -------   -------
   Net increases/(decreases).....  $(2,517)  $ 3,715  $ 6,880   $(5,048)  $(1,352)
                                   =======   =======  =======   =======   =======

-----------------------------
* Includes charge offs, discounts and premiums

     LOAN APPROVAL PROCEDURES AND AUTHORITY. The Board of Trustees establishes the lending policies and loan approval limits of the Bank. Loan officers generally have the authority to originate mortgage loans, consumer loans and commercial business loans up to amounts established for each lending officer. All residential loans over $250,000 must be approved by the Bank Loan Committee (consisting of three persons; the President and/or Senior Vice President in charge of credit administration and either one or two of the four trustees appointed to this committee). All loan relationships in excess of $250,000 and up to $500,000 (exclusive of residential mortgages and home equity loans secured by a lien on the borrower's primary residence) must be approved by the Bank Loan Committee. All lending relationships in excess of $500,000 up to $1.0 million (exclusive of residential mortgages and home equity loans secured by a lien on the borrower's primary residence) must be approved by the Executive Committee of the Board of Trustees. All lending relationships in excess of $1.0 million must be approved by the Board of Trustees.

     The Board annually approves independent appraisers used by the Bank. The Bank requires an environmental site assessment to be performed by an independent professional for all non-residential mortgage loans. It is the Bank policy to require hazard insurance on all mortgage loans and title insurance on fixed-rate one-to-four family loans.

     LOAN ORIGINATION FEES AND OTHER INCOME. In addition to interest earned on loans, the Bank receives loan origination fees. Such fees and costs vary with the volume and type of loans and commitments made and purchased, principal repayments and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money.

     In addition to loan origination fees, the Bank also receives other fees, service charges and other income that consist primarily of deposit transaction account service charges and late charges.

     LOANS-TO-ONE BORROWER. Savings banks are subject to the same loans-to-one borrower limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired net worth on an unsecured basis. An additional amount equal to 10% of unimpaired net worth if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). The Bank's policy provides that loans to one borrower (or related borrowers) should not exceed 15% of the Bank's capital.

     At June 30, 1998, the largest aggregate amount loaned by the Bank to one borrower consisted of $2.1 million. The loans comprising this lending relationship were performing in accordance with their terms.

DELINQUENCIES AND CLASSIFIED ASSETS

     COLLECTION PROCEDURES. A computer generated late notice is sent when the loan's grace period ends. After the late notice has been mailed, accounts are assigned to collectors for follow-up to determine reasons for delinquency and explore payment options. Generally, loans that are 30 days delinquent will receive a default notice from the Bank. With respect to consumer loans, the Bank will commence efforts to repossess the collateral after the loan becomes 45 days delinquent. Loans secured by real estate that are delinquent over 60 days are turned over to the Collection Department Manager. Generally, after 90 days the Bank will commence legal action.

     LOANS PAST DUE AND NONPERFORMING ASSETS. Loans are reviewed on a regular basis and are placed on nonaccrual status when, in the opinion of management, the collection of additional interest is doubtful. Loans are placed on nonaccrual status when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on a nonaccrual status is reversed from interest income. At June 30, 1998, the Bank had non-performing loans of $707,000 and a ratio of nonperforming loans to total assets of 0.32%. At June 30, 1998, the Bank's ratio of nonperforming assets to total assets was 0.46%.

     Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as REO until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the value of the property is less than the loan, less any related specific loan loss provisions, the difference is charged against the allowance for loan losses. Any subsequent write-down of REO is charged against earnings.

     The following table sets forth delinquencies in the Bank's loan portfolio as of June 30, 1998. When a loan is delinquent 90 days or more, the Bank fully reverses all accrued interest thereon and ceases to accrue interest thereafter. For all the dates indicated, the Bank did not have any material restructured loans within the meaning of SFAS 114.

                                                LOANS DELINQUENT FOR:
                             ---------------------------------------------------------
                                60-89 DAYS     90 DAYS OR MORE  TOTAL DELINQUENT LOANS
                             ---------------   ---------------  ----------------------
                             NUMBER   AMOUNT   NUMBER   AMOUNT     NUMBER    AMOUNT
                             ------   ------   ------   ------     ------    ------
                                            (DOLLARS IN THOUSANDS)
One-to-four family........       3     $ 90        8     $452         11       $542
Commercial real estate....      --       --       --       --         --         --
Consumer..................       3       55       --       --          3         55
Commercial business.......      --       --       --       --         --         --
                              ----     ----   ------   ------       ----       ----
 Total....................       6     $145        8     $452         14       $597
                              ====     ====   ======   ======       ====       ====

     NONACCRUAL LOANS AND NONPERFORMING ASSETS. The following table sets forth information regarding nonaccrual loans and other nonperforming assets.

                                                            AT JUNE 30,              AT DECEMBER 31,
                                                            ---------- -------------------------------------------
                                                                1998     1997     1996      1995     1994     1993
                                                              ------   ------   ------    ------   ------   ------
                                                                              (DOLLARS IN THOUSANDS)
Non-accruing loans:
 One-to-four family.........................................  $  667   $  588   $  735    $  820   $  902   $   --
 Multi-family...............................................      --       --       --        --       --       --
 Commercial real estate.....................................      --      242      274       346      634    1,277
 Construction and land loans................................      --       --       --        --       --       --
 Consumer...................................................      --        2       18        49       36      106
 Commercial business........................................      --       --       --         7      551      573
                                                              ------   ------   ------    ------   ------   ------
  Total.....................................................     667      832    1,027     1,222    2,123    1,956
                                                              ------   ------   ------    ------   ------   ------

Accruing loans delinquent more than 90 days:
 One-to-four family.........................................      40       60       63       148       --      365
 Multi-family...............................................      --       --       --        --       --       --
 Commercial real estate.....................................      --       --       --        --       --       --
 Construction and land loans................................      --       --       --        --       --       --
 Consumer...................................................      --       --       --        --       --       35
 Commercial business........................................      --        1        3         1       --       --
                                                              ------   ------   ------    ------   ------   ------
  Total.....................................................      40       61       66       149       --      400
                                                              ------   ------   ------    ------   ------   ------

Total nonperforming loans...................................  $  707   $  893   $1,093    $1,371   $2,123   $2,365
                                                              ======   ======   ======    ======   ======   ======

Foreclosed assets:
 One-to-four family.........................................  $  249   $  263   $  712    $  613   $  597   $  785
 Multi-family...............................................      --       --       --        --       56       --
 Commercial real estate.....................................      45       45      147       367       31      177
 Construction and land loans................................      --       --       --        10       10       27
 Consumer...................................................      --       --       --        --       --       --
 Commercial business........................................      --       --       --        --       --       --
                                                              ------   ------   ------    ------   ------   ------
  Total.....................................................  $  294   $  308   $  859    $  990   $  694   $  989
                                                              ======   ======   ======    ======   ======   ======

Total nonperforming loans as a percentage of total assets...    0.32%    0.42%    0.52%     0.67%    1.09%    1.14%
                                                              ======   ======   ======    ======   ======   ======

Total nonperforming assets..................................  $1,001   $1,201   $1,952    $2,361   $2,817   $3,354
                                                              ======   ======   ======    ======   ======   ======

Total nonperforming assets as a percentage of total assets..    0.46%    0.57%    0.92%     1.14%    1.40%    1.62%
                                                              ======   ======   ======    ======   ======   ======

     During the six months ended June 30, 1998, and year ended December 31, 1997, respectively, gross interest income of $39,000 and $41,000 would have been recorded on nonaccruing loans under their original terms, if the loans had been current throughout the period. No interest income was recorded on nonaccruing loans during the six months ended June 30, 1998 and year ended December 31, 1997.

     CLASSIFICATION OF ASSETS. On the basis of management's review of its assets, at June 30, 1998, the Bank had classified a total of $2.3 million of loans as follows (in thousands):


     Special Mention..........  $  720
     Substandard..............   1,600
     Doubtful assets..........      --
     Loss assets..............      --
                                ------
       Total..................  $2,320
                                ======

     General loss allowance...  $1,441
                                ======

     Specific loss allowance..     280
                                ======
     Charge-offs                    --
                                ======

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio and current economic conditions. The allowance is established based upon management's evaluation of the risks inherent in the loan portfolio, the composition of the loan portfolio, the general economy and the general trend the savings industry to increase allowances for losses as a percentage of total loans. Such evaluation also includes a review of all loans on which full collectibility may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, geographic concentrations and other factors that warrant recognition in providing for an adequate loan loss allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of REO. Such agencies may require us to recognize additions to the allowance based on their judgment about information available to them at the time of their examination. The Bank's provisions for loan losses are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations." At June 30, 1998, the total allowance was $1.7 million, which amounted to 1.23% of total loans and 243.42% of nonperforming loans. Management considers whether the allowance should be adjusted to protect against risks in the loan portfolio. Management applies fixed percentages for each category of performing loans not designated as problem loans to determine an additional component of the allowance to protect against unascertainable risks inherent in any portfolio of performing loans. Finally, management includes an unallocated component in its allowance to address general factors and general uncertainties such as changes in economic conditions and the inherent inaccuracy of any attempt to predict future default rates and property values based upon past experience. Management will continue to monitor and modify the level of the allowance for loan losses in order to maintain it at a level which management considers adequate to provide for potential loan losses. For the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, the Bank had charge-offs of $117,000, $299,000 and 176,000, respectively, against this allowance.

     The Bank employed a new method in 1998 for evaluating the adequacy of the allowance for loan losses and determining the appropriate level of provisions for loan losses. The new method applies fixed percentages to each category of performing loans and classified loans. The allowance adjustment is based upon the net change in each portfolio category since the prior quarter to reflect the ongoing shifts in the portfolio toward higher risk loan categories, such as consumer loans, commercial business loans and commercial real estate loans. The former method utilized by the Bank followed the FDIC format which considered historic losses, peer allowance levels and current portfolio mix. Management believes the new method of determining the adequacy of the allowance is more prudent in light of the Bank's intention to diversify its lending operations through the increased origination of consumer loans, commercial business loans and commercial real estate loans.

     ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES. The following table sets forth the analysis of the allowance for loan losses for the periods indicated.

                                             SIX MONTHS ENDED
                                                  JUNE 30,                          DECEMBER 31,
                                             ----------------  -----------------------------------------------------
                                              1998     1997     1997      1996        1995      1994       1993
                                             -------  -------  -------  ---------  ----------  -------   -----------
                                                                       (DOLLARS IN THOUSANDS)
Balance at the beginning of period.........  $1,793   $1,546   $1,546     $1,781      $2,117   $2,045   $    1,686

Charge-offs:
 One-to-four family........................      59       41       72        112         360       58           76
 Commercial real estate....................      --       --      118         --         150      166           --
 Construction and land loans...............      --       --       --         --          --       --           --
 Consumer..................................      58       41       82         64          38      119          283
 Commercial business.......................      --       --       27         --          11       51           32
                                             ------   ------   ------     ------      ------   ------   ----------
  Total....................................     117       82      299        176         559      394          391
                                             ------   ------   ------     ------      ------   ------   ----------

Recoveries:
 One-to-four family........................       3        3       14          7          99       --            1
 Commercial real estate....................      13       --        2         --          --       --            2
 Construction and land loans...............      --       --       --         --          --       --           --
 Consumer..................................      29       22       53         28          38       50           60
 Commercial business.......................      --       --       --          9           6        3           15
                                             ------   ------   ------     ------      ------   ------   ----------
  Total....................................      45       25       69         44         143       53           78
                                             ------   ------   ------     ------      ------   ------   ----------

Net charge-offs............................     (72)     (57)    (230)      (132)       (416)    (341)        (313)
Additions charged to operations............      --      (23)     477       (103)         80      413          672
                                             ------   ------   ------     ------      ------   ------   ----------
Balance at end of period...................  $1,721   $1,466   $1,793     $1,546      $1,781   $2,117   $    2,045
                                             ======   ======   ======     ======      ======   ======   ==========

Allowance for loan losses as a percentage
 of total loans, receivable, net...........             1.23%    1.05%      1.26%       1.14%    1.27%   1.50%1.47%
                                                      ======   ======     ======      ======   ======   ==========

Ratio of net charge-offs to average
 loans.....................................    0.05%    0.04%    0.16%      0.10%       0.29%    0.24%        0.22%
                                             ======   ======   ======     ======      ======   ======   ==========

Ratio of net charge-offs to average
 nonperforming loans.......................    9.00%    5.49%   23.16%     10.73%      23.81%   15.20%       12.49%
                                             ======   ======   ======     ======      ======   ======   ==========

     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following table sets forth the allocation of the allowance for loan losses by loan category for the periods indicated.

                                                                                              AT DECEMBER 31,
                                                                 -----------------------------------------------------------------
                                       AT JUNE 30, 1998                       1997                             1996
                             ----------------------------------  --------------------------------  -------------------------------
                                                      PERCENT                           PERCENT                           PERCENT
                                                     OF LOANS                           OF LOANS                          OF LOANS
                                           LOAN       IN EACH                  LOAN     IN EACH                  LOAN     IN EACH
                             AMOUNT OF    AMOUNTS   CATEGORY TO  AMOUNT OF   AMOUNTS    CATEGORY    AMOUNT OF   AMOUNTS   CATEGORY
                             LOAN LOSS      BY         TOTAL     LOAN LOSS      BY        TOTAL     LOAN LOSS      BY     TO TOTAL
                             ALLOWANCE   CATEGORY      LOANS    ALLOWANCES  CATEGORY      LOANS     ALLOWANCE   CATEGORY   LOANS
                             ---------   --------   ----------- ----------  --------    ---------   ---------   --------  --------
                                                                         (DOLLARS IN THOUSANDS)
Residential mortgages......    $  360     $ 97,160      68.42%     $  455    $105,621      73.09%     $  467    $108,540     78.86%
Commercial real estate.....       226       16,398      11.55         260      16,582      11.47         343      15,658     11.38
Consumer...................       325       16,838      11.86         138      12,723       8.80          82       8,194      5.95
Commercial business........       230       11,600       8.17         171       9,587       6.64         137       5,241      3.81
Unallocated................       580           --         --         769          --         --         517          --        --
                               ------     --------     ------      ------    --------     ------      ------    --------    ------
 Total.....................    $1,721     $141,996     100.00%     $1,793    $144,513     100.00%     $1,546    $137,633    100.00%
                               ======     ========     ======      ======    ========     ======      ======    ========    ======


                                                                                              AT DECEMBER 31,
                             -----------------------------------------------------------------------------------------------------
                                           1995                               1994                             1993
                             ----------------------------------  --------------------------------  -------------------------------
                                                      PERCENT                           PERCENT
                                                     OF LOANS                           OF LOANS                          PERCENT
                                           LOAN       IN EACH                  LOAN     IN EACH                  LOAN     OF LOANS
                             AMOUNT OF    AMOUNTS   CATEGORY TO  AMOUNT OF   AMOUNTS    CATEGORY    AMOUNT OF   AMOUNTS   IN EACH
                             LOAN LOSS      BY         TOTAL     LOAN LOSS      BY        TOTAL     LOAN LOSS      BY     CATEGORY
                             ALLOWANCE   CATEGORY      LOANS    ALLOWANCES  CATEGORY      LOANS     ALLOWANCE   CATEGORY   TOTAL
                             ---------   --------   ----------- ----------  --------    ---------   ---------   --------  --------
                                                                         (DOLLARS IN THOUSANDS)
Residential mortgages......    $  426     $115,604      81.02%     $  375    $116,292      80.74%     $  399    $117,856     82.73%
Commercial real estate.....       410       14,843      10.40         725      14,768      10.25         564       9,075      6.37
Consumer...................        73        8,810       6.17          74       9,209       6.39         121      11,116      7.80
Commercial business........       140        3,424       2.41         223       3,764       2.62         283       4,412      3.10
Unallocated................       732           --         --         720          --         --         678          --        --
                               ------     --------     ------      ------    --------     ------      ------    --------    ------
 Total.....................    $1,781     $142,681     100.00%     $2,117    $144,033     100.00%     $2,045    $142,459    100.00%
                               ======     ========     ======      ======    ========     ======      ======    ========    ======

SECURITIES INVESTMENT ACTIVITIES

     The securities investment policy is established by the Board of Trustees. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets and desired risk parameters. In pursuing these objectives, management considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification.

     The Bank's current policies generally limit securities investments to U.S. Government and agency securities, tax-exempt bonds, public utilities debt obligations, corporate debt obligations and corporate equity securities. In addition, the Bank's policy permits investments in mortgage related securities, including securities issued and guaranteed by Fannie Mae, Freddie Mac, GNMA. In the past, the Bank invested in collateralized mortgage obligations ("CMOs"), but it has not invested in CMOs in recent years. The Bank's current securities investment strategy utilizes a risk management approach of diversified investing between three categories: short-, intermediate- and long-term. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk. The Bank will only invest in securities rated as investment grade by a nationally recognized investment rating agency. The Bank does not engage in any hedging transactions, such as interest rate swaps or caps.

     INVESTMENT SECURITIES. At June 30, 1998, the Bank had $39.6 million, or 18.2% of total assets, invested in investment securities, which consisted primarily of U.S. Government obligations, tax-exempt securities, public utility and corporate obligations, a mutual fund and equity investments in FHLB stock. SFAS No. 115 requires the Bank to designate its securities as held to maturity, available for sale or trading, depending on the Bank's ability and intent regarding its investments. The Bank does not have a trading portfolio. Investment securities are classified as available for sale. At June 30, 1998, the Bank's investment securities portfolio had a weighted average life of 2.28 years.

     BOOK VALUE OF INVESTMENT SECURITIES. The following table sets forth certain information regarding the investment securities and other interest earning assets as of the dates indicated.

                                   JUNE 30,                                        DECEMBER 31,
                             -----------------  ---------------------------------------------------------
                                     1998              1997               1996               1995
                             -----------------  -----------------  -----------------  -----------------
                              BOOK    PERCENT    BOOK    PERCENT    BOOK    PERCENT    BOOK    PERCENT
                                         OF                 OF                 OF                 OF
                              VALUE    TOTAL     VALUE    TOTAL     VALUE    TOTAL     VALUE    TOTAL
                             -------  --------  -------  --------  -------  --------  -------  --------
(DOLLARS IN THOUSANDS)
Investment securities held
 for investment:
  U.S. government and
   agency securities.......  $    --       --%  $    --       --%  $    --       --%  $    --       --%
  State and municipals.....       --       --        --       --        --       --        --       --
  Other....................       --       --        --       --        --       --        --       --
                             -------   ------   -------   ------   -------   ------   -------  -------
   Subtotal................       --       --        --       --        --       --        --       --

Investment securities
 available for sale:
  U.S. government
   securities..............    1,000     2.39     2,002     4.67     5,013     9.52     5,584    11.82
  Federal agency securities   25,295    65.39    24,504    57.19    21,503    40.84     3,000     6.35
  Corporate debt securities    7,647    19.77    11,833    27.62    21,882    41.56    34,350    72.74
  Tax exempt bonds.........    1,620     4.89     2,162     5.05     2,207     4.19     2,258     4.78
  Public utilities.........      400     1.04       750     1.75       848     1.61     1,246     2.64
  Equity securities........    1,493     3.85     1,288     3.02     1,194     2.28       788     1.67
                             -------   ------   -------   ------   -------   ------   -------  -------
   Subtotal................   37,455    96.83    42,539    99.30    52,647   100.00    47,226   100.00
  FHLB stock...............    1,228     3.17       306     0.70        --       --        --       --
                             -------   ------   -------   ------   -------   ------   -------  -------
    Total..................  $38,683   100.00%  $42,845   100.00%  $52,647   100.00%  $47,226   100.00%
                             =======   ======   =======   ======   =======   ======   =======  =======

Average remaining life of
 investment
 securities................     2.28     1.89         1.51 Years         1.80 Years         2.00 Years
                               Years    Years
Other interest earning
 assets:
  Interest-bearing
   deposits with banks.....    1,373    13.63       115     6.34     1,778    20.73     1,972    28.28
  Federal funds sold.......    8,700    86.37     1,700    93.66     6,800    79.27     5,000    71.72
                             -------   ------   -------   ------   -------   ------   -------  -------
     Total.................  $10,073   100.00%  $ 1,815   100.00%  $ 8,578   100.00%  $ 6,972  $100.00%
                             =======   ======   =======   ======   =======   ======   =======  =======


                             ------------------------------------
                                   1994               1993
                             -----------------  -----------------
                              BOOK    PERCENT    BOOK    PERCENT
                                         OF                 OF
                              VALUE    TOTAL     VALUE    TOTAL
                             -------  --------  -------  --------
(DOLLARS IN THOUSANDS)
Investment securities held
 for investment:
  U.S. government and
   agency securities.......  $    --       --%  $    --       --%
  State and municipals.....    2,997     6.14        --       --
  Other....................    1,466     3.01        --       --
                             -------   ------   -------   ------
   Subtotal................  $ 4,463     9.15%       --       --

Investment securities
 available for sale:
  U.S. government
   securities..............    5,706    11.70     5,270    10.37
  Federal agency securities      491     1.01       515     1.01
  Corporate debt securities   36,408    74.67    37,414    73.60
  Tax exempt bonds.........       --       --     3,597     7.07
  Public utilities.........       --       --     2.744     5.40
  Equity securities........    1,690     3.47     1,297     2.55
                             -------   ------   -------   ------
   Subtotal................   44,295    90.85    50,837   100.00
  FHLB stock...............       --       --        --       --
                             -------   ------   -------   ------
    Total..................  $48,758   100.00%  $50,837   100.00%
                             =======   ======   =======   ======

Average remaining life of
 investment
 securities................        2.51 Years

Other interest earning
 assets:
  Interest-bearing
   deposits with banks.....       --       --        --       --
  Federal funds sold.......    1,800   100.00     4,800   100.00
                             -------   ------   -------   ------
     Total.................  $ 1,800   100.00%  $ 4,800   100.00%
                             =======   ======   =======   ======

     INVESTMENT PORTFOLIO MATURITIES. The following table sets forth the scheduled maturities, book value, market value and weighted average yields for the Bank's investment portfolio at June 30, 1998.

                                                                 JUNE 30, 1998
                               ----------------------------------------------------------------------------------
                                LESS THAN     1 TO 5       5 TO 10       OVER
                                 1 YEAR       YEARS         YEARS        YEARS      10 YEARS    TOTAL SECURITIES
                               -----------  -----------  -----------  -----------  -----------  -----------------
                               BOOK VALUE   BOOK VALUE   BOOK VALUE   BOOK VALUE   BOOK VALUE     MARKET VALUE
                               -----------  -----------  -----------  -----------  -----------  -----------------
  (DOLLARS IN THOUSANDS)

U.S. government securities...      $   --      $ 1,000      $    --       $   --      $ 1,000            $ 1,008
Federal agency obligations...       1,328        9,536       11,171        3,260       25,295             25,307
Corporate bonds..............       5,000        2,647           --           --        7,647              7,688
Public utilities.............          --           --          400           --          400                404
Tax exempt bonds.............          42          488          800          290        1,620              1,762
Other........................          --           --           --        2,721        2,721              3,401
                                   ------      -------      -------       ------      -------            -------
 Total securities............      $6,370      $13,671      $12,371       $6,271      $38,683            $39,570
                                   ======      =======      =======       ======      =======            =======

Weighted average yield/(1)/..        7.73%        6.21%        6.57%        6.63%        6.60%              6.45%
----------------

/(1)/ Weighted average yield has not been adjusted to reflect tax equivalent adjustments.

     MORTGAGE-BACKED SECURITIES. The Bank purchases mortgage-backed securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; (ii) lower the Bank's credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae, and GNMA; and (iii) increase liquidity. The Bank has not invested in CMOs in recent years. At June 30, 1998, mortgage-backed securities totaled $16.6 million or 7.6% of total assets, all of which were classified as available for sale. At June 30, 1998, all of the mortgage-backed securities were fixed-rate. The mortgage-backed securities portfolio had coupon rates ranging from 6.00% to 9.50%, a weighted average yield of 6.70% and a weighted average life (including payment assumption) of 6.8 years at June 30, 1998. The estimated fair value of the Bank's mortgage-backed securities at June 30, 1998 was $16.6 million which was $80,000 greater than the amortized cost of $16.5 million.

     Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although the Bank focuses its investments on mortgage related securities backed by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and GNMA) pool and resell the participation interests in the form of securities to investors, such as the Bank, and guarantee the payment of principal and interest to these investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage related securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of the Bank. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates. Management reviews prepayment estimates periodically to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates and to determine the yield and estimated maturity of the Bank's mortgage-backed securities portfolio. Of the Bank's $16.6 million mortgage-backed securities portfolio at June 30, 1998, $5.5 million with a weighted average yield of 6.7 % had contractual maturities within five years, $3.9 million with a weighted average yield of 6.8% had contractual maturities of five to ten years and $7.2 million with a weighted average yield of 6.7% had contractual maturities of over ten years. However, the actual maturity of a mortgage-backed security may be less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Bank may be subject to reinvestment risk because, to the extent that the Bank's mortgage related securities prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate of return. Conversely, in a rising interest rate environment prepayments may decline, thereby extending the estimated life of the security and depriving the Bank of the ability to reinvest cash flows at the increased rates of interest.

     MORTGAGE-BACKED SECURITIES. Set forth below is information relating to the Bank's mortgage-backed securities for the periods indicated.

                                   JUNE 30,                                               DECEMBER 31,
                              ----------------  ------------------------------------------------------
                                    1998                1997              1996             1995
                              ----------------  -----------------  ----------------  ---------------
                                      PERCENT            PERCENT           PERCENT          PERCENT
                              BOOK       OF      BOOK       OF     BOOK       OF     BOOK      OF
                              VALUE    TOTAL     VALUE    TOTAL    VALUE    TOTAL    VALUE   TOTAL
                             -------  --------  -------  --------  ------  --------  -----  --------
                                                                              (DOLLARS IN THOUSANDS)
Mortgage-backed securities
 available
 for sale:
 GNMA......................  $    15     0.09%  $    16     0.14%  $   19     0.40%   $ 25     9.80%
 Fannie Mae................   10,486    63.41     7,752    66.40    3,540    75.11      --       --
 Freddie Mac...............    5,948    35.97     3,808    32.61    1,035    21.97      75    30.20
 CMOs......................       87     0.53        99     0.85      119     2.52     153    60.00
                             -------   ------   -------   ------   ------   ------    ----   ------
  Subtotal.................   16,536   100.00    11,675   100.00    4,713   100.00     253   100.00

Unamortized
 premium/discount..........       --       --        --       --       --       --      --       --
                             -------   ------   -------   ------   ------   ------    ----   ------
  Total....................  $16,536   100.00%  $11,675   100.00%  $4,713   100.00%   $253   100.00%
                             =======   ======   =======   ======   ======   ======    ====   ======


                              ------------------------------
                                   1994            1993
                              --------------  --------------
                                     PERCENT          PERCENT
                              BOOK      OF     BOOK      OF
                              VALUE   TOTAL    VALUE   TOTAL
                             ------  --------  -----  --------

Mortgage-backed securities
 available
 for sale:
 GNMA......................   $ 29    10.21%   $ 35     7.42%
 Fannie Mae................     --       --      --       --
 Freddie Mac...............     88    30.99     140    29.66
 CMOs......................    167    58.80     297    62.92
                              ----   ------    ----   ------
  Subtotal.................    284   100.00     472   100.00

Unamortized
 premium/discount..........     --       --      --       --
                              ----   ------    ----   ------
  Total....................   $284   100.00%   $472   100.00%
                              ====   ======    ====   ======

SOURCES OF FUNDS

     GENERAL. The primary sources of the Bank's funds for use in lending, investing and for other general purposes are deposits, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, and proceeds from maturing securities and cash flows from operations.

     DEPOSITS. The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank's deposit accounts consist of savings, NOW accounts, noninterest-bearing checking accounts and money market accounts and certificates of deposit. The Bank also offers IRAs and other qualified plan accounts.

     At June 30, 1998, deposits totaled $189.2 million. At June 30, 1998, the Bank had a total of $110.5 million in certificates of deposit, of which $67.9 million had maturities of one year or less. Although the Bank has a significant portion of its deposits in shorter term certificates of deposit, management monitors activity on these accounts. Based on historical experience and the Bank's current pricing strategy, management believes it will retain a large portion of such accounts upon maturity. At June 30, 1998 certificates of deposit with balances of $100,000 or more totaled $21.1 million.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. Deposits are obtained predominantly from the areas in which the Bank's branch offices are located. The Bank relies primarily on competitive pricing of its deposit products and customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain deposits. In addition, the Bank has periodically paid a special interest payment on all
deposit accounts, ranging from 10 to 25 basis points.   The Bank uses
traditional means of advertising its deposit products, including radio and print media and it generally does not solicit deposits from outside its market area. While certificates of deposit in excess of $100,000 are accepted by the Bank, and may be subject to preferential rates, the Bank does not actively solicit such deposits as they are more difficult to retain than core deposits. Historically, the Bank has not used brokers to obtain deposits.

     The following table sets forth the deposit activities of the Bank for the periods indicated.

                                 SIX MONTHS
                                ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                           ----------------------  ----------------------------------
                              1998        1997        1997        1996        1995
                           ----------  ----------  ----------  ----------  ----------
                                              (DOLLARS IN THOUSANDS)
Opening balance..........  $ 183,138   $ 185,508   $ 185,508    $ 181,385   $ 179,725
Deposits.................    363,850     334,797     678,376      606,912     548,136
Withdrawals..............   (361,763)   (340,309)   (688,643)    (610,684)   (554,104)
Interest credited........      3,992       3,926       7,897        7,895       7,628
                           ---------   ---------   ---------    ---------   ---------

Ending balance...........  $ 189,217   $ 183,922   $ 183,138    $ 185,508   $ 181,385
                           ---------   ---------   ---------    ---------   ---------

Net increase.............  $   6,079   $  (1,586)  $  (2,370)   $   4,123   $   1,660
                           =========   =========   =========    =========   =========

Percent increase                3.32%     (0.86%)     (1.28%)        2.27%       0.92%
                           =========   =========   =========    =========   =========

     The following table indicates the amount of the Bank's certificates of deposit by time remaining until maturity as of June 30, 1998.

                                                                      MATURITY
                                               ------------------------------------------------------
                                               3 MONTHS  OVER 3 TO 6  OVER 6 TO 12  OVER 12
                                               OR LESS     MONTHS        MONTHS     MONTHS    TOTAL
                                               --------  -----------  ------------  -------  --------
 (IN THOUSANDS)

Certificates of deposit less than $100,000...   $22,361      $13,666       $19,932  $33,375  $ 89,334
Certificates of deposit of $100,000 or more..     2,945        2,744         6,206    9,251    21,146
                                                -------      -------       -------  -------  --------

Total of certificates of deposit.............   $25,306      $16,410       $26,138  $42,626  $110,480
                                                =======      =======       =======  =======  ========

     The following tables set forth information, by various rate categories, regarding the average balance of deposits by types of deposit for the periods indicated.

                                      JUNE 30,                                  DECEMBER 31,
                                     ---------       ---------------------------------------------------------------
                                       1998                  1997                  1996                  1995
                                     ---------            ---------              --------              --------
                                  AMOUNT   PERCENT    AMOUNT    PERCENT     AMOUNTS     PERCENT    AMOUNT   PERCENT
                                 --------  --------  --------  ---------  ------------  --------  --------  --------
                                                                (Dollars in thousands)
Transactions and savings
deposits:
Noninterest-bearing............  $ 15,800     8.35%  $ 13,947      7.62%  $     12,113     6.53%  $ 12,206     6.73%
Savings accounts...............    44,008    23.26     42,101     22.99         42,454    22.88     43,388    23.91
NOW accounts...................     6,309     3.33      5,677      3.10          5,984     3.22      5,497     3.03
Money market accounts..........    12,621     6.67     10,600      5.79         14,096     7.59     10,549     5.83
                                 --------    -----   --------     -----       --------    -----   --------    -----
 Total.........................    78,738    41.61     72,325     39.49         74,647    40.24     71,640    39.50
                                 --------    -----   --------     -----       --------    -----   --------    -----

Certificates of deposit:
0.00-3.99%.....................     3,408     1.80      2,464      1.35          2,985     1.62      3,445     1.89
4.00-5.99%.....................    85,943    45.42     85,121     46.48         79,892    43.06     67,156    37.02
6.00-7.99%.....................    21,129    11.17     23,228     12.68         27,984    15.08     39,125    21.57
8.00-9.99%.....................        --       --         --        --             --       --         19     0.02
10.00% and over................        --       --         --        --             --       --         --       --
                                 --------    -----   --------     -----       --------    -----   --------    -----

Total certificates of deposit..   110,480    58.39    110,813     60.51        110,861    59.76    109,745    60.50
                                 --------    -----   --------     -----       --------    -----   --------    -----

Total deposits                   $189,218   100.00%  $183,138    100.00%      $185,508   100.00%  $181,385   100.00%
                                 ========   =======  ========    =======      ========   =======  ========   =======

     The following table sets forth the amount and remaining maturities of the Bank's certificates of deposit accounts at June 30, 1998.

                                                                                                                      PERCENT
                                                                       2.00-3.99%   4.00-5.99%   6.00-7.99%  TOTAL    OF TOTAL
                                                                      -----------   ----------   ----------  -------  --------
                                                                                         (Dollars in thousands)
Certificate accounts maturing in quarter ending:
June 30, 1998........................................................  $    2,257   $      103   $    --   $  2,360     2.14%
September 30, 1998...................................................         778       21,626       542     22,946    20.77
December 31, 1998....................................................          73       15,286     1,051     16,410    14.85
March 31, 1999.......................................................         250       13,215     1,161     14,626    13.24
June 30, 1999........................................................           1        9,538     1,972     11,511    10.42
September 30, 1999...................................................          --        5,541       473      6,014     5.44
December 31, 1999....................................................          42        2,608     2,517      5,167     4.68
March 31, 2000.......................................................          --        2,463     4,457      6,920     6.26
June 30, 2000........................................................          --        2,885     3,495      6,380     5.77
September 30, 2000...................................................           7        3,471     1,288      4,766     4.31
December 31, 2000....................................................          --        1,791        15      1,806     1.63
March 31, 2001.......................................................          --        2,563       824      3,387     3.07
June 30, 2001........................................................          --        2,270       100      2,370     2.15
Thereafter...........................................................          --        2,583     3,234      5,817     5.27
                                                                       ----------   ----------   -------   --------   ------

Total................................................................       3,408       85,943    21,129    110,480   100.00%
                                                                       ==========   ==========   =======   ========   ======
Percent of total.....................................................        3.08%       77.79%    19.13%    100.00%
                                                                       ==========   ==========   =======   ========

     BORROWED FUNDS.  At June 30, 1998, the Bank had no borrowed funds.

     TRUST ACTIVITIES. The Bank provides trust and investment services, acts as executor or administrator of estates and as trustee for various types of trusts. Trust services are offered through the Bank's Trust Department. Services include fiduciary services for trusts and estates, money management and custodial services. At June 30, 1998, the Bank maintained 92 trust/fiduciary accounts, with total assets of $5.5 million under management. The Bank recently hired an experienced trust officer. Management anticipates that in the future the Trust Department will become a more significant component of the Bank's business.

     BROKERAGE SERVICES. The Bank recently entered into an agreement with a third party provider whereby the Bank will be able to offer investment and brokerage services to its customers. It is expected that the Bank will begin offering such services during the first quarter of 1999.

PROPERTIES

     The Bank currently conducts its business through five full-service banking offices, all of which are owned. The following table sets forth the Bank's offices as of June 30, 1998.

    Location                  Original       Date of     Net Book Value
                                Year          Lease        of Property
                              Acquired     Expiration    at June 30, 1998
--------------------------------------------------------------------------
                                            (In thousands)
MAIN OFFICE:
182 Main Street                 1889           N/A            $2,880
Oneida, New York  13421

BRANCH OFFICES:
Camden Branch                   1997           N/A             1,028
41 Harden Boulevard
Camden, New York 13316

Cazenovia Branch                1971           N/A               243
42 Albany Street
Cazenovia, New York 13035

Hamilton Branch                 1976           N/A                86
35 Broad Street
Hamilton, New York 13346

Convenience Center              1988           N/A               288
585 Main Street
Oneida, New York 13421

OPERATIONS CENTER
126 Lenox Avenue                1989           N/A               358
Oneida, New York 13421

LEGAL PROCEEDINGS

     The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the financial condition or operations of the Bank.

PERSONNEL

     As of June 30, 1998, the Bank had 80 full-time employees and 19 part-time
employees.   The employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good.

See "Management of the Bank--Benefit Plans" for a description of certain compensation and benefit programs offered to the Bank's employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

     GENERAL. The Mutual Holding Company, the Company and the Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank.

     METHOD OF ACCOUNTING. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

     BAD DEBT RESERVES. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income. As a result of the 1996 Act, the Bank must use the specific charge off method in computing its bad debt deduction beginning with its 1996 Federal tax return. In addition, the federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The Bank did not have any such reserves subject to recapture.

     MINIMUM TAX. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

     NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 5, 1997. At June 30, 1998, the Bank had no net operating loss carryforwards for federal income tax purposes.

     CORPORATE DIVIDENDS-RECEIVED DEDUCTION.   The Company may exclude from its
income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. Following completion of the Reorganization and Offering, it is expected that the Mutual Holding Company will own less than 80% of the outstanding Common Stock of the Company. As such, the Mutual Holding Company will not be permitted to file a consolidated federal income tax return with the Company and the Bank. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

STATE TAXATION

     NEW YORK STATE TAXATION. The Company and the Bank will report income on a combined calendar year basis to New York State. New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 9% of "entire net income" allocable to New York State (b) 3% of "alternative entire net income" allocable to New York State (c) 0.01% of the average value of assets allocable to New York State or (d) nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.

     DELAWARE STATE TAXATION. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

     The IRS and New York State Department of Taxation have recently completed their audit of the Bank's 1993, 1994 and 1995 federal and state income tax returns.

                                   REGULATION

GENERAL

     The Bank is a New York-chartered mutual savings bank and its deposit accounts are insured up to applicable limits by the FDIC through the BIF. The Bank is subject to extensive regulation by the Department, as its chartering agency, and by the FDIC, as its deposit insurer. The Bank is required to file reports with, and is periodically examined by, the FDIC and the Superintendent concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other banking institutions. The Bank is a member of the FHLB of New York and is subject to certain regulations by the Federal Home Loan Bank System. Both the Company and the Mutual Holding Company, as bank holding companies, will be subject to regulation by the Federal Reserve Board and will be required to file reports with the Federal Reserve Board. Any change in such regulations, whether by the Department, the FDIC, or the Federal Reserve Board could have a material adverse impact on the Bank, the Company, or the Mutual Holding Company.

     Regulatory requirements applicable to the Bank, the Company and the Mutual Holding Company are referred to below or elsewhere herein.

NEW YORK BANK REGULATION

     The exercise by an FDIC-insured savings bank of the lending and investment powers under the New York State Banking Law is limited by FDIC regulations and other federal law and regulations. In particular, the applicable provisions of New York State Banking Law and regulations governing the investment authority and activities of an FDIC insured state-chartered savings bank have been substantially limited by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and the FDIC regulations issued pursuant thereto.

     The Bank derives its lending, investment and other authority primarily from the applicable provisions of New York State Banking Law and the regulations of the Department, as limited by FDIC regulations. Under these laws and regulations, savings banks, including the Bank, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a savings bank may invest up to 7.5% of its assets in corporate stock, with an overall limit of 5% of its assets invested in Common Stock. Investment in the stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the savings bank's assets, except as set forth below. Such equity securities must meet certain earnings ratios and other tests of financial performance. A savings bank's lending powers are not subject to percentage of assets limitations, although there are limits applicable to single borrowers. A savings bank may also, pursuant to the "leeway" power, make investments not otherwise permitted under the New York State Banking Law. This power permits investments in otherwise impermissible investments of up to 1% of assets in any single investment, subject to certain restrictions and to an aggregate limit for all such investments of up to 5% of assets. Additionally, in lieu of investing in such securities in accordance with and reliance upon the specific investment authority set forth in the New York State Banking Law, savings banks are authorized to elect to invest under a "prudent person" standard in a wider range of investment securities as compared to the types of investments permissible under such specific investment authority. However, in the event a savings bank elects to utilize the "prudent person" standard, it will be unable to avail itself of the other provisions of the New York State Banking Law and regulations which set forth specific investment authority. The Bank has not elected to conduct its investment activities under the "prudent person" standard. A savings bank may also exercise trust powers upon approval of the Department.

     New York State chartered savings banks may also invest in subsidiaries under their service corporation investment authority. A savings bank may use this power to invest in corporations that engage in various activities authorized for savings banks, plus any additional activities which may be authorized by the Banking Board. Investment by a savings bank in the stock, capital notes and debentures of its service corporations is limited to 3% of the bank's assets, and such investments, together with the bank's loans to its service corporations, may not exceed 10% of the savings bank's assets. Furthermore, New York banking regulations impose requirements on loans which a bank may make to its executive officers and directors and to certain corporations or partnerships in which such persons have equity interests. These requirements include, but are not limited to, requirements that (i) certain loans must be approved in advance by a majority of the entire board of trustees and the interested party must abstain from participating directly or indirectly in the voting on such loan, (ii) the loan must be on terms that are not more favorable than those offered to unaffiliated third parties, and (iii) the loan must not involve more than a normal risk of repayment or present other unfavorable features.

     Under the New York State Banking Law, the Superintendent may issue an order to a New York State chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the Department that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, such director, trustee or officer may be removed from office after notice and an opportunity to be heard. The Bank does not know of any past or current practice, condition or violation that might lead to any proceeding by the Superintendent or the Department against the Bank or any of its trustees or officers.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

     The Bank is a member of the BIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the U.S. Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings banks, after giving the Superintendent an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices or is in an unsafe or unsound condition.

     Pursuant to the FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one or three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period, consisting of: (i) well capitalized; (ii) adequately capitalized; or (iii) undercapitalized and one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized or adequately capitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed above. Any institution that does not meet these two definitions is deemed to be undercapitalized for this purpose. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessments rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. The Bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the Bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of the Bank.

     Under the Deposit Insurance Funds Act of 1996 (the "Funds Act"), the assessment base for the payments on the bonds ("FICO bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of BIF-insured institutions, such as the Bank. Until December 31, 1999, or such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF-assessable deposits shall be one-fifth of the rate imposed on SAIF-assessable deposits. The annual rate of assessments for the payments on the FICO bonds for the semi-annual period beginning on July 1, 1998 was 0.0122% for BIF-assessable deposits and 0.0610% for SAIF-assessable deposits.

REGULATORY CAPITAL REQUIREMENTS

     The FDIC has adopted risk-based capital guidelines to which the Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. The Bank is required to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the Bank's "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk.

     These guidelines divide a savings bank's capital into two tiers. The first tier ("Tier I") includes common equity, retained earnings, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets (except mortgage servicing rights and purchased credit card relationships subject to certain limitations). Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Savings banks are required to maintain a total risk-based capital ratio of at least 8%, of which at least 4% must be Tier I capital.

     In addition, the FDIC has established regulations prescribing a minimum Tier I leverage ratio (Tier I capital to adjusted total assets as specified in the regulations). These regulations provide for a minimum Tier I leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest examination rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The FDIC and the other federal banking regulators have proposed amendments to their minimum capital regulations to provide that the minimum leverage capital ratio for a depository institution that has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System will be 3% and that the minimum leverage capital ratio for any other depository institution will be 4% unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. The FDIC may, however, set higher leverage and risk-based capital requirements on individual institutions when particular circumstances warrant. Savings banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

STANDARDS FOR SAFETY AND SOUNDNESS

     The federal banking agencies have adopted a final regulation and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement the safety and soundness standards required under federal law. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The standards set forth in the Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. The agencies also adopted additions to the Guidelines which require institutions to examine asset quality and earnings standards. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by federal law. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

     The FDIC has the authority to use its enforcement powers to prohibit a savings bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice. Federal law also prohibits the payment of dividends by a bank that will result in the bank failing to meet its applicable capital requirements on a pro forma basis. New York law also restricts the Bank from declaring a dividend which would reduce its capital below (i) the amount required to be maintained by state law and regulation, or
(ii) the amount of the Bank's liquidation account established in connection with the Reorganization. The liquidation account is expected to initially total $28.0 million.

PROMPT CORRECTIVE ACTION

     The federal banking agencies have promulgated regulations to implement the system of prompt corrective action required by federal law. Under the regulations, a bank shall be deemed to be (i) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized"; (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

     Based on the foregoing, the Bank is currently classified as a "well capitalized" savings institution.

ACTIVITIES AND INVESTMENTS OF INSURED STATE-CHARTERED BANKS ACTING AS PRINCIPAL

     Federal law generally limits the activities and equity investments of FDIC-insured, state-chartered banks to those that are permissible for national banks, notwithstanding state laws. Under regulations dealing with equity investments, an insured state bank generally may not, directly or indirectly, acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, the activities of which are limited to those permissible for a subsidiary of a national bank; (ii) investing as a limited partner in a partnership the sole purpose of which is the direct or indirect investment in the acquisition, rehabilitation, or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets; (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees', and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions; and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met.

1    Federal law and FDIC regulations permit certain exceptions to the foregoing limitation. For example, certain state-chartered banks, such as the Bank, may continue to invest in common or preferred stock listed on a National Securities Exchange or the National Market System of Nasdaq, and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. As of June 30, 1998, the Bank had $1.5 million of securities pursuant to this exception. As a savings bank, the Bank may also continue to sell savings bank life insurance.

TRANSACTIONS WITH AFFILIATES

     Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings bank is any company or entity that controls, is controlled by, or is under common control with the savings bank, other than a subsidiary of the savings bank. In a holding company context, at a minimum, the parent holding company of a savings bank and any companies which are controlled by such parent holding company are affiliates of the savings bank. Generally,
Section 23A limits the extent to which the savings bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings bank's capital stock and surplus and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate; the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate; the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person; or issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same, or no less favorable, to the savings bank or its subsidiary as similar transactions with nonaffiliates.

     Further, Section 22(h) of the Federal Reserve Act restricts a savings bank with respect to loans to directors, executive officers, and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who control, directly or indirectly, 10% or more of voting securities of a savings bank and certain related interests of any of the foregoing, may not exceed, together with all other outstanding loans to such persons and affiliated entities, the savings bank's total capital and surplus.
Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and stockholders who control 10% or more of voting securities of a stock savings bank, and their respective related interests, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any "interested" director may not participate in the voting. The loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus or any loans over $500,000. Further, pursuant to Section 22(h), loans to directors, executive officers and principal stockholders must generally be made on terms substantially the same as offered in comparable transactions to other persons.
Section 22(g) of the Federal Reserve Act places additional limitations on loans to executive officers.

HOLDING COMPANY REGULATION

     FEDERAL BANK HOLDING COMPANY REGULATION. Upon consummation of the Reorganization, the Company, as the sole stockholder of the Bank, and the Mutual Holding Company, as indirect controlling stockholder of the Bank, will become bank holding companies. Bank holding companies are subject to comprehensive regulation and regular examinations by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     After consummation of the Reorganization and Offering, the Company will be subject to capital adequacy guidelines for bank holding companies (on a consolidated basis) which are substantially similar to those of the FDIC for the Bank. On a pro forma consolidated basis after the Reorganization and Offering, the Company's pro forma stockholders' equity will exceed these requirements.

     Under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary bank. Under this policy the Federal Reserve Board may require and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

     Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things, operating a savings association, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

     INTERSTATE BANKING AND BRANCHING. Federal law allows the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of the bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Federal Reserve Board is prohibited from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. Individual states continue to have authority to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit referred to above.

     Additionally, beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks "opted out" by adopting a law which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. In response to Riegle-Neal, the State of New York enacted laws allowing interstate mergers and branching on a reciprocal basis.

     Federal law authorizes the FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The appropriate federal banking agencies are required to prescribe regulations which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. The FDIC and Federal Reserve Board have adopted such regulations. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve. Should the FDIC determination that a bank interstate branch is not reasonably helping to meet the credit needs of the communities serviced by an interstate branch, the FDIC is authorized to close the interstate branch or not permit the bank to open a new branch in the state in which the bank previously opened an interstate branch.

     DIVIDENDS. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the holding company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized."

     Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order or any condition imposed by, or written agreement with, the Federal Reserve Board. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

     NEW YORK STATE BANK HOLDING COMPANY REGULATION. In addition to the federal bank holding company regulations, a bank holding company organized or doing business in New York State also may be subject to regulation under the New York State Banking Law. The term "bank holding company," for the purposes of the New York State Banking Law, is defined generally to include any person, company or trust that directly or indirectly either controls the election of a majority of the directors or owns, controls or holds with power to vote more than 10% of the voting stock of a bank holding company or, if the Company is a banking institution, another banking institution, or 10% or more of the voting stock of each of two or more banking institutions. In general, a bank holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of the New York State Banking Law. Under New York State Banking Law, the prior approval of the Banking Board is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Additionally, certain restrictions apply to New York State bank holding companies regarding the acquisition of banking institutions which have been chartered five years or less and are located in smaller communities. Officers, directors and employees of New York State bank holding companies are subject to limitations regarding their affiliation with securities underwriting or brokerage firms and other bank holding companies and limitations regarding loans obtained from its subsidiaries. Although the Company will not be a bank holding company for purposes of New York State law upon the Effective Date of the Reorganization, any future acquisition of ownership, control, the power to vote 10% or more of the voting stock of another bank or bank holding company would cause it to become such.

     MUTUAL HOLDING COMPANY REGULATION. Under New York law, the Mutual Holding Company may exercise all powers and privileges of a New York chartered mutual savings bank, except for the power of accepting deposits. The exercise of such powers and privileges is subject to the limitations of the BHCA.

     DIVIDEND WAIVERS BY THE MUTUAL HOLDING COMPANY. It has been the policy of many mutual holding companies to waive the receipt of dividends declared by any savings institution subsidiary. In connection with its approval of the Reorganization, however, it is expected that the Federal Reserve Board will impose certain conditions on the waiver by the Mutual Holding Company of dividends paid on the Common Stock. In particular, the Mutual Holding Company is expected to be required to obtain prior Federal Reserve Board approval before it may waive any dividends. As of the date hereof, management does not believe that the Federal Reserve Board has given its approval to any waiver of dividends by any mutual holding company that has requested its approval.

     The terms of the Federal Reserve Board approval of the Reorganization are also expected to require that the amount of any waived dividends will not be available for payment to Minority Stockholders and be excluded from capital for purposes of calculating dividends payable to Minority Stockholders. Moreover, the cumulative amount of waived dividends must be maintained in a restricted capital account which would be added to any liquidation account of the Bank, and would not be available for distribution to Minority Stockholders. The restricted capital account and liquidation account amounts would not be reflected in the Bank's financial statements or the notes thereto, but would be considered as a notational or memorandum account of the Bank, and would be maintained in accordance with the rules, regulations and policy of the Office of Thrift Supervision except that such rules would be administered by the Federal Reserve Board, and any other rules and regulations adopted by the Federal Reserve Board. The Plan of Reorganization also provides that if the Mutual Holding Company converts to stock form in the future, any waived dividends would reduce the percentage of the converted company's shares of Common Stock issued to Minority Stockholders in connection with any such transaction. See "Conversion of the Mutual Holding Company to Stock Form."

     Management does not believe that the Mutual Holding Company will initially
waive dividends declared by the Company.   If the Mutual Holding Company decides
that it is in its best interest to waive a particular dividend to be paid by the Company and the Federal Reserve Board approves such waiver, then the Company would pay such dividend only to Minority Stockholders. The amount of the dividend waived by the Mutual Holding Company would be treated in the manner described above. The Mutual Holding Company's decision as to whether or not to waive a particular dividend, if such waiver is approved by the Federal Reserve Board, will depend on a number of factors, including the Mutual Holding Company's capital needs, the investment alternatives available to the Mutual Holding Company as compared to those available to the Company and regulatory approvals. There can be no assurance (i) that after the Reorganization the Mutual Holding Company will waive dividends paid by the Company, (ii) that the Federal Reserve Board will approve any dividend waivers by the Mutual Holding Company or (iii) of the terms that may be imposed by the Federal Reserve Board on any dividend waiver.

     CONVERSION OF THE MUTUAL HOLDING COMPANY TO STOCK FORM. Under New York law, regulations of the Banking Board and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of trustees has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction, the Mutual Holding Company would merge with and into the Bank or the Company, with the Bank or the Company as the resulting entity. Certain depositors of the Bank would receive the right to subscribe for additional shares of the resulting entity. In a Conversion Transaction, each share of Common Stock outstanding immediately prior to the completion of the Conversion Transaction held by persons other than the Mutual Holding Company would be automatically converted into and become the right to receive a number of shares of Common Stock of the resulting entity determined pursuant to an exchange ratio that ensures that after the Conversion Transaction. Subject to the Dividend Waiver Adjustment described below and any adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be outstanding shares of the resulting entity issued to Minority Stockholders in exchange for their Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by Minority Stockholders immediately prior to the Conversion Transaction. The total number of shares held by Minority Stockholders after the Conversion Transaction would also be affected by any purchases by such persons in the offering that would be conducted as part of the Conversion Transaction.

     The Dividend Waiver Adjustment would adjust the percentage of the to-be outstanding shares of the resulting entity issued in exchange for minority shares to reflect (i) the aggregate amount of dividends waived by the Mutual Holding Company and (ii) assets other than Common Stock held by the Mutual Holding Company. Pursuant to the

Dividend Waiver Adjustment, the percentage of the to-be outstanding shares of the resulting entity issued to Minority Stockholders in exchange for their minority shares (the "Adjusted Minority Ownership Percentage") is equal to the percentage of the outstanding shares of Common Stock held by Minority Stockholders multiplied by the Dividend Waiver Fraction. The Dividend Waiver Fraction is equal to the product of (a) a fraction, of which the numerator is equal to the Company's stockholders' equity at the time of the Conversion Transaction less the aggregate amount of dividends waived by the Mutual Holding Company and the denominator is equal to the Company's stockholders' equity at the time of the Conversion Transaction, and (b) a fraction, of which the numerator is equal to the appraised pro forma market value of the resulting entity minus the value of the Mutual Holding Company's assets other than Common Stock and the denominator is equal to the pro forma market value of the resulting entity.

FEDERAL SECURITIES LAW

     The Common Stock of the Company to be issued in the Offering will be registered with the SEC under the Exchange Act, prior to completion of the Offering and Reorganization. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

     The Company Common Stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board requires all depository institutions to maintain noninterest-bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At June 30, 1998, the Bank was in compliance with these reserve requirements.

COMMUNITY REINVESTMENT ACT

     FEDERAL REGULATION. Under the Community Reinvestment Act, as amended (the "CRA"), as implemented by FDIC regulations, a savings bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. The Bank's latest CRA rating was "outstanding."

     NEW YORK STATE REGULATION. The Bank is also subject to provisions of the New York State Banking Law which impose continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community ("NYCRA") which are substantially similar to those imposed by the CRA. Pursuant to the NYCRA, a bank must file an annual NYCRA report and copies of all federal CRA reports with the Department. The NYCRA requires the Department to make a biennial written assessment of a bank's compliance with the NYCRA, utilizing a four-tiered rating system and make such assessment available to the public. The NYCRA also requires the Superintendent to consider a bank's NYCRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application.

     The Bank's NYCRA rating as of its latest examination was "satisfactory."

FEDERAL HOME LOAN BANK SYSTEM

     The Bank is a member of the FHLB of New York, which is one of 12 regional FHLBs, that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

     As a member, the Bank is required to purchase and maintain stock in the FHLB of New York. As of June 30, 1998, the Bank had $1.2 million of FHLB stock. The dividend yield from FHLB stock was 7.45% at June 30, 1998. No assurance can be given that such dividends will continue in the future at such levels.

     Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to low and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

                      MANAGEMENT OF ONEIDA FINANCIAL CORP.

DIRECTORS OF THE COMPANY

     The Board of Directors of the Company consists of eleven members, each of whom is currently serving as a trustee of the Bank. Directors of the Company will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires in 1999 consists of Directors Clarke, Kent, Myers and Milmoe. The class of directors whose term expires in 2000 consists of Directors Christakos, Caprio and White. The class of directors whose term of office expires in 2001 consists of Directors Kallet, Devine, Matthews and Haskell. The biographical information regarding these individuals is set forth under "Management of the Bank-Biographical Information."

EXECUTIVE OFFICERS OF THE COMPANY

     The following individuals are executive officers of the Company and hold the offices set forth below opposite their names. The biographical information for each executive officer is set forth under "Management of the Bank-- Biographical Information."

NAME                  AGE*                POSITION
--------------------  ----  -------------------------------------
Michael R. Kallet      47   President and Chief Executive Officer

Eric E. Stickels       36   Senior Vice President and Chief Financial Officer

Thomas H. Dixon        44   Senior Vice President\ Credit Administration

---------------------------
*As of June 30, 1998

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the board.

     Since the formation of the Company, none of the executive officers has received remuneration from the Company. It is not anticipated that the executive officers of the Company will initially receive any remuneration in their capacity as an executive officer. For information concerning compensation of executive officers of the Bank, see "Management of the Bank."

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Certificate of Incorporation of the Company provides that a director or officer of the Company shall be indemnified by the Company to the fullest extent authorized by the Delaware General Corporation Law ("DGCL") against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his or her activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, either had reasonable cause to believe such conduct was lawful or did not have reasonable cause to believe his or her conduct was unlawful.

     In addition, the Certificate of Incorporation and Delaware law also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company has the power to indemnify such person against such expense, liability or loss under the DGCL. The Company intends to obtain such insurance.

     The Certificate of Incorporation also provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which relates to unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

                             MANAGEMENT OF THE BANK

DIRECTORS OF THE BANK

     Upon completion of the Reorganization, the initial directors of the Bank will consist of those persons who currently serve on the Board of Trustees of the Bank. The directors of the Bank will have three year terms which will be staggered to provide for the election of approximately one-third of the board members each year. Directors of the Bank will be elected by the Company as sole stockholder of the Bank. The proposed directors of the Bank are as follows:

DIRECTOR                       AGE *   OCCUPATION                                     DIRECTOR SINCE           TERM EXPIRES
---------------------------    ----    -----------------------                        --------------           -------------

Nicholas J. Christakos         67       Investor and Consultant                             1974                    2000
Michael R. Kallet              47       President and Chief
                                        Executive Officer                                   1997                    2001
                                        The Oneida Savings Bank
Patricia D. Caprio             49       Director of Development                             1985                    2000
                                        Programs, Colgate University
Edward J. Clarke               59       President, Kennedy & Clarke,                        1987                    1999
                                        Inc.
James J. Devine, Jr.           64       Attorney, Kiley Law Firm.P.C.                       1987                    2001
John E. Haskell                56       President, Bailey & Haskell
                                        Associates, Inc.                                    1992                    2001
Rodney D. Kent                 51       President, Chief Executive                          1990                    1999
                                        Officer and Chairman, Omega Wire, Inc.
William D. Matthews            63       Chairman and Chief Executive                        1996                    2001
                                        Officer, Oneida Ltd. and a
                                        director of Conmed Corporation
Michael W. Milmoe              66       President, Canastota                                1976                    1999
                                        Publishing Co., Inc.
Richard B. Myers               62       Orthodontist, Orthodontic Associates
                                        of CNY                                              1981                    1999
Frank O. White, Jr.            43       Assistant Director of Athletics, Colgate
                                        University                                          1994                    2000
--------------

*As of June 30, 1998

EXECUTIVE OFFICERS OF THE BANK

     The following table sets forth certain information (as of June 30, 1998) regarding the executive officers of the Bank, all of whom currently serve in their indicated position as executive officers of the Bank.

NAME                  AGE            POSITION
----                  ---            --------
Michael R. Kallet      47            President and Chief Executive Officer
Eric E. Stickels       36            Senior Vice President and Chief
                                     Financial Officer
Thomas H. Dixon        44            Senior Vice President\Credit Administration

     The executive officers of the Bank will be elected annually and will hold office until the next annual meeting of the board of directors of the Bank held immediately after the annual meeting of stockholders of the Bank, and until their successors are elected and qualified, or until death, resignation, retirement or removal by the board of directors.

BIOGRAPHICAL INFORMATION

     The following biographical information is provided for the trustees and executive officers of the Bank. Professional background and employment history are provided for at least the past five years.

     TRUSTEES/DIRECTORS

     NICHOLAS J. CHRISTAKOS is the Chairman of the Board. Mr. Christakos is a retired businessman.

     MICHAEL R. KALLET is President and Chief Executive Officer of the Bank. Mr. Kallet has been President and Chief Executive Officer since March 1990.

     PATRICIA D. CAPRIO is the Director of Development Programs at Colgate University.

     EDWARD J. CLARKE is the President of Kennedy & Clarke, Inc., a property and casualty insurance agency located in Cazenovia, New York.

     JAMES J. DEVINE, JR. is the President of the Kiley Law Firm, P.C. located in Oneida, New York.

     JOHN E. HASKELL is the President of Bailey & Haskell Associates, Inc., an insurance agency located in Oneida, New York.

     RODNEY D. KENT is the President of Omega Wire, Inc., a copperwire manufacturer located in Camden, New York.

     WILLIAM D. MATTHEWS is the Chairman and Chief Executive Officer of Oneida, Ltd. located in Oneida, New York. Mr. Matthews is also a director of Conmed Corporation located in Utica, New York.

     MICHAEL W. MILMOE is retired. Prior to his retirement, Mr. Milmoe was the President of Canastota Publishing Co., Inc., located in Canastota, New York.

     RICHARD B. MYERS is the President of Orthodontic Associates of C.N.Y., P.C. a clinical orthodontics practice located in Oneida, New York.

     FRANK O. WHITE, JR. is the Assistant Director of Athletics at Colgate University. Until January 1998, Mr. White was the President and Chief Executive Officer of Mid-State Raceway, Inc. located in Vernon, New York.

     EXECUTIVE OFFICERS OF THE BANK WHO ARE NOT DIRECTORS

     ERIC E. STICKELS has been Senior Vice President and Chief Financial Officer of the Bank since May 1998. Prior to that time, Mr. Stickels held a variety of positions at the Bank most recently as Senior Vice President-Operations and Vice President-Chief Operations Officer. Mr. Stickels has been associated with the Bank since 1982.

     THOMAS H. DIXON has been Senior Vice President/Credit Administration since 1996. Prior to that time, Mr. Dixon was affiliated with Oneida Valley National Bank in various capacities since 1981.

MEETINGS AND COMMITTEES OF THE BANK'S BOARD

     The Board of Trustees of the Bank meets monthly and may have additional special meetings as may be called by the Chairman or as otherwise provided by law. During the year ended December 31, 1997, the board held 15 meetings. No trustee attended fewer than 75% in the aggregate of the total number of meetings of the board or board committees on which such trustee served during 1997. The Board of Trustees of the Bank has the following standing committees: loan committee, audit committee, investment committee and executive committee. Following the Reorganization, the Board of Directors will meet on a monthly basis.

BOARD OF DIRECTORS AND COMMITTEES OF THE COMPANY AFTER REORGANIZATION

     Following the Reorganization, the board of directors of the Company is expected to meet quarterly, or more often as may be necessary. The board of directors initially is expected to have a standing executive committee and an audit committee. The board of directors may, by resolution, designate one or more additional committees.

     The executive committee initially will consist of the following six directors of the Company: Messrs. Myers, Christakos, Kent, Clarke, Haskell and Milmoe. The executive committee is expected to meet as necessary when the board is not in session to exercise general control and supervision in all matters pertaining to the interests of the Company, subject at all times to the direction of the board of directors. The executive committee may also serve as the nominating committee for the purpose of identifying, evaluating and recommending potential candidates for election to the board.

     The audit committee initially will consist of the following directors of the Company: Messrs. Kent, Christakos, Myers, White and Milmoe. The audit committee is expected to meet at least quarterly to examine and approve the audit report prepared by the independent auditors of the Bank, to review and recommend the independent auditors to be engaged by the Company, to review the internal audit function and internal accounting controls of the Company, and to review and approve audit policies.

COMPENSATION OF DIRECTORS

     Directors of the Bank receive an annual retainer of $6,000 and a fee of $300 for each Board meeting attended. Directors receive $200 for each committee meeting attended. Members of the Executive Committee receive $250 for each meeting of the Executive Committee attended. The Chairman of the Board receives an additional $200 for every Board meeting attended and each committee chair receives an additional $100 for every committee meeting attended.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth for the year ended December 31, 1997, certain information as to the total remuneration paid by the Bank to the Chief Executive Officer of the Bank, who was the only executive officer which received annual compensation in excess of $100,000 for the year ended December 31, 1997.

                                         ANNUAL COMPENSATION/(1)/                             LONG-TERM COMPENSATION
                                         ------------------------                             ----------------------
                                                                                               AWARDS       PAYOUTS
                                                                                              ------------  -----------


                                                                          OTHER
                                                                          ANNUAL      RESTRICTED     OPTIONS/           ALL OTHER
                                                                       COMPENSATION     STOCK         SARS       LTIP  COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR       SALARY        BONUS        /(2)/      AWARDS/(3)/     /(#)(4)/   PAYOUTS    /(5)/
---------------------------       ----------  ---------    ---------   ------------  -----------  -----------  ---------  -------

Michael R. Kallet                    1997      $159,000      $30,000        --           --           --           --     $10,118
  President and Chief Executive
  Officer

---------------------------
/(1)/ In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended December 31, 1996 and 1995, as the Bank was not a public company during such periods.
/(2)/ The Bank also provides certain members of senior management, including Mr.
      Kallet, with the use of an automobile, club membership dues, and certain other personal benefits which have not been included in the table. The aggregate amount of such other benefits did not exceed the lesser of $50,000 or 10% of Mr. Kallet's cash compensation for the year .
/(3)/ Does not include awards pursuant to the Stock Award Plan, as such awards were not earned, vested or granted in 1997. For a discussion of the terms of the Stock Award Plan which are intended to be adopted by the Company, see "--Benefit Plans--Stock Award Plan."
/(4)/ No stock options or SARs were earned or granted in 1997. For a discussion of the Stock Option Plan which is intended to be adopted by the Company, see "--Benefit Plans--Stock Option Plan."
/(5)/ Consists of the Bank's contribution to the Bank's 401(k) Plan and health, dental and group term life insurance premiums paid by the Bank on behalf of Mr. Kallet.

REPORT OF INDEPENDENT COMPENSATION CONSULTANT

     Pursuant to regulations of the Department applicable to the Reorganization, the Bank must obtain the opinion of an independent compensation consultant as to whether or not the total compensation for the executive officers and trustees/directors of the Bank, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to executive officers and directors of similar publicly-traded financial institutions. The Bank has obtained an opinion from William M. Mercer, Incorporated, which indicates that, based upon published professional survey data of similarly situated publicly-traded financial institutions operating in the relevant markets as of October 1998 with respect to the total cash compensation (base salary and annual incentive) for executive officers and total compensation for trustees of the Bank, such compensation, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to similarly situated publicly-traded financial institutions, and that, with respect to the amount of shares of Common Stock expected to be reserved under the ESOP, Stock Award Plan and Stock Option Plan as a whole, such amounts reserved for granting are reasonable in comparison to similar publicly-traded financial institutions.

     INCENTIVE COMPENSATION PLAN. The Incentive Compensation Plan (the "Incentive Plan") was established in 1993 as a non-qualified plan. Under the Incentive Plan, annual performance awards for the Bank's financial performance relative to the return on average assets as reported by the FDIC, adjusted for any one-time income or expense recognition, are made to eligible non-trustee officers and employees designated as participants by the Human Resource and Development Committee.

     Participants are classified into four categories: Class I (CEO and EVP), Class II (Senior Management Group), Class III (All Other Officers) and Class IV (Supervisors and all other employees). Awards are allocated to eligible participants within each class in accordance with the participant's base compensation (as reported to the Internal Revenue Service on Form W-2) as a ratio of the base compensation of the entire class. The maximum award payable to each participant in Class I is 25%, Class II and Class III is 40% and Class IV is 35% and the maximum total award payable to all participants is 10% of the Bank's income. The following limitations on awards also apply: If the return on average assets for an award year is (i) less than .75%, no award will be made to any Class I, Class II or Class III participant, (ii) less than .75% but at least
 .60%, Class IV participants will receive awards equivalent to 5% of base compensation and (iii) less than .60%, no award shall be made to any participant. No award shall be made to any participant if (i) average total assets do not exceed $200 million for the award year, (ii) the most recent Regulatory Examination Report does not reflect a Uniform Composite Rating of 1 or 2, or (iii) the allowance for possible loan losses at the end of the award year is less than the greater of 1% of outstanding loans or the regulatory guideline amount.

BENEFIT PLANS

     DEFINED BENEFIT PENSION PLAN. The Bank maintains the Retirement Plan of The Oneida Savings Bank in RSI Retirement Trust ("Retirement Plan") which is a qualified, tax-exempt defined benefit plan. Employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service with the Bank during the year are eligible to participate in the Retirement Plan, provided, however, that leased employees, employees paid on an hourly rate or contract basis and employees regularly employed outside the Bank's offices in connection with the operation and maintenance of buildings or other properties acquired through foreclosure or deed are not eligible to participate. The Bank contributes each year, if necessary, an amount to the Retirement Plan to satisfy the actuarially determined minimum funding requirements in accordance with the ERISA. At September 30, 1997, the total market value of the assets in the Retirement Plan trust fund was approximately $3.9 million.

     In the event of retirement on or after the normal retirement date (i.e., the first day of the calendar month coincident with or next following the later of age 65 or the 5th anniversary of participation in the Retirement Plan or, for a participant prior to October 1, 1988, age 65) the plan is designed to provide a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) from various other options, including a joint and 100% survivor annuity, period certain and life option, rollover or direct transfer to an individual retirement account. The normal retirement benefit provided is an amount equal to 2% of a participant's average annual earnings, multiplied times the years of a participant's credited service, not to exceed 70% of a participant's average annual earnings during the consecutive 36 month period yielding the highest average in the participant's final 10 years of employment. Retirement benefits are also payable upon retirement due to early and late retirement or death. A reduced benefit is payable upon early retirement after completion of five years of service, at age 60 or once the sum of the participant's age and years of vested service equals 75. In the event of a participant's pre-retirement death on or after attainment of age 60 or after the sum of the participant's age and service (including service with certain other employers participating in the RSI Retirement Trust) equals or exceeds 75, a participant's beneficiary will be entitled to a special pre-retirement survivor benefit. The special pre-retirement survivor benefit will be equal to that which would have been available to the beneficiary if the participant had retired and elected a 100% joint and survivor benefit. In the event of the death of a participant prior to satisfaction of the conditions for a special pre-retirement survivors benefit, but after having met the requirements for a vested retirement benefit, the vested retirement benefit will be equal to that which would have been available to the beneficiary if the participant had retired and elected a 50% joint and survivor benefit. Upon termination of employment other than as specified above, a participant who has five years of vested service is eligible to receive his or her accrued benefit commencing, generally, on his normal retirement date, or, if elected, on or after his early retirement date. In certain cases, a participant who had three years of service on or before November 1, 1993, but not more than four years of service, will be entitled to up to 40% of his vested accrued benefit at his normal or early retirement date.

  The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1998, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

                                              YEARS OF SERVICE AND BENEFIT PAYABLE AT RETIREMENT
    AVERAGE ANNUAL                            --------------------------------------------------
      EARNINGS                                  15         20        25          30         35
--------------------                            ------   ------    ------     ------     -------
      $50,000                                   15,000   20,000    25,000     30,000      35,000
      $75,000                                   22,500   30,000    37,500     45,000      52,500
      $100,000                                  30,000   40,000    50,000     60,000      70,000
      $125,000                                  37,500   50,000    62,500     75,000      87,500
 $160,000 and above                             48,000   64,000    80,000     96,000     112,000

     The maximum annual compensation which may be taken into account under the Code for calculating contributions under qualified defined benefit plans such as the Retirement Plan is currently $160,000. As of December 31, 1997, Mr. Kallet had 14.9 years of credited service (i.e., benefit service) under the Retirement Plan.

     401(K) PLAN. The Bank maintains the Oneida Savings Bank 401(k) Savings Plan in RSI Retirement Trust (the "401(k) Plan") which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code. Employees who have completed one year of employment are eligible to participate, provided, however, that leased employees, employees paid on a daily fee or retainer basis and employees covered by a collective bargaining agreement (unless the agreement provides for plan participation) are not eligible to participate. Eligible employees are entitled to enter the 401(k) Plan on the first day of any payroll period following the completion of the eligibility requirements.

     Under the 401(k) Plan, participants are permitted to make salary reduction contributions (in whole percentages) equal to the lesser of (i) from 1% to 10% of compensation or (ii) $10,000 (as indexed annually). For these purposes, "compensation" includes wages, salary, fees and other amounts received for personal services prior to reduction for the participant contribution to the 401(k) Plan, commissions, overtime, bonuses, wage continuation payments due to illness or disability of a short-term nature, amounts paid or reimbursed for moving expenses, and the value of any nonqualified stock option granted to the extent includable in gross income for the year granted. Compensation does not include contributions made by the Bank to any other pension, deferred compensation, welfare or other employee benefit plan, amounts realized from the exercise of a nonqualified stock option or the sale of a qualified stock option, and other amounts which received special tax benefits. Compensation does not include compensation in excess of the Code

Section 401(a)(17) limits (i.e., $160,000 in 1998). The Bank will match 100% of the first 3% of salary that a participant contributes to the 401(k) Plan. All salary reduction contributions and rollover contributions and earnings thereon are fully and immediately vested. Matching contributions and earnings thereon vest at 20% per year, until a participant is 100% vested after five years of service. A participant may withdraw salary reduction contributions, rollover contributions and vested matching contributions in the event the participant suffers a financial hardship. A participant may make a withdrawal from his salary reduction contributions, rollover contributions and vested matching contribution for any reason after age 59 1/2. A participant may request a loan from his or her accounts in an amount up to the lesser of (i) 50% of the net value of the Basic Contribution Account, vested Matching Contribution Account, Voluntary Contribution Account and Rollover Contribution Account, or (ii) $50,000 reduced by the highest outstanding loan balance during the preceding twelve months. The minimum loan permitted is $1,000.

     The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investment options. In connection with the Offering, the 401(k) Plan intends to offer participants the opportunity to invest in an "Employer Stock Fund" which intends to purchase Common Stock in the Offering. Each participant who directs the trustee to invest all or part of his or her account in the Employer Stock Fund will have assets in his or her account applied to the purchase of shares of Common Stock. Participants will be entitled to direct the trustee as to how to vote his or her allocable shares of Common Stock.

     Plan benefits will be paid to each participant in the form of a single cash payment at normal retirement age unless earlier or later payment is selected. A participant may, however, elect payment in installments, direct transfer to another qualified plan or rollover to an Individual Retirement Account. If a participant dies prior to receipt of the entire value of his or her 401(k) Plan accounts, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant's death. Payment will be deferred if the participant had previously elected a later payment date. If the beneficiary is not the participant's spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. If the participant was receiving installment payments and dies before receiving all installments, the designated beneficiary will continue to receive the installments in the same manner as the participant. Normal retirement age under the 401(k) Plan is 65 with five years of service. Early retirement age is age 60 with five years of service.

     At December 31, 1997, the total market value of the assets in the 401(k) Plan was approximately $2 million. The Bank's matching contributions to the 401(k) Plan for the Plan year ended December 31, 1997 totaled approximately $56,000.

     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Bank intends to implement an Employee Stock Ownership Plan (the "ESOP") in connection with the Reorganization. Employees with at least one year of employment with the Bank and who have attained age 21 are eligible to participate. As part of the Reorganization, the ESOP intends to borrow funds from the Company and use those funds to purchase a number of shares equal to up to 8.0% of the Minority Ownership Interest. Collateral for the loan will be the Common Stock purchased by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of up to 10 years. It is anticipated that the interest rate for the loan will be equal to the prime rate published in The Wall Street Journal at the time of the Offering. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. For this purpose, compensation is defined as wages reported on federal income tax Form W-2 and also includes amounts contributed under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code, but not in excess of the Code Section 401(a)(17) limit. Participants in the ESOP will receive credit for all years of service prior to the effective date of the ESOP for vesting purposes. A participant will vest in 100% of his or her account balance after five years of vesting service or upon normal or early retirement (as defined in the ESOP), disability, death or following a change in control.
A participant who terminates employment for reasons other than death, retirement, disability or following a change in control, prior to five years of credited service will forfeit the nonvested portion of his benefits under the ESOP. Benefits will be payable in the form of Common Stock and cash upon death, retirement, disability or separation from service. Alternatively, a participant may request that the benefits be paid entirely in the form of Common Stock or entirely in cash. The Bank's contributions to the ESOP are discretionary, subject to the loan terms and tax law limits, and therefore, benefits payable under the ESOP cannot be estimated. In November 1993, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 93-6, which requires the Bank to record compensation expense in an amount equal to the fair market value of the shares committed to be released from the suspense account each year.

     In connection with the establishment of the ESOP, the Bank will establish a committee of non-employee directors to administer the ESOP. The Bank will either appoint its non-employee directors or an independent financial institution to serve as trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

     STOCK OPTION PLAN. At a meeting of the Company's stockholders to be held no earlier than six months after the completion of the Reorganization, the board of directors intends to submit for stockholder approval a Stock Option Plan for directors and officers of the Bank and of the Company. If approved by the stockholders, Common Stock in an aggregate amount equal to 10% of the Minority Ownership Interest would be reserved for issuance by the Company upon the exercise of the stock options granted under the Stock Option Plan. If the plan is approved within one year of the completion of the Reorganization, no options would be granted under the Stock Option Plan until the date on which stockholder approval is received.

     The exercise price of the options granted under the Stock Option Plan will be equal to the fair market value of the shares on the date of grant of the stock options. If the Stock Option Plan is adopted within one year following the Offering, options will become exercisable at a rate of 20% at the end of each twelve (12) months of service with the Bank after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the Stock Option Plan is adopted more than 12 months after the Offering, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. Under FDIC and Department rules, if the Stock Option Plan is adopted within the first 12 months after completion of the Offering, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate. No determination has been made as to the specific terms of the plan or as to awards thereunder.

     The Stock Option Plan would be administered by a committee of non-employee members of the Company's board of directors. Options granted under the Stock Option Plan to employees could be "incentive" stock options designed to result in beneficial tax treatment to the employee but no tax deduction to the Company. Non-qualified stock options could also be granted under the Stock Option Plan, and will be granted to the non-employee directors who receive grants of stock options. In the event an option recipient terminated his employment or service as an employee or director, the options would terminate during certain specified periods. The Stock Option Plan will terminate ten years following its adoption, unless earlier terminated by the Company.

     STOCK AWARD PLAN. At a meeting of the Company's stockholders to be held no earlier than six months after the completion of the Reorganization, the board of directors also intends to submit the Stock Award Plan for stockholder approval. The Stock Award Plan will provide the Bank's directors and officers an ownership interest in the Company in a manner designed to encourage them to continue their service with the Bank. The Bank will contribute funds to the restricted stock plan from time to time to enable it to acquire an aggregate amount of Common Stock equal to up to 3% of the shares of the Minority Ownership Interest in a larger percentage of the Common Stock issued in the Offering if the restricted stock plan is adopted more than a year after completion of the Offering. In the event that additional authorized but unissued shares would be acquired by the Stock Award Plan after the Offering, the interests of existing stockholders would be diluted. The executive officers and directors will be awarded Common Stock under the Stock Award Plan without having to pay cash for the shares.

     Awards under the Stock Award Plan would be nontransferable and nonassignable and during the lifetime of the recipient could only be earned by the director or officer. If the Stock Award Plan is adopted within one year following completion of the Offering, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve (12) months of service with the Bank after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the Stock Award Plan is adopted more than 12 months after completion of the Reorganization, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the Stock Award Plan), shares not already delivered under the Stock Award Plan would be forfeited. Under FDIC and Department rules, if the Stock Award Plan is adopted within the first 12 months after completion of the Reorganization and Offering, shares of Common Stock granted under the restricted stock plan may not exceed 3% of the Minority Ownership Interest. No individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate. No determination has been made as to the specific terms of the plan or as to awards thereunder. The Stock Award Plan would be administered by a committee of non-employee members of the Company's board of directors. The Stock Award Plan will terminate ten years following its adoption, unless earlier terminated by the Company.

     When shares become vested under the Stock Award Plan, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under (S) 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Company. If the Stock Award Plan is adopted within one year following completion of the Reorganization and Offering, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the Stock Award Plan is adopted within one year following completion of the Reorganization and Offering, shares not yet vested under the Stock Award Plan will be voted by the trustee of the Stock Award Plan, taking into account the best interests of the recipients of the Stock Award Plan grants. If the Stock Award Plan is adopted more than one year following completion of the Reorganization and Offering, dividends declared on unvested shares will be distributed to the participant when paid and the participant will be entitled to vote the unvested shares.

INDEBTEDNESS OF MANAGEMENT

     Under New York Banking law, the Bank, as a mutual institution, cannot make a loan to a trustee or a person who is an "executive officer" for regulatory purposes, except for loans made to executive officers that are secured by a first mortgage on a primary residence or by a deposit account at the Bank. Any such loans that are outstanding have been made in the ordinary course of business on the same terms and conditions as the Bank would make to any other customer and do not involve more than a normal risk of collectibility or present other unfavorable features. Following the Reorganization, the Bank will not be subject to this restriction in connection with loans to directors and executive officers. Following the Reorganization, the Board of Directors of the Bank will reconsider its policy of only making loans to executive officers that are secured by a first mortgage on the executive's primary residence or by a deposit account at the Bank; however, any loans to executive officers would be made on the same terms and conditions as the Bank would make to any other unaffiliated customer, and will be subject to any Federal and State regulations governing transactions between executive officers, directors and the financial institution with which they serve.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

     THE MUTUAL HOLDING COMPANY STRUCTURE. Under New York law, the Plan of Reorganization and the Company's governing corporate instruments, at least 51% of the Company's voting shares must be owned by the Mutual Holding Company. The Mutual Holding Company will be controlled by its board of trustees, who will consist of persons who also are members of the board of directors of the Company and the Bank. The Mutual Holding Company will be able to elect all members of the board of directors of the Company, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote, except for matters that require a vote greater than a majority. The Mutual Holding Company, acting through its board of trustees, will be able to control the business and operations of the Company and the Bank and will be able to prevent any challenge to the ownership or control of the Company by Minority Stockholders. Accordingly, a change in control of the Company and the Bank cannot occur unless the Mutual Holding Company first converts to the stock form of organization. Although New York law, applicable regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, it is not anticipated that a conversion of the Mutual Holding Company will occur in the foreseeable future.

     In addition to the anti-takeover aspects of the Mutual Holding Company structure, the following provisions of the Company's Certificate of Incorporation and bylaws and certain other regulatory provisions will restrict the ability of stockholders to influence management policies, and which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's Certificate of Incorporation and bylaws and the Bank's proposed Restated Organizational Certificate and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the Superintendent and the Company's Registration Statement filed with the SEC. See "Additional Information." The following discussion does not reflect the powers and provisions of the Bank's charter.

PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The Certificate of Incorporation provides that a special meeting of stockholders may be called by the Chairman of the Board of the Company or pursuant to a resolution adopted by a majority of the board of directors. Stockholders are not authorized to call a special meeting of stockholders.

     ABSENCE OF CUMULATIVE VOTING. The Certificate of Incorporation provides that there shall be no cumulative voting rights in the election of directors.

     LIMITATION ON VOTING RIGHTS. The Certificate of Incorporation provides that (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 5% of any class of equity security of the Company, inclusive of shares of such class held by the Mutual Holding Company (provided that such limitation shall not apply to the Mutual Holding Company or any tax-qualified employee stock benefit plans maintained by the Company); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

     AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Certificate of Incorporation must be approved by the Company's board of directors and also by a majority of the outstanding shares of the Company's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to the call of special stockholder meetings, cumulative voting, limitation on voting rights and director liability).

     The bylaws may be amended by the affirmative vote of the total number of directors of the Company or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

FEDERAL RESERVE BOARD REGULATIONS

     The Change in Bank Control Act and the BHCA, together with the Federal Reserve Board regulations under those acts, require that the consent of the Federal Reserve Board be obtained prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of the bank holding company. Control is rebuttably presumed to exist if the person acquires more than 10% of any class of voting stock of a bank holding company if either (i) the holding company has registered securities under
Section 12 of the Exchange Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure to rebut the rebuttable control presumption. Since the Company's Common Stock will be registered under Section 12 of the Exchange Act, any acquisition of 10% or more of the Company's Common Stock will give rise to a rebuttable presumption that the acquiror of such stock controls the Company, requiring the acquiror, prior to acquiring such stock, to rebut the presumption of control to the satisfaction of the Federal Reserve Board or obtain Federal Reserve Board approval for the acquisition of control. Restrictions applicable to the operations of bank holding companies may deter companies from seeking to obtain control of the Company. See "Regulation."

NEW YORK BANKING LAW

     In addition to federal law, the New York State Banking Law generally requires prior approval of the New York State Banking Board before any action is taken that causes any entity or person to acquire direct or indirect control of a banking institution which is organized in New York State. Control is presumed to exist if any company or person directly or indirectly owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution or of any company or person that owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue 8 million shares of Common Stock having a par value of $.10 per share. The Company currently expects to issue between 2,843,760 and 3,847,440 shares, with an adjusted maximum of 4,424,556 shares, of Common Stock. Each share of the Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of the Common Stock. Upon payment of the purchase price for the Common Stock, in accordance with the Plan of Reorganization, all such stock will be duly authorized, fully paid, validly issued, and non-assessable.

     THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     VOTING RIGHTS. Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, except as discussed in "Restrictions on Acquisition of the Company--Provisions of the Company's Certificate of Incorporation and Bylaws-- Limitation on Voting Rights." There will be no right to cumulate votes in the election of directors.

     DIVIDENDS. Upon consummation of the Reorganization, the Company's only asset will be investments made with the net proceeds of the Offering, the ESOP loan and the Bank's common stock. The payment of dividends by the Company is
subject to limitations which are imposed by law and applicable regulation.   The
Company's source for the payment of cash dividends may in the future depend on the receipt of dividends from the Bank. See "Dividend Policy."

The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors of the Company out of funds legally available therefore.

     LIQUIDATION OR DISSOLUTION. In the unlikely event of the liquidation or dissolution of the Company, the holders of the Common Stock will be entitled to receive - after payment or provision for payment of all debts and liabilities of the Company (including all deposits in the Bank and accrued interest thereon) and after distribution of the liquidation account established upon completion of the Offering for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposit accounts at the Bank - all assets of the Company available for distribution, in cash or in kind. See "The Reorganization and Offering--Liquidation Rights."

     NO PREEMPTIVE RIGHTS. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued.

                          TRANSFER AGENT AND REGISTRAR

     _________________________________________ will act as the transfer agent and registrar for the Common Stock.

                             LEGAL AND TAX MATTERS

     The legality of the Common Stock and the federal income tax consequences of the Reorganization will be passed upon for the Bank and the Company by the firm of Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., special counsel to the Company and the Bank. The New York income tax consequences of the Reorganization will be passed upon for the Company and the Bank by PricewaterhouseCoopers, LLP. The federal income tax consequences of certain matters relating to the establishment of the Charitable Foundation will be passed upon for the Company and the Bank by PricewaterhouseCoopers, LLP.
Certain legal matters will be passed upon for Trident Securities, Inc. by Thacher Proffitt & Wood.

                                    EXPERTS

     The financial statements of The Oneida Savings Bank and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been included herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as "Experts" in accounting and auditing.

     FinPro has consented to the publication herein of the summary of its report to the Bank and the Company setting forth its belief as to the estimated pro forma market value of the Common Stock upon Reorganization and its valuation with respect to Subscription Rights.

                             ADDITIONAL INFORMATION

      The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this web site is http://www.sec.gov. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding such documents; each such statement is qualified by reference to such contract or document.

     The Bank has filed an Application with the Department with respect to the Reorganization. Pursuant to the rules and regulations of the Department, this Prospectus omits certain information contained in that Application. The Application may be examined at the office of the Department, 2 Rector Street, New York, New York 10006, and at the Bank's main office at 182 Main Street, Oneida, New York, 13421-1676.

     In connection with the Offering, the Company will, prior to completion of the Offering and Reorganization, register the Common Stock with the SEC under
Section 12(g) of the Exchange Act; and, upon such registration, the Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Reorganization, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Reorganization.

     A copy of the Certificate of Incorporation and bylaws of the Company, as well as the Plan of Reorganization, are available without charge from the Bank by contacting the Corporate Secretary, 182 Main Street, Oneida, New York, 13421-1676 (315) 363-2000. Copies of the Independent Valuation are available for inspection at each of the Bank's offices.

THE ONEIDA SAVINGS BANK

INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
Report of Independent Accountants...................................         F-1

Financial Statements

 Statements of Condition,
   June 30, 1998 (Unaudited)
   and December 31, 1997 and 1998...................................         F-2

 Statements of Income,
   Six Months Ended June 30, 1998 and 1997 (Unaudited)
   and Years Ended December 31, 1997, 1996 and 1995.................          51

 Statements of Comprehensive Income,
   Six Months Ended June 30, 1998 (Unaudited)
   and Years Ended December 31, 1997, 1996 and 1995.................         F-3

 Statements of Changes in Net Worth,
   Six Months Ended June 30, 1998 (Unaudited)
   and Years Ended December 31, 1997, 1996 and 1995.................         F-4

 Statements of Cash Flows,
   Six Months Ended June 30, 1998 and 1997 (Unaudited)
   and Years Ended December 31, 1997, 1996 and 1995.................   F-5 - F-6

 Notes to Financial Statements,
   Six Months Ended June 30, 1998 and 1997 (Unaudited)
   and Years Ended December 31, 1997, 1996 and 1995.................  F-7 - F-22

PRICEWATERHOUSECOOPERS LOGO

-------------------------------------------------------------------------------
                                          PRICEWATERHOUSECOOPERS LLP
                                          ONE LINCOLN CENTER
                                          SYRACUSE NY 13202-9972
                                          TELEPHONE (315) 474 8541
                                          FACSIMILE (315) 473 1385

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Trustees
The Oneida Savings Bank

In our opinion, the accompanying statements of condition and the related statements of income, changes in net worth and of cash flows present fairly, in all material respects, the financial position of The Oneida Savings Bank at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Syracuse, New York
January 16, 1998, except for
 Note 12 as to which the date
 is September 15, 1998

THE ONEIDA SAVINGS BANK

STATEMENTS OF CONDITION
June 30, 1998 and December 31, 1997 and 1996

                                           JUNE 30,         DECEMBER 31,
                    ASSETS                   1998         1997         1996
                                         (UNAUDITED)

Cash and due from banks                    $4,848,364   $4,364,055   $5,000,687
Federal funds sold                          8,700,000    1,700,000    6,800,000
                                         ------------ ------------ ------------

    Total cash and cash equivalents        13,548,364    6,064,055   11,800,687

Investment securities                      39,570,776   43,525,625   52,925,465
Mortgage-backed securities                 16,614,646   11,779,690    4,725,065

Loans receivable                          141,764,762  144,160,570  137,417,559
Allowance for credit losses                 1,721,417    1,792,715    1,545,649
                                         ------------ ------------ ------------
                                          140,043,345  142,367,855  135,871,910

Premises and equipment                      4,883,018    3,811,533    2,127,298
Accrued interest receivable                 1,585,013    1,567,629    1,654,269
Refundable income taxes                       173,646      144,946       74,439
Other real estate                             292,027      308,000      858,689
Other assets                                  931,206    1,067,713    1,056,873
                                         ------------ ------------ ------------

    TOTAL ASSETS                         $217,642,041 $210,637,046 $211,094,695
                                         ============ ============ ============

       LIABILITIES AND NET WORTH

Due to depositors                        $188,035,479 $182,044,928 $184,422,995
Mortgagors' escrow funds                    1,181,625    1,092,584    1,084,853
Other liabilities                             394,132      379,547       48,569
                                         ------------ ------------ ------------

    Total liabilities                     189,611,236  183,517,059  185,556,417
                                         ------------ ------------ ------------
Net worth:
  Surplus                                   6,524,500    6,524,500    6,524,500
  Undivided profits                        20,926,215   20,124,012   18,839,380
  Accumulated other comprehensive income      580,090      471,475      174,398
                                         ------------ ------------ ------------

    Total net worth                        28,030,805   27,119,987   25,538,278
                                         ------------ ------------ ------------

    TOTAL LIABILITIES AND NET WORTH      $217,642,041 $210,637,046 $211,094,695
                                         ============ ============ ============

The accompanying notes are an integral part of the financial statements.

THE ONEIDA SAVINGS BANK

STATEMENTS OF COMPREHENSIVE INCOME
Six Months Ended June 30, 1998 and 1997
 and Years Ended December 31, 1997, 1996 and 1995

                                                        SIX MONTHS ENDED JUNE 30,       YEARS ENDED DECEMBER 31,
                                                        --------------------------  ----------------------------------
                                                           1998          1997          1997        1996        1995
                                                               (UNAUDITED)
Net income                                              $   802,203  $   1,095,690  $1,284,632  $1,747,780  $1,618,637
                                                        -----------  -------------  ----------  ----------  ----------
Other comprehensive income, net of tax

Unrealized gains on securities:
  Unrealized holding gains arising during period            173,096        120,645     531,867    (142,363)  1,740,784
  Less Reclassification adjustment for
   gains included in net income                              (8,528)             0     (81,750)   (100,419)    (99,702)
                                                        -----------  -------------  ----------  ----------  ----------
                                                            164,568        129,645     450,117    (242,782)  1,641,082

Net income tax (benefit) effect                             (55,953)       (41,019)   (153,040)     82,546    (557,968)
                                                        -----------  -------------  ----------  ----------  ----------

    Other comprehensive income, net of tax                  108,615         79,626     297,077    (160,236)  1,083,114
                                                        -----------  -------------  ----------  ----------  ----------

    COMPREHENSIVE INCOME                                $   910,818  $   1,175,316  $1,581,709  $1,587,544  $2,701,751
                                                        ===========  =============  ==========  ==========  ==========


The accompanying notes are an integral part of the financial statements.

THE ONEIDA SAVINGS BANK

STATEMENTS OF CHANGES IN NET WORTH
Six Months Ended June 30, 1998 (Unaudited) and
 Years Ended December 31, 1997, 1996 and 1995

                                                      ACCUMULATED
                                                         OTHER
                               SURPLUS    UNDIVIDED  COMPREHENSIVE
                                 FUND      PROFITS      INCOME        TOTAL
Balance at December 31, 1994  $6,524,500 $15,472,963   $(748,480)  $21,248,983

Net income                                 1,618,637                 1,618,637

Other comprehensive income,
 net of tax:
  Unrealized gains on
   securities net of
   reclassification
   adjustment                                          1,083,114     1,083,114
                              ---------- -----------   ---------   -----------
Balance at December 31, 1995   6,524,500  17,091,600     334,634    23,950,734

Net income                                 1,747,780                 1,747,780

Other comprehensive income,
 net of tax:
  Unrealized gains on
   securities net of
   reclassification
   adjustment                                           (160,236)     (160,236)
                              ---------- -----------   ---------   -----------
Balance at December 31, 1996   6,524,500  18,839,380     174,398    25,538,278

Net income                                 1,284,632                 1,284,632

Other comprehensive income,
 net of tax:
  Unrealized gains on
   securities net of
   reclassification
   adjustment                                            297,077       297,077
                              ---------- -----------   ---------   -----------
Balance at December 31, 1997   6,524,500  20,124,012     471,475    27,119,987

Net income                                   802,203                   802,203

Other comprehensive income,
 net of tax:
  Unrealized gains on
   securities net of
   reclassification
   adjustment                                            108,615       108,615
                              ---------- -----------   ---------   -----------
Balance at June 30, 1998      $6,524,500 $20,926,215   $ 580,090   $26,030,805
                              ========== ===========   =========   ===========


The accompanying notes are an integral part of the financial statements.

THE ONEIDA SAVINGS BANK

STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 1998 and 1997
 and Years Ended December 31, 1997, 1996 and 1995

                                                           SIX MONTHS ENDED JUNE 30,
                                                               1998          1997
                                                                  (UNAUDITED)
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
     Net income                                            $    802,203  $   1,095,690
     Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation                                            235,976        155,891
        Provision for credit and other real estate
        losses                                                                 (23,114)
        Provision for deferred income taxes                     100,117        (39,649)
        Gain on sale of securities, net                          (8,528)
        Amortization of premiums and discounts on
        securities, net                                          44,054         90,878
        Loss on sale of other real estate owned                  23,170         35,949
        Loss (gain) on sale of loans                             77,135         (9,924)
        Income taxes refundable                                 (28,700)       182,999
        Accrued interest receivable                             (17,384)        50,201
        Other assets                                            (36,020)       448,297
        Other liabilities                                        14,585        (38,297)
        Origination of loans held for sale                   (8,438,769)    (1,127,812)
        Proceeds from sale of loans                           8,404,850      1,308,124
                                                           ------------  -------------
     Net cash provided by operating activities                1,172,690      2,128,033
                                                           ------------  -------------
  Cash flow from investing activities:
   Purchase of investment securities                        (14,414,958)    (6,000,000)
   Principal collected on and proceeds of
    maturities or sales from investment                      18,551,180      8,507,008
   Principal collected and proceeds from
    maturities of investment securities designated
    as held to  maturity
   Purchase of mortgage-backed securities                    (7,076,318)    (4,990,798)
   Principal collected from mortgage-backed
    securities                                                2,205,488        335,243
   Net (increase) decrease in loans                           1,984,725     (4,941,246)
   Purchase of bank premises and equipment                   (1,307,461)      (529,940)
   Proceeds from sale of other real estate                      289,371       3389,860
                                                           ------------  -------------
     Net cash provided by (used in) investing
      activities                                                232,027     (7,280,873)
                                                           ------------  -------------
 Cash flows from financing activities:
   Net increase (decrease) in demand deposits,
    savings, money market, Super NOW and
    mortgagor's escrow accounts                               6,411,935     (2,575,558)
   Net (decrease) increase in time deposits                    (332,343)       990,010
                                                           ------------  -------------
     Net cash provided by (used in) financing
      activities                                              6,079,592    (1,585,548)
                                                           ------------  -------------
  Reclassification of National balances to cash
  and due from banks and other assets
     Increase (decrease) in cash and cash
     equivalents                                              7,484,309     (6,737,388)
  Cash and cash equivalents at beginning of period            6,064,055     11,800,687
                                                           ------------  -------------
     CASH AND CASH EQUIVALENTS AT END OF PERIOD            $ 13,548,364  $   5,063,299
                                                           ============  =============
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest on deposits and obligations                   $  3,856,291  $   3,909,801
    Income taxes                                                580,700        518,025
  Non-cash investing activities:
    Unrealized gain (loss) on investment and
    mortgages-backed securities designated as
     available for sale, net of tax                        $    108,615  $     132,710
 Transfer of loans to other real estate                         296,568        237,218

                                   Continued

THE ONEIDA SAVINGS BANK

STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 1998 and 1997
 and Years Ended December 31, 1997, 1996 and 1995

                                              YEARS ENDED DECEMBER 31,
                                         -------------------------------------
                                            1997         1996         1995
Increase (decrease) in cash and cash
 equivalents:
 Cash flows from operating activities:
   Net income                            $ 1,284,632  $ 1,747,780  $ 1,618,837
   Adjustments to reconcile net income
    to
    net cash provided by operating
    activities:
     Depreciation                            416,649      321,060      366,608
     Provision for credit and other real
      estate losses                          704,144      175,727       79,800
     Provision for deferred income taxes    (204,493)     185,846      173,726
     Gain on sale of securities, net         (81,750)    (100,419)     (99,702)
     Amortization of premiums and
      discounts on securities, net           150,991      426,881      685,736
     Loss on sale of other real estate
      owned                                   47,513        4,300       31,410
     Loss (gain) on sale of loans            (32,522)      10,910       29,585
     Income taxes refundable                 (70,507)    (161,492)      44,774
     Accrued interest receivable              86,640       45,898       75,864
     Other assets                             (4,399)      17,086     (262,458)
     Other liabilities                       330,978      (22,012)       9,908
     Origination of loans held for sale   (3,976,263)  (5,573,334)  (5,325,073)
     Proceeds from sale of loans           3,987,657    5,504,087    5,183,437
                                         -----------  -----------  -----------
   Net cash provided by operating
    activities                             2,639,270    2,582,318    2,622,254
                                         -----------  -----------  -----------
 Cash flow from investing activities:
   Purchase of investment securities     (11,315,373) (29,921,615) (13,908,440)
   Principal collected on and proceeds
    of maturities or sales from
    investment                            21,048,740   19,671,647   13,943,167
   Principal collected and proceeds form
    maturities
    of investment securities designated
    as held to maturity                                                899,782
   Purchase of mortgage-backed
    securities                            (7,980,459)
   Principal collected from mortgage-
    backed securities                        998,195       44,339       41,788
   Net (increase) decrease in loans       (7,265,279)   4,304,486      (71,392)
   Purchase of bank premises and
    equipment                             (2,100,884)    (259,626)    (115,413)
   Proceeds from sale of other real
    estate                                   589,494      510,370      389,359
                                         -----------  -----------  -----------
     Net cash provided by (used in)
      investing activities                (6,005,566)  (5,650,399)   1,178,861
                                         -----------  -----------  -----------
 Cash flows from financing activities:
   Net increase (decrease) in demand
    deposits, savings, money market,
    Super NOW and mortgagor's escrow
    accounts                              (2,320,962)   3,007,720   (6,462,671)
   Net (decrease) increase in time
    deposits                                 (49,374)   1,114,917    8,122,781
                                         -----------  -----------  -----------
     Net cash provided by (used in)
      financing activities                (2,370,336)   4,122,637     (687,338)
                                         -----------  -----------  -----------
 Reclassification of Nationar balances
  to (from) cash and due from
  (to) banks from other assets                            687,338
                                                      -----------
     Increase (decrease) in cash and
      cash equivalents                    (5,736,632)   1,741,894    4,773,887
 Cash and cash equivalents at beginning
  of period                               11,800,687   10,058,793    5,284,906
                                         -----------  -----------  -----------
     CASH AND CASH EQUIVALENTS AT END OF
      PERIOD                             $ 6,064,055  $11,800,687  $10,058,793
                                         ===========  ===========  ===========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
   Interest on deposits and obligations  $ 7,900,471  $ 7,899,555
   Income taxes                            1,198,025    1,015,744
 Non-cash investing activities:
   Unrealized gain (loss) on investment
    and mortgage-backed
    securities designated as available
    for sale, net of tax                 $   297,077  $  (160,236)
   Transfer of loans to other real
    estate                                   313,576      662,593

The accompanying notes are an integral part of the financial statements.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

  The Oneida Savings Bank (the Bank) is a mutual savings bank chartered by the State of New York and member of the Federal Deposit Insurance Corporation (FDIC). The Bank is located in Central Upstate New York with offices in the City of Oneida and the Villages of Cazenovia, Hamilton, and Camden.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are made in the determination of the allowance for credit losses.

  CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits (with original maturity of three months or less) and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

  INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES)

  Available-for-sale securities consist of securities reported at fair value, with net unrealized gains and losses reflected as a separate component of net worth, net of the applicable income tax effect until realized. None of the Bank's securities have been classified as trading or held-to-maturity securities.

  On December 31, 1995, the Bank transferred all state and municipal, public utility and Canadian issue debt securities classified as held-to-maturity to available-for-sale. The amortized cost of the debt securities transferred was $3,586,483 with related unrealized gains of $256,360. These transfers were made pursuant to the Financial Accounting Standard Board's "Guide to Implementation of Statement 115" which provided a one-time opportunity to reassess the appropriateness of the Bank's classifications of all securities held at that time.

  Purchases and sales of securities are recorded as of the settlement date. Premiums and discounts are amortized and accreted, respectively, on a systematic basis over the period of maturity, or earliest call date of the related securities. Gains or losses on securities sold are computed based on identified cost.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

1. ORGANIZATION AND SUMMARY OF
   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  ORIGINATION FEES

  Origination fees on mortgages are recognized as income in the period the loan is closed. Direct origination costs are expensed when incurred. The difference between origination fees and the related direct costs are not material.

  LOANS

  Loans are reported at their outstanding principal balance net of charge-offs and the allowance for credit losses. Interest income is generally recognized when income is earned using the interest method.

  The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received or when the loan is no longer impaired.

  Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan." Under this standard, a loan is considered impaired, based upon current information and events, if it is probable that the Bank will not be able to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Adoption of this pronouncement had no effect on the Bank's reserve for possible loan losses, determined as of January 1, 1995.

  The value of servicing assets for loans sold with servicing rights retained is not significant and has not been recorded.

  ALLOWANCE FOR CREDIT LOSSES

  The adequacy of the allowance for credit losses is periodically evaluated by the Bank in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. The allowance is increased by provisions charged to expense and decreased by charge-offs (net of recoveries). Management's evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse circumstances that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and an analysis of the levels and trends of delinquencies, charge offs, and the risk ratings of the various loan categories. Loans are charged against the allowance for credit losses when management believes that the collectibility of principal is unlikely.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

1. ORGANIZATION AND SUMMARY OF
 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful life of each type of asset. Maintenance and repairs are charged to operating expense as incurred.

OTHER REAL ESTATE

  Other real estate is comprised of real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure, and is carried at the lower of the recorded investment in the loan or fair value less estimated disposal costs.

INCOME TAXES

  Deferred income taxes are provided for revenue and expense items that are reported in different periods for financial reporting purposes than for tax purposes, principally depreciation allowance for credit losses, pension benefits, and unrealized gains and losses on available-for-sale investments. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

SURPLUS FUND AND UNDIVIDED PROFITS

  The surplus fund of the Bank primarily represents accumulated mandatory transfers from undivided profits required by New York State banking regulations. Such mandatory transfer are computed at 10% of "net earnings", as defined, and are required in each year so long as the net worth of the Bank is less than 10% of the amount due depositors. The surplus fund is subject to certain restrictions under New York State banking regulations.

  Undivided profits represent accumulated undistributed net earnings of the Bank which has not been allocated to the surplus fund and is not restricted as to use under New York State banking regulations.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

2. INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

  Investment securities and mortgage-backed securities consist of the following:

                                                JUNE 30, 1998
                                  AMORTIZED    GROSS UNREALIZED
                                     COST      GAINS    LOSSES     FAIR VALUE
     Investment Securities
      Available for sale
      ------------------
       portfolio:
       ---------
       Debt securities:
        U.S. Agencies            $ 25,295,984 $ 42,139 $ (30,244) $ 25,307,879
        U.S. Government             1,000,924    7,506         0     1,008,430
        Corporate                   7,646,723   41,303         0     7,688,026
        State and municipals        1,619,871  141,639         0     1,761,510
        Public utilities              400,000    3,808         0       403,808
                                 ------------ -------- ---------  ------------
                                   35,963,502  236,395   (30,244)   36,169,653
       Stock investments:
        Mutual funds and stocks     2,721,495  678,628         0     3,401,123
                                 ------------ -------- ---------  ------------
                                 $ 38,684,997 $916,023 $ (30,244) $ 39,570,776
                                 ============ ======== =========  ============
     Mortgage-Backed Securities
      Available for sale
      ------------------
       portfolio:
       ---------
       Federal National
        Mortgage Association     $ 10,483,558 $ 56,951 $ (17,177) $ 10,523,332
       Federal Home Loan
        Mortgage Corp.              5,947,847   36,122    (3,527)    5,980,442
       Government National
        Mortgage Assoc.                14,895      278         0        15,173
       Collateral Mortgage
        Obligations                    87,308    8,391         0        95,699
                                 ------------ -------- ---------  ------------
                                 $ 16,533,608 $101,742 $ (20,704) $ 16,614,646
                                 ============ ======== =========  ============
                                              DECEMBER 31, 1997
                                  AMORTIZED    GROSS UNREALIZED
                                     COST      GAINS    LOSSES     FAIR VALUE
     Investment Securities
      Available for sale
      ------------------
       portfolio:
       ---------
       Debt securities:
        U.S. Agencies            $ 24,504,368 $ 52,548 $ (43,387) $ 24,513,329
        U.S. Government             2,002,001   12,499               2,014,500
        Corporate                  11,833,769   44,226              11,877,995
        State and municipals        2,162,051  162,287               2,324,338
        Public utilities              749,731    4,824                 754,555
                                 ------------ -------- ---------  ------------
                                   41,251,920  276,384   (43,587)   41,484,717
       Stock investments:
        Mutual funds and stocks     1,593,670  447,238               2,040,908
                                 ------------ -------- ---------  ------------
                                 $ 42,845,590 $723,622 $ (43,587) $ 43,525,625
                                 ============ ======== =========  ============
     Mortgage-Backed Securities
      Available for sale
      ------------------
       portfolio:
       ---------
       Federal National
        Mortgage Association     $  7,752,088 $ 64,030 $       0  $  7,816,118
       Federal Home Loan
        Mortgage Corp.              3,806,988   31,162         0     3,838,150
       Government National
        Mortgage Assoc.                16,342      320         0        16,662
       Collateral Mortgage
        Obligations                    98,513   10,247         0       108,760
                                 ------------ -------- ---------  ------------
                                 $ 11,673,931 $105,759 $       0  $ 11,779,690
                                 ============ ======== =========  ============

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

2. INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES (CONTINUED)

                                              DECEMBER 31, 1996
                                AMORTIZED     GROSS UNREALIZED
                                  COST        GAINS      LOSSES     FAIR VALUE
  INVESTMENT SECURITIES
   Available for sale
   ------------------
    portfolio:
    ---------
    Debt securities:
     U.S. Agencies             $21,502,945 $    30,390 $  (136,041) $21,397,294
     U.S. Government             5,013,005      11,570      (2,689)   5,021,886
     Corporate                  21,886,471      63,382     (14,083)  21,931,770
     State and municipals        2,206,902     173,052                2,379,954
     Public utilities              848,116       5,176      (7,274)     846,018
                               ----------- ----------- -----------  -----------
                                51,453,439     283,570    (160,087)  51,576,922
    Stock investments:
     Mutual funds and other
      stocks                     1,193,665     154,878                1,348,543
                               ----------- ----------- -----------  -----------
                               $52,647,104 $   438,448 $  (160,087) $52,925,465
                               =========== =========== ===========  ===========
  MORTGAGE-BACKED SECURITIES
   Available for sale
   ------------------
    portfolio:
    ---------
    Federal National Mortgage
     Association               $ 3,593,885 $     7,914 $   (14,458) $ 3,533,341
    Federal Home Loan Mortgage
     Corp.                       1,034,691       5,775        (479)   1,039,987
    Government National
     Mortgage Assoc.                18,720         158           0       18,878
    Collateral Mortgage
     Obligations                   119,464      13,395           0      132,859
                               ----------- ----------- -----------  -----------
                               $ 4,712,760 $    27,242 $   (14,937) $ 4,725,065
                               =========== =========== ===========  ===========

  The amortized cost and fair value of available-for-sale securities (other than equity securities) at June 30, 1998 and December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                    JUNE 30, 1998         DECEMBER 31, 1997
                                AMORTIZED               AMORTIZED
                                  COST     FAIR VALUE     COST      FAIR VALUE
   Due in one year or less     $ 7,031,381 $ 7,022,830 $ 9,719,108  $ 9,736,798
   Due after one year through
    five years                  14,084,806  14,167,338  27,714,532   24,811,148
   Due after five years
    through ten years           14,575,686  14,679,874   6,030,012    6,125,765
   Due after ten years             290,629     299,611     788,268      809,006
                               =========== =========== ===========  ===========
                               $35,963,502 $36,169,653 $41,251,920  $41,484,717
                               =========== =========== ===========  ===========

  Proceeds from sale and maturity of available-for-sale securities for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 were $18,522,722, $8,490,000, $21,013,593, $19,581,306 and $13,899,861, respectively. Gross gains of $8,528, $-0-, $83,156,
  $100,419 and $103,087 and gross losses of $-0-, $-0-, $1,406, $-0- and
  $21,705 were realized on these sales for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

3. LOANS RECEIVABLE

  The components of loans receivable in the statements of condition are as follows:

                                  JUNE 30,          DECEMBER 31,
                                    1998          1997          1996
    Residential                 $ 96,927,859  $105,269,408  $108,324,643
    Consumer loans                16,837,781    12,722,039     8,193,509
    Commercial real estate        16,397,900    16,581,665    15,658,410
    Commercial loans              11,601,222     9,587,458     5,240,997
                                ------------  ------------  ------------
                                 141,764,762   144,160,570   137,417,559
    Allowance for credit losses   (1,721,417)   (1,792,715)   (1,545,649)
                                ------------  ------------  ------------
      Net loans                 $140,043,345  $142,367,855  $135,871,910
                                ============  ============  ============

  The Bank grants commercial, consumer and residential loans primarily throughout Madison County. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the employment and economic conditions within the County. At June 30, 1998, December 31, 1997 and 1996 loans to officers and trustees were not significant.

  An analysis of the change in the allowance for credit losses is as follows:

                         SIX MONTHS ENDED
                             JUNE 30,                    DECEMBER 31,
                          1998        1997        1997        1996        1995
    Balance, beginning
     of period         $1,792,715  $1,545,649  $1,545,649  $1,781,292  $2,117,012
    Loans charged off    (117,063)    (82,185)   (299,356)   (176,487)   (558,376)
    Recoveries
     credited              45,765      25,497      69,536      44,059     142,856
    Provision for
     credit losses                    (23,114)    476,886    (103,215)     79,800
                       ----------  ----------  ----------  ----------  ----------
      Balance, end of
       period          $1,721,417  $1,465,847  $1,792,715  $1,545,649  $1,781,292
                       ==========  ==========  ==========  ==========  ==========

  As of June 30, 1998, December 31, 1997 and 1996, the Bank had no impaired loans for which specific valuation allowances were recorded.

  Loans having carrying values of $296,568, $313,576 and $662,593 were transferred to other real estate as of June 30, 1998 and December 31, 1997 and 1996, respectively.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

4. BANK PREMISES AND EQUIPMENT

  Bank premises and equipment consist of the following at June 30, 1998, December 31, 1997 and 1996:

                                JUNE 30,       DECEMBER 31,
                                  1998        1997        1996
     Land and buildings        $5,998,722  $5,282,831  $3,464,008
     Equipment and fixtures     2,751,397   2,364,479   2,082,418
     Construction in progress     205,204
                               ----------  ----------  ----------
                                8,955,323   7,647,310   5,546,426
     Accumulated depreciation  (4,072,305) (3,835,777) (3,419,128)
                               ----------  ----------  ----------
       Net book value          $4,883,018  $3,811,533  $2,127,298
                               ==========  ==========  ==========

5. DUE TO DEPOSITORS

  Amounts due to depositors are as follows:

                                   JUNE 30,         DECEMBER 31,
                                     1998         1997         1996
     Demand                      $ 15,799,979 $ 13,947,070 $ 12,112,519
     Savings                       42,826,680   41,008,299   41,368,747
     Money market and Super NOW    18,928,914   16,277,310   20,080,106
     Time deposit                 110,479,906  110,812,249  110,861,623
                                 ------------ ------------ ------------
       Total due to depositors   $188,035,479 $182,044,928 $184,422,995
                                 ============ ============ ============

  At June 30, 1998 and December 31, 1997 and 1996, time deposits with balances in excess of $100,000 totalled $21,145,647, $21,012,173 and
  $18,393,966, respectively.

  The contractual maturity of time deposits are as follows:

                                JUNE 30, 1998      DECEMBER 31, 1997    DECEMBER 31, 1996
                             -------------------- -------------------- --------------------
           MATURITY             AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
     One year or less        $ 67,853,000   61.4  $ 68,959,000   62.2  $ 64,160,000   57.9
     Over one year to three
      years                    37,650,000   34.1    36,817,000   33.2    35,320,000   31.9
     Over three years           4,977,000    4.5     5,036,000    4.6    11,382,000   10.2
                             ------------  -----  ------------  -----  ------------  -----
                             $110,480,000  100.0  $110,812,000  100.0  $110,862,000  100.0
                             ============  =====  ============  =====  ============  =====

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

6. INCOME TAXES

  The components of deferred income taxes included in other assets in the statements of condition are approximately as follows:

                                   JUNE 30,            DECEMBER 31,
                                1998       1997       1997       1995
                               ASSET (LIABILITY)     ASSET (LIABILITY)

  Allowance for loan losses   $ 567,000  $ 461,000  $ 574,000  $ 495,000
  Depreciation                  256,000     272,00    226,000    188,000
  Investment securities        (387,000)  (169,000)  (314,000)  (116,000)
  Pension benefits             (202,000)  (209,000)  (205,000)  (220,000)
  Other                        (133,000)  (102,000)    (7,000)   (80,000)
                              ---------  ---------  ---------  ---------
    Total deferred income tax
     asset, net               $ 101,000  $ 253,000  $ 274,000  $ 267,000
                              =========  =========  =========  =========

  The provision (benefit) for income taxes consists of the following:

                 JUNE 30,                 DECEMBER 31,
              1998      1997       1997        1996       1995
  Current:
    Federal $ 351,202 $ 543,462  $ 869,413  $   668,237 $ 599,555
    State      90,681   155,007    216,080      171,217   124,219
  Deferred:
    Federal    88,298   (15,462)  (158,413)     145,763   129,545
    State      11,819   (24,007)   (46,080)      40,083    44,181
            --------- ---------  ---------  ----------- ---------
            $ 552,000 $ 659,000  $ 881,000  $ 1,025,300 $ 897,500
            ========= =========  =========  =========== =========

  A reconciliation of the federal statutory rate to the effective income tax rate is as follows;

                                    JUNE 30,     DECEMBER 31,
                                    1998  1997  1997  1996  1995
  Federal statutory income tax rate  34%   34%   34%  34%    34%
  State tax, net of federal benefit   5     5     6     5     4
  Tax exempt investment income        2    (1)   (3)   (2)   (3)
  Other                               3           3
                                    ---   ---   ---   ---   ---
    Effective tax rate               44%   38%   40%   37%   35%
                                    ===   ===   ===   ===   ===

7. RETIREMENT PLAN

  The Bank provides a noncontributory defined benefit plan covering substantially all employees. Under the plan, retirement benefits are primarily a function of the employee's years of service and level of compensation. The Bank's policy is to fund the plan in amounts sufficient to pay liabilities.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

7. RETIREMENT PLAN (CONTINUED)

  Plan assets consist primarily of temporary cash investments, and listed stocks and bonds. The following table represents a reconciliation of the funded status of the plan at October 1, 1997 (date of the most recent actuarial study) and October 1, 1996:

                                                         1997        1996
     Actuarial present value of benefit obligations:
       Vested                                         $2,406,000  $2,024,500
       Non-vested                                         16,200     142,500
                                                      ----------  ----------
         Accumulated benefit obligation               $2,422,200  $2,167,000
                                                      ==========  ==========
     Projected benefit obligation for service
      rendered to date                                $2,986,100  $2,758,400
     Plan assets at fair value                         3,943,500   3,336,400
                                                      ----------  ----------
       Plan assets in excess of projected benefit
        obligation                                       957,400     578,000
     Unrecognized net (gain) loss                       (384,500)     21,600
     Amounts contributed subsequent to October 1                      39,900
     Unrecognized prior service cost liability           (11,800)    (13,100)
     Unrecognized net asset at date of adoption
      being amortized over 15 years                      (48,400)    (76,600)
                                                      ----------  ----------
       Prepaid pension cost at December 31            $  512,700  $  549,800
                                                      ==========  ==========

  The net pension cost for the years ended December 31 includes the following components:

                                                1997      1996      1995
     Service cost benefits earned during the
      period                                  $127,200  $138,470  $110,228
     Interest cost on projected benefit
      obligation                               200,900   193,466   177,142
     Actual return on plan assets             (719,000) (403,078) (493,976)
     Net amortization and deferral             428,000   139,904   274,635
                                              --------  --------  --------
       Net periodic pension cost              $ 37,100  $ 68,762  $ 68,029
                                              ========  ========  ========

  The assumptions used in determining the actuarial present value of the projected benefit obligations are as follows:

                                                                   1997  1996
     Weighted average assumed discount rate                        7.25% 7.75%
     Weighted average expected long-term rate of return on assets  8.00% 8.00%
     Rate of increase in future compensation                       5.00% 5.50%

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

7. RETIREMENT PLAN (CONTINUED)

  In addition to the retirement plan, the Bank sponsors a 401(k) savings plan which enables employees who meet the plan's eligibility requirements to defer income on a before tax basis. Under the plan, employees may elect to contribute a portion of their compensation, with the Bank matching the contribution up to 3% of compensation. Contributions associated with the plan amounted to $31,422, $26,518, $56,167, $58,311 and $53,283 for the six
  months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively.

8. OTHER OPERATING EXPENSES

  Other expenses includes:

                                    JUNE 30,                DECEMBER 31
                                ----------------- --------------------------------
                                  1998     1997      1997       1996       1995
      FDIC and N.Y.S.
      assessment                $ 13,673 $ 13,950 $   28,010 $    6,171 $  215,855
      Advertising                 80,221   89,617    153,792    174,926    183,162
      Postage and telephone       83,431   62,347    123,132    120,334    113,996
      Printing and supplies       44,657   33,208     71,676     69,612     71,731
      Trustees compensation       62,700   39,600     90,700     88,350    115,000
      Professional fees          135,886   46,403    140,438    110,159    114,665
      Travel and meetings        104,415   51,020    119,219     85,395     76,113
      Insurance                   36,967   35,789     63,661     70,201     72,383
      Dues and
      subscriptions               30,226   28,110     57,495     47,742     45,526
      Service fees                41,170   32,000     76,480     82,286     83,307
      ORE expenses                18,847   95,805    374,426    385,058    163,437
      Contributions               33,504   64,463    439,629    101,429
      Sales tax                   23,736   14,857     33,320     30,762     28,093
      Other                       78,705   31,353    107,833    119,187    237,897
                                -------- -------- ---------- ---------- ----------
                                $788,138 $638,522 $1,879,811 $1,491,612 $1,521,165
                                ======== ======== ========== ========== ==========

9. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

9. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  CASH AND CASH EQUIVALENTS

  The carrying amounts reported in the statements of condition for cash and cash equivalents are a reasonable estimate of fair value.

  INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES)

  For investment securities, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  LOAN RECEIVABLES

  For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of accrued interest approximates its fair value.

  DEPOSIT LIABILITIES

  The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

  OFF-BALANCE SHEET INSTRUMENTS

  Off-balance sheet financial instruments consist of letters of credit and commitments to extend credit. The fair value of these financial instruments is not significant.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

 9. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

  The estimated fair values of the Bank's financial instruments are as follows (dollars in thousands):

                                 JUNE 30,                         DECEMBER 31,
                            -------------------- -----------------------------------------
                                   1998                 1997                 1996
                            CARRYING  ESTIMATED  CARRYING  ESTIMATED  CARRYING  ESTIMATED
                             AMOUNT   FAIR VALUE  AMOUNT   FAIR VALUE  AMOUNT   FAIR VALUE
    FINANCIAL ASSETS:
     Cash and cash
      equivalents           $ 13,548   $ 13,548  $  6,064   $  6,064  $ 11,801   $ 11,801
     Investment
      securities              39,571     39,571    55,197     55,197    57,518     57,518
     Mortgage-backed
      securities              16,615     16,615       109        109       133        133
     Loans receivable        141,764    140,672   144,161    144,005   137,418    134,068
     Allowance for credit
      losses                  (1,721)              (1,793)              (1,546)
                            --------   --------  --------   --------  --------   --------
       Net loans             140,043    140,672   142,368    144,005   135,872    134,068
     Accrued interest
      receivable               1,585      1,585     1,568      1,568     1,654      1,654
                            --------   --------  --------   --------  --------   --------
       Total financial
        assets              $211,362   $210,406  $205,306   $206,943  $206,978   $205,174
                            ========   ========  ========   ========  ========   ========
    FINANCIAL
     LIABILITIES:
     Due to depositors      $188,035   $189,965  $182,045   $184,149  $184,423   $188,460
                            --------   --------  --------   --------  --------   --------
       Total financial
        liabilities         $188,035   $189,965  $182,045   $184,149  $184,423   $188,460
                            ========   ========  ========   ========  ========   ========

10. COMMITMENTS

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement the Bank has in those particular classes of financial instruments.

  The Bank's exposure to credit loss in the event of nonperformance by the counter party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments. The contract amount of these financial instruments approximates their market value.

                                                               CONTRACT
                                                                AMOUNT
      Financial instruments whose contract amounts represent
       credit risk:
        At June 30, 1998                                      $8,951,870
        At December 31, 1997                                  $8,946,362

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

10. COMMITMENTS (CONTINUED)

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  The Bank evaluates each customer's creditworthiness on a case-by-case basis. For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate.

  The Bank has available a $6,122,000 line of credit with the Federal Home Loan Bank of which $0 is outstanding at June 30, 1998 and December 31, 1997.

  At December 31, 1995, the Bank had available an unused line of credit of $3,000,000 with Key Bank of New York which is subject to renewal annually.

11. REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory frameworks for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, December 31, 1997 and 1996, that the Bank meets all capital adequacy requirements to which it is subject.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

11. REGULATORY MATTERS (CONTINUED)

  As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

  The Bank's actual capital amounts and ratios are as follows:

                                                                    TO BE WELL
                                                                 CAPITALIZED UNDER
                                                  FOR CAPITAL    PROMPT CORRECTIVE
                                  ACTUAL       ADEQUACY PURPOSES ACTION PROVISIONS
                             ----------------- ----------------- -----------------
                               AMOUNT    RATIO   AMOUNT    RATIO   AMOUNT    RATIO
     As of June 30, 1998:
       Total Capital
        (to Risk Weighted
        Assets)              $29,019,180 23.1% $10,025,942   8%  $12,532,427  10%
       Tier I Capital
        (to Risk Weighted
        Assets)              $27,450,715 21.0% $ 5,012,971   4%  $ 7,519,456 7.6%
       Tier I Capital
        (to Average Assets)  $27,450,715 12.0% $ 5,012,971   4%  $ 6,266,213 7.5%
     As of December 31,
      1997:
       Total Capital
        (to Risk Weighted
        Assets)              $28,189,650 22.9% $ 9,843,159   8%  $12,303,949  10%
       Tier I Capital
        (to Risk Weighted
        Assets)              $26,648,512 21.7% $ 4,921,580   4%  $ 7,382,369   6%
       Tier I Capital
        (to Average Assets)  $26,648,512 12.8% $ 4,921,580   4%  $ 6,151,974   5%
     As of December 31,
      1996:
       Total Capital
        (to Risk Weighted
        Assets)              $26,907,072 21.8% $ 9,876,230   8%  $12,315,287  10%
       Tier I Capital
        (to Risk Weighted
        Assets)              $25,363,880 20.5% $ 4,938,115   4%  $ 7,407,172   6%
       Tier I Capital
        (to Average Assets)  $25,363,880 12.1% $ 4,938,115   4%  $ 6,172,643   5%

12. CONTINGENCY

  As of December 31, 1994, the Bank was a stockholder and customer of Nationar, a trust company jointly owned by 67 savings banks throughout New York State. Nationar performed the Bank's investment securities custody functions. On February 6, 1995 the New York State Banking Department assumed the operations of Nationar due to financial instability. All of the Banks investment securities held in custody by Nationar on February 6 were transferred to the Federal Home Loan Bank of New York for safekeeping.

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

12. CONTINGENCY (CONTINUED)

  As of February 6, the Bank had due from bank balances at Nationar with an aggregate carrying value of $687,338. In connection with Nationar's liquidation, management had filed claims with the State Banking Department to recover its funds. During 1996, the Bank received in full the $687,338 due from the bank balances outstanding at Nationar.

13. RECENT DEVELOPMENTS

  On June 4, 1998, the Board of Trustees of The Oneida Savings Bank adopted a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan") pursuant to which the Bank proposes to reorganize from a state-chartered mutual savings bank into the mutual holding company structure (the "Reorganization") under the laws of the State of New York and the regulations of the Banking Board and the FDIC, and other applicable Federal laws and regulations. As part of the Reorganization and the Plan, the Bank will convert to a New York-chartered stock savings bank (the "Stock Bank"), and will establish Oneida Financial, MHC (the "MHC") as a New York corporation and Oneida Financial Corp. (the "Holding Company") as a Delaware corporation. The Holding Company will be a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.0% of its Common Stock in the Stock Offering on a priority basis to qualifying depositors and Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering.

  The primary purpose of the Reorganization is to establish a holding company and stock savings bank charter which will enable the Bank to compete and expand more effectively in the financial services marketplace. The Reorganization will permit the Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings banks. Since the Holding Company will not be offering all of its common stock for sale to depositors and the public in the Stock Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization also will offer the Bank more capital raising opportunities to effect future transactions, including the acquisition of banks and other financial services companies, since a majority of the Holding Company's common stock will be available for sale in the future. It will also provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions. Lastly, the Reorganization will enable the Bank to better manage its capital by providing broader investment opportunities through the holding company structure and by enabling the Bank to distribute excess capital to stockholders of the Holding Company. Although the Reorganization and Stock Offering will create a stock savings bank and stock

THE ONEIDA SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
Six Months Ended June 30, 1998 and 1997 (Unaudited) and Years Ended December 31, 1997, 1996 and 1995

13. RECENT DEVELOPMENTS (CONTINUED)

  holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank's mutual form of ownership and its ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

  As part of the Reorganization, and consistent with the Bank's ongoing commitment to remain an independent community-oriented savings bank, the Bank may establish a charitable foundation. The charitable foundation would be intended to compliment the Bank's existing community reinvestment and charitable activities in a manner that would allow the local community to share in the growth and success of the Bank. The Holding Company may donate to the charitable foundation immediately following the Reorganization cash, securities or Common Stock in an amount equal to up to 5% of the Common Stock issued in the Stock Offering.

  The Reorganization is subject to the approval of the New York State Banking Department, the Federal Reserve Board and the FDIC.

                                    GLOSSARY

AMT                      Alternative minimum tax

AMTI                     Alternative minimum taxable income

ARM                      Adjustable rate mortgage loan

Associate                The term "Associate" of a person is defined to mean

                         (i) any corporation or organization (other than the Bank or its subsidiaries or the Company) of which such person is a director, officer, partner or 10% shareholder;

                         (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Company or the Bank in which such a person has a substantial beneficial interest or as a trustee or in a similar fiduciary capacity, and

                         (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or its subsidiaries or the Company

ATM                      Automated Teller Machine

Bank                     The Oneida Savings Bank

BHCA                     Bank Holding Company Act of 1956, as amended

BIF                      Bank Insurance Fund administered by the FDIC

Charitable Foundation    The Oneida Savings Bank Charitable Foundation to be
                         established by The Oneida Savings Bank and Oneida
                         Financial Corp. to which the Bank and the Company will contribute cash and shares of Common Stock

CMO                      Collateralized mortgage obligations

Code                     The Internal Revenue Code of 1986, as amended

Community Offering       Offering for sale to members of the general public of
                         any shares of Common Stock not subscribed for in the Subscription Offering, with preference given first to natural persons residing in Madison county, New York in the cities and towns of Annsville, Camden, Florence, Sherrill, Vernon, Verona and Vienna in Oneida county,
                         New York and secondly to natural persons residing in the towns of Fabius, Manilus, and Pompey in Onondaga county, New York

Common Stock             Common Stock, par value of $.10 per share, offered by
                         the Company in connection with the Reorganization

Company Oneida Financial Corp. the parent holding company for The Oneida Savings Bank and issuer of the shares of Common Stock in the Offering

Department               The New York State Banking Department

DGCL                          Delaware General Corporation Law

Eligible Account Holders      Holders of deposit accounts with The Oneida
                              Savings Bank with account balances of at least
                              $100 as of the close of business on December 31,
                              1996

EPS                           Earnings per share

ERISA Employee Retirement Income Security Act of 1974, as amended

ESOP                          The Employee Stock Ownership Plan and Trust

Estimated Valuation Range     Estimated pro forma market value of the Common
                              Stock ranging from $28,437,600 to $38,474,400. The
                              Estimated Valuation Range may be increased to $44,245,560 without a resolicitation of subscribers

Exchange Act                  Securities Exchange Act of 1934, as amended

Expiration Date               __:__ _______, New York Time, on _______, 1998

FASB                          Financial Accounting Standards Board

Federal Reserve Board         Board of Governors of the Federal Reserve System

FDIC                          Federal Deposit Insurance Corporation

FDICIA                        Federal Deposit Insurance Corporation Improvement
                              Act of 1991, as amended

FHA                           Federal Housing Administration

FHLB                          Federal Home Loan Bank

FinPro FinPro, Inc., an independent valuation appraisal firm

FNMA                          Federal National Mortgage Association

Funds Act                     Depositor Insurance Funds Act of 1996

GNMA                          Government National Mortgage Association

Guidelines                    Interagency Guidelines Prescribing Standards of
                              Safety and Soundness

Independent Valuation         The appraisal of the pro forma market value of the
                              Company's Common Stock as determined by FinPro,
                              Inc. as of September 9, 1998, and updated on October 7, 1998

IRA                           Individual retirement account or arrangement

IRS                           Internal Revenue Service

Minority Stockholders         Stockholders of the Company other than the Mutual
                              Holding Company

MMDA                          Money Market Demand Account

Mutual Holding Company       Oneida Financial, MHC, a New York chartered mutual
                             corporation, which will own, and which by law must own, a majority of the shares of Common Stock of the Company

NASD                         National Association of Securities Dealers, Inc.

Nasdaq System                National Association of Securities Dealers
                             Automated Quotation System

NOW account                  Negotiable Order of Withdrawal Account

NPV                          Net portfolio value

Offering The offer and sale of Common Stock to depositors and the public pursuant to the Prospectus

Offering Range               The offer and sale by the Company of between
                             1,266,588 and 1,713,620 shares (subject to
                             adjustment to 1,970,663 shares) of Common Stock pursuant to the Prospectus

Plan of Reorganization       The Oneida Savings Bank Plan of Reorganization from
                             a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan

Reorganization               The reorganization of the Bank from the mutual to
                             the stock form of organization, the organization of the Company, the issuance of all of the Bank's common stock to the Company, the issuance of a majority of Company Common Stock to the Mutual
                             Company, and the offer and sale of the Minority
                             Shares to depositors and the public pursuant to the Prospectus

REO                          Real estate owned

SEC                          Securities and Exchange Commission

Special Meeting              Special Meeting of depositors of the Bank called
                             for the purpose of approving the Plan of Reorganization

Stock Order Form             Form for ordering stock accompanied by a
                             certification concerning certain matters

Subscription Offering        Offering of non-transferable rights to subscribe
                             for the common stock, in order of priority, to eligible account holders, the ESOP, and supplemental eligible account holders

Subscription Price           The $10.00 purchase price per share for the Common
                             Stock in the Offering

Supplemental Eligible        Depositors of the Bank, who are not eligible
 Account Holders             account holders, with account balances of at least
                             $100 on September 30, 1998

Superintendent               The Superintendent of Banks of the State of New
                             York

Voting Record Date           The close of business on ___________, 1998, the
                             date for determining depositors entitled to vote at the Special Meeting

================================================================================


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE BANK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             ONEIDA FINANCIAL CORP.

                         (Proposed Holding Company for
                            The Oneida Savings Bank)


                             UP TO 1,970,663 SHARES


                                  Common Stock
                           ($.10 par value per share)

                           -------------------------

                                   PROSPECTUS

                           -------------------------

                            TRIDENT SECURITIES, INC.

                                __________, 1998

                 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED

Until_________ 1998 or 25 days after the commencement of the Offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                                                                       Amount
                                                                       ------

     *   Legal Fees and Expenses...............................       $115,000
     *   Printing, Postage and Mailing.........................         22,000
         Financial Printer.....................................        125,000
     *   Appraisal and Business Plan Fees and Expenses.........         25,000
     *   Accounting Fees and Expenses..........................         75,000
     **  Marketing Fees and Expenses...........................        235,000
     *   Filing Fees (SEC and New York State
         Department of Banking)................................         23,000
     *   Miscellaneous Expenses (NASDAQ, other)................         75,000
                                                                      --------
     **  Total.................................................       $695,000
                                                                      ========

*    Estimated

** The Bank and the Company have retained Trident Securities, Inc. to assist in the sale of common stock on a best efforts basis in the Subscription and Community Offerings. For purposes of computing estimated expenses, it has been assumed that Trident Securities, Inc. will receive fees of approximately $200,000, exclusive of attorneys' fees and expenses of $35,000.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article NINTH of the Certificate of Incorporation of Oneida Financial Corp. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

     NINTH:
     -----

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, if required under the Delaware General Corporation Law, that an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise, shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          Not Applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

          The exhibits and financial statement schedules filed as part of this registration statement are as follows:

          (a)  LIST OF EXHIBITS

1.1 Form of Agency Agreement among Oneida Financial Corp., The Oneida Savings Bank and Trident Securities, Inc.*

1.2 Engagement letter between The Oneida Savings Bank and Trident Securities, Inc.*

2    Plan of Reorganization*

3.1 Certificate of Incorporation of Oneida Financial Corp. (Incorporated herein by reference to Exhibit B of the Plan of Reorganization)*

3.2 Bylaws of Oneida Financial Corp. (Incorporated herein by reference to Exhibit B of the Plan of Reorganization)*

4    Form of Stock Certificate of Oneida Financial Corp.*

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1  Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

8.2  Letter from FinPro, Inc. with respect to Subscription Rights*

10.1 Employee Stock Ownership Plan*

21   Subsidiaries of the Registrant*

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)*

23.2 Consent of PricewaterhouseCoopers, LLP

23.3 Consent of FinPro, Inc.*

23.4 Consent of Compensation Expert*

24   Power of Attorney (set forth on Signature Page)*

27   Financial Data Schedule (In Electronic Filing Only)*

99.1 Appraisal Report of FinPro, Inc.(filed under separate cover)**

99.2 Marketing Materials*

99.3 Stock Order and Acknowledgment Forms

99.4 401(k) Prospectus Supplement*

99.5 Opinion of Compensation Expert*


_______________________________

*    Previously Filed
**   Filed pursuant to Rule 202 of Regulation S-T



          (b)  FINANCIAL STATEMENT SCHEDULES

          No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oneida, State of New York on November 6, 1998.

                                   ONEIDA FINANCIAL CORP.


                                   By:   /s/ Michael R. Kallet
                                         ---------------------
                                         Michael R. Kallet
                                         President and Chief Executive Officer
                                         (Duly Authorized Representative)

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Oneida Financial Corp. (the "Company") hereby severally constitute and appoint Michael R. Kallet as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Michael R. Kallet may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Michael R. Kallet shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

     Signatures                         Title                       Date
     ----------                         ------                      ----
/s/ Michael R. Kallet         President, Chief Executive        November 6, 1998
--------------------------
Michael R. Kallet             Officer and Director (Principal
                              Executive Officer)


/s/ Eric E. Stickels          Senior Vice President and Chief   November 6, 1998
--------------------------
Eric E. Stickels              Financial Officer (Principal
                              Accounting and Financial
                              Officer)


/s/ Nicholas J. Christakos    Chairman of the Board             November 6, 1998
--------------------------
Nicholas J. Christakos


/s/ Patricia D. Caprio        Director                          November 6, 1998
--------------------------
Patricia D. Caprio


/s/ Edward J. Clarke          Director                          November 6, 1998
--------------------------
Edward J. Clarke


/s/ James J. Devine           Director                          November 6, 1998
--------------------------
James J. Devine

/s/ John E. Haskell           Director                          November 6, 1998
--------------------------
John E. Haskell


/s/ Rodney D. Kent            Director                          November 6, 1998
--------------------------
Rodney D. Kent


/s/ William D. Matthews       Director                          November 6, 1998
--------------------------
William D. Matthews


/s/ Michael W. Milmoe         Director                          November 6, 1998
--------------------------
Michael W. Milmoe


/s/ Richard B. Myers          Director                          November 6, 1998
--------------------------
Richard B. Myers


/s/ Frank O. White, Jr.       Director                          November 6, 1998
--------------------------
Frank O. White, Jr.

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  NOVEMBER 10, 1998
                                                      REGISTRATION NO. 333-63603

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                           _________________________


                                EXHIBITS TO THE
                         PRE-EFFECTIVE AMENDMENT NO. 2
                                    TO THE
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                            _______________________



                            ONEIDA FINANCIAL CORP.


================================================================================

                                 EXHIBIT INDEX

1.1 Form of Agency Agreement among Oneida Financial Corp., The Oneida Savings Bank and Trident Securities, Inc.*

1.2 Engagement letter between The Oneida Savings Bank and Trident Securities, Inc.*

2    Plan of Reorganization*

3.1 Certificate of Incorporation of Oneida Financial Corp. (Incorporated herein by reference to Exhibit B of the Plan of Reorganization)*

3.2 Bylaws of Oneida Financial Corp. (Incorporated herein by reference to Exhibit B of the Plan of Reorganization)*

4    Form of Stock Certificate of Oneida Financial Corp.*

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1  Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

8.2  Letter from FinPro, Inc. with respect to Subscription Rights*

10.1 Employee Stock Ownership Plan*

21   Subsidiaries of the Registrant*

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)*

23.2 Consent of PricewaterhouseCoopers, LLP

23.3 Consent of FinPro, Inc.*

23.4 Consent of Compensation Expert*

24   Power of Attorney (set forth on Signature Page)*

27   Financial Data Schedule (In Electronic Filing Only)*

99.1 Appraisal Report of FinPro, Inc.(filed under separate cover)**

99.2 Marketing Materials*

99.3 Stock Order and Acknowledgment Forms

99.4 401(k) Prospectus Supplement*

99.5 Opinion of Compensation Expert*

---------------
*    Previously Filed.
**   Filed pursuant to Rule 202 of Regulation S-T